                                                                   Exhibit 10(j)


No securities commission or similar authority in Canada has in any way passed upon the merits of the securities offered hereunder and any representation to the contrary is an offence.

                     IDS INTELLIGENT DETECTION SYSTEMS INC.
            offer to purchase all of the outstanding Common Shares of
                                SCINTREX LIMITED
                  on the basis of, at the option of the holder,
      (i) 2.323 Common Shares of IDS Intelligent Detection Systems Inc. or
      (ii) $9.00 cash and 1.1615 Common Shares of IDS Intelligent Detection Systems Inc., for each Common Share of Scintrex Limited

   This offer (the "Offer") by IDS Intelligent Detection Systems Inc. ("IDS" or the "Offeror") to purchase all of the outstanding common shares (the "Shares") together with the associated rights (the "SRP Rights") issued under the Shareholders Rights Plan described under "Shareholders Rights Plan" in Section 14 of the accompanying Circular of Scintrex Limited ("Scintrex") will be open for acceptance until 12:01 a.m. (Vancouver time) on May 7, 1998, unless withdrawn or extended. The maximum aggregate cash consideration payable under the Offer is $18 million.

   The Offer is conditional upon certain conditions which are described under "Conditions of the Offer" in Section 4 of the Offer, including, without limitation, (i) there being validly deposited under the Offer and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least 662/3% of the Shares outstanding (on a fully-diluted basis), as of the expiration of the Offer; and (ii) the termination of all SRP Rights or the waiver of the application of the Shareholders Rights Plan to this Offer.

   The closing price of the Shares of Scintrex on April 2, 1998, the trading day immediately prior to the announcement of the Offer, was $12.30 on The Toronto Stock Exchange (the "TSE"). The closing price of the Shares on April 14, 1998, the last trading day prior to the date of this Offer, was $15.95 on the TSE.

   The closing price of the common shares of IDS (the "IDS Shares") on April 2, 1998, the last trading day prior to the announcement of the Offer, was $8.00 on the TSE. The closing price of the IDS Shares on April 14, 1998, the last trading day prior to the date of this Offer, was $7.50 on the TSE.

   Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on blue paper) or a manually executed facsimile and deposit it, together with certificates representing their Shares, in accordance with the instructions in the Letter of Transmittal. Alternatively, shareholders may follow the procedure for guaranteed delivery described under "Manner of Acceptance-Procedure for Guaranteed Delivery" in
Section 3 of the Offer. Certain Shareholders may be able to obtain a full or partial rollover under the Income Tax Act (Canada) in respect of a sale under the Offer. See "Canadian Federal Income Tax Considerations" in Section 17 of the Circular. Shareholders whose Shares are registered in the name of an investment dealer, stockbroker, bank, trust company or other nominee should contact that nominee for assistance if they wish to accept the Offer. See "The Offer" in
Section 1 of the Offer.

   On the date hereof, the Offeror has entered into a lock-up agreement with certain Shareholders with respect to approximately 19.9% of the outstanding Shares, pursuant to which they have agreed, subject to the terms thereof, to accept the Offer and tender or cause to be tendered such Shares under the Offer. See "Arrangements with Certain Shareholders" in section 4 of the Circular.

   Questions and requests for assistance may be directed to Yorkton Securities Inc. (the "Dealer Manager") or CIBC Mellon Trust Company (the "Depositary"). Additional copies of this Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary at its offices shown on the last page of this Offer and Circular.

   The IDS Common Shares offered hereby have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S under such Act) unless registered under such Act or unless an exemption from the registration requirements of such Act is available.

   This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of holders of Shares in the United States and the United Kingdom or in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Shares in any such jurisdiction.

                             ----------------------
           The Dealer Manager for the Offer is Yorkton Securities Inc.

   This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

April 15, 1998

                                TABLE OF CONTENTS

                                                                                                     Page
                                                                                                     ----


SUMMARY............................................................................................     3
DEFINITIONS........................................................................................     9
OFFER..............................................................................................    11

 1.  The Offer.....................................................................................    11
 2.  Time for Acceptance...........................................................................    11
 3.  Manner of Acceptance..........................................................................    12
 4.  Conditions of the Offer.......................................................................    14
 5.  Extension, Variation or Change in the Offer...................................................    16
 6.  Payment for Deposited Shares..................................................................    16
 7.  Right to Withdraw Deposited Shares............................................................    17
 8.  Mail Service Interruption.....................................................................    18
 9.  Reorganization, Dividends and Distributions...................................................    19
10.  Notice and Delivery...........................................................................    19
11.  Market Purchases..............................................................................    20
12.  Other Terms of the Offer......................................................................    20
CIRCULAR...........................................................................................    21
 1.   The Offeror..................................................................................    21
 2.   Scintrex Limited.............................................................................    21
 3.   Background to the Offer......................................................................    21
 4.   Arrangements with Certain Shareholders.......................................................    22
 5.   Purpose of the Offer.........................................................................    22
 6.   Plans for Scintrex Limited...................................................................    22
 7.   Source of Funds..............................................................................    23
 8.   Ownership of and Trading in Securities of Scintrex Limited...................................    24
 9.   Commitments to Acquire Securities of Scintrex Limited........................................    24
10.   Arrangements, Agreements or Understandings...................................................    24
11.   Material Changes and Other Information Concerning Scintrex Limited...........................    24
12.   Price Range and Trading Summary of the Shares................................................    24
13.   Effect of the Offer on Securities of Scintrex Limited........................................    25
14.   Shareholders Rights Plan.....................................................................    25
15.   Acquisition of Shares Not Deposited Under the Offer..........................................    26
16.   Treatment of Options.........................................................................    28
17.   Canadian Federal Income Tax Considerations...................................................    28
18.   Other Matters Relating to the Offer..........................................................    35
19.   Offerees' Statutory Rights...................................................................    36

Consent of Counsel.................................................................................    37
Consent of KPMG....................................................................................    38
Approval and Certificate of the Offeror............................................................    39
Schedule A - December 31, 1997 Audited Financial Statements of the Offeror                             40
Schedule B - Pro Forma Unaudited Consolidated Financial Statements of the Offeror                      53
Schedule C - Additional Information Concerning the Offeror                                             57

                                     SUMMARY

The following is a summary only and is qualified by the detailed provisions contained elsewhere in the Offer and Circular. Capitalized terms used herein, where not otherwise defined, are defined in the Offer. The information concerning Scintrex contained herein and in the Offer and Circular has been taken from or is based upon publicly available documents or records on file with Canadian securities regulatory authorities and other public sources at the time of the Offer, unless otherwise indicated. All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars. Shareholders are urged to read the Offer and the Circular in their entirety.

The Offer                     The Offeror is offering, upon the terms and
                              subject to the conditions of the Offer, to purchase all of the issued and outstanding Shares, including Shares which may become outstanding on the exercise of stock options, warrants, or other rights to purchase Scintrex's Shares (other than SRP Rights), on the basis of, at the option of each holder of Scintrex Shares, 2.323 common shares of the Offeror (the "IDS Shares") for each Share (the "All Share Option") or 1.1615 IDS
                              Shares and $9.00 cash for each Share (the
                              "Cash-Share Option"), subject to a maximum aggregate cash payment of $18 million.

                              The obligation of the Offeror to take up and pay for Shares pursuant to the Offer is subject to certain conditions. See "Conditions of the Offer" in Section 4 of the Offer.

The Offeror                   The Offeror conducts its business through two
                              operating divisions, the chemical detection division and the IEC division.

                              Through its chemical detection division, the Offeror develops, manufactures and markets a wide range of high-speed chemical detection, measurement and analysis products which are based on patented technology. Such products, which include airport scanners, hand-held drug detectors and mail scanners are currently targeted at two principal markets, explosives detection and the drug interdiction equipment markets. The Offeror's core technology is also adaptable to many chemical detection applications beyond explosives detection and drug interdiction including clinical diagnostic systems and industrial process quality control systems.

                              Through its IEC division, the Offeror provides information technology services including systems integration, engineering and consulting, primarily to the Canadian Federal Government. The division also acts as a value-added reseller of hardware products manufactured by several manufacturers.

                              The Offeror's head office and principal place of business is located at 66 Slater Street, 6th Floor, Ottawa, Ontario K1P 5H1. The Offeror's common shares are traded on the TSE under the symbol "ISD".

                              As of the date hereof, the Offeror owns 2,400 Shares.

Scintrex Scintrex is engaged in the research, design and manufacture of earth science geophysical and geochemical exploration instrumentation, analytical instruments, including portable detectors of explosives and narcotics, nuclear reactor monitoring devices, environment and defence-related equipment and other scientific products. From bases in Canada and Australia, Scintrex also provides ground and airborne exploration and consulting services for the mining industry. Scintrex conducts its business through four divisions - the Earth Science Instrumentation division, the Airborne Systems and Surveys division, the Analytical and Security division and the Nucleonics division.

                              Scintrex's head office and principal place of
                              business is located at 222 Snidercroft Road,
                              Concord, Ontario L4K 1B5. The Shares are traded on
                              the TSE under the symbol "SCT".
Arrangements with
Certain Shareholders          On April 14, 1998, the Offeror entered into a
                              lock-up agreement (the "Lock-Up Agreement") with three institutional Shareholders pursuant to which such Shareholders agreed to accept the Offer and tender (or cause to be tendered) an aggregate of 537,200 Shares owned by them, representing approximately 19.9% of the issued and outstanding
                              Shares of Scintrex, to the Offer on the terms and conditions set out therein. See "Arrangements with Certain Shareholders" in Section 4 of the
                              Circular.

Purpose Of The Offer          The purpose of the Offer is to enable the Offeror
                              to acquire all of the outstanding Shares. The
                              Offeror believes that the acquisition will lead to significant strategic and financial benefits to shareholders of both the Offeror and Scintrex. See
                              "Purpose of the Offer" in Section 5 of the Circular.

Time For Acceptance           The Offer is open for acceptance until 12:01 a.m.
                              (Vancouver time) on May 7, 1998 or such later time and date or times and dates to which the Offer may be extended, unless withdrawn by the Offeror. See
                              "Time for Acceptance" in Section 2 of the Offer.

Manner Of Acceptance          Shareholders wishing to accept the Offer must
                              deposit before the Expiry Time certificate(s) representing their Shares together with a Letter of Transmittal (or a facsimile), properly completed and signed, at any one of the offices of the Depositary specified in the Letter of Transmittal. Instructions are contained in the Letter of Transmittal. If a Shareholder wishes to deposit Shares pursuant to the Offer and the certificate(s) representing the Shares are not immediately available, or if that Shareholder cannot deliver the certificate(s) and all other required documents to the Depositary at or prior to the Expiry Time, those Shares may nevertheless be deposited in compliance with the procedure for guaranteed delivery. See "Manner of Acceptance -
                              Procedure for Guaranteed Delivery" in Section 3 of the Offer. Shareholders whose Shares are registered in the name of an investment dealer, stockbroker, bank, trust company or other nominee should contact that nominee for assistance if they wish to accept the Offer. No fee or commission will be payable by holders of Shares who deliver
                              Shares directly to the Depositary or utilize the facilities of the Soliciting Dealer Group to accept the Offer.

Withdrawal of the
Deposited Shares              Any Shares deposited in acceptance of the Offer
                              may be withdrawn by or on behalf of the depositing
                              Shareholder at any time before 12:01 a.m.
                              (Vancouver time) on May 7, 1998, and, unless already taken up and paid for by the Offeror, at any time after May 31, 1998. Additional withdrawal rights may be available under other circumstances as required by applicable law. See "Right to Withdraw Deposited Shares" in Section 7 of the
                              Offer. Except as so indicated or as otherwise required by applicable law, tenders of Shares are irrevocable.

Payment Upon the terms and subject to the conditions of the Offer, the Offeror will take up Shares duly and validly deposited under the Offer in accordance with its terms on or as soon after May 7, 1998 as the Offeror is permitted by law to take up such securities and the conditions of the Offer (as the same may be amended or waived) have been satisfied or waived. The Offeror will pay for Shares taken up under the Offer in accordance with its terms on or prior to the date on which the Offeror is required by law to make such payment. See "Payment for Deposited Shares" in Section 6 of the Offer.

Stock Exchange Listing
and Market Prices of
Shares and IDS Shares         The Shares are listed for trading on the TSE. The
                              closing price of the Shares on April 2, 1998, the trading day immediately prior to the announcement of the Offer, was $12.30 on the TSE.

                              The IDS Shares are listed for trading on the TSE. The closing price of the IDS Shares on April 2, 1998, the last trading day prior to the announcement of the Offer, was $8.00 on the TSE. The closing price of the IDS Shares on April 14, 1998, the last trading day prior to the date of this Offer, was $7.50 on the TSE.

Conditions                    of the Offer The Offeror will have the right to
                              withdraw the Offer, and will not be required to take up or pay for any Shares deposited under the Offer, if any of the conditions described under "Conditions of the Offer" in Section 4 of the Offer have not been satisfied or waived at or before the Expiry Time. The Offer is conditional upon the following conditions, among others:

                                  (a) there shall have been validly deposited
                              under the Offer and not withdrawn as at the Expiry Time such number of Shares which represents not less than 662/3% of the Shares outstanding (on a fully-diluted basis);

                                  (b) the Offeror shall have determined in its
                              sole judgment, that on terms satisfactory to the Offeror, (i) the board of directors of the Company shall have redeemed all outstanding rights ("SRP Rights") or waived the application of the Shareholders Rights Plan to the purchase of Shares by the Offeror under the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction; (ii) a cease trading order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of the SRP Rights, or the issue of Shares or other security or property upon the exercise of the SRP Rights, in relation to the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction, which cease trading order or injunction shall be in full force and effect;
                              (iii) a court of competent jurisdiction shall have made a final and binding order to the effect that the SRP Rights are illegal, of no force or effect or may not be exercised in relation to the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction; or (iv) the SRP Rights and the Shareholders Rights Plan shall otherwise have become or been held unexercisable or unenforceable in relation to the Shares with respect to the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction;

                                  (c) if Scintrex allows access to confidential
                              information to any third party in connection with a potential acquisition of Scintrex or a reorganization or sale of assets involving Scintrex, Scintrex shall also have allowed access on similar terms to the Offeror; and

                                  (d) all necessary regulatory approvals shall
                              have been obtained.

Subsequent
Transactions                  If the Offer is accepted by the holders of not
                              less than 90% of the Shares of any class, the Offeror currently intends, to the extent possible, to acquire the remaining Shares of any class pursuant to the compulsory acquisition provisions of the OBCA. If the Offeror takes up and pays for Shares validly deposited under the Offer and acquires less than such percentage thereof or the compulsory acquisition provisions of the OBCA are otherwise unavailable, the Offeror currently intends to consider other means of acquiring, directly or indirectly, all of the Shares available in accordance with applicable law, including a Subsequent Acquisition Transaction.
                              See "Acquisition of Shares not Deposited under the Offer" in Section 15 of the Circular.

Canadian Federal Income
Tax Considerations            A Shareholder who is resident in Canada, who holds
                              Shares as capital property and who sells such shares to the Offeror under the Offer and elects the All Share Option (subject to the Shareholder choosing to treat the exchange of his Shares as a taxable transaction or entering into a joint tax election with the Offeror to obtain a full or partial rollover when available as discussed below, which may give rise to a capital gain or a capital loss) will be deemed to have disposed of his Shares for proceeds of disposition equal to his adjusted cost base in respect of such shares and to have acquired the IDS Shares received therefor at a like amount.

                              A Shareholder who is resident in Canada, who holds Shares as capital property and who sells such shares to the Offeror under the Offer and elects the Cash-Share Option (subject to the Shareholder entering into a joint tax election with the Offeror to obtain a full or partial rollover when available as discussed below, which may give rise to a capital gain or a capital loss) will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Shares to the Shareholder.

                              Generally speaking, Shareholders who are non-residents of Canada will not be subject to tax in respect of any capital gain realized on the sale of such shares to the Offeror under the Offer unless those shares constitute "taxable Canadian property" to them within the meaning of the Tax Act (as defined in the Circular) and that gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax convention.

                              An Eligible Holder may, depending upon the circumstances, obtain a full or partial rollover in respect of a sale under the Offer, by entering into a joint tax election with the Offeror and filing with Revenue Canada such joint election under subsection 85(1) of the Tax Act (or in the case of a holder who is a partnership, under subsection 85(2) of the Tax Act) (and the corresponding provision of any applicable provincial tax legislation with the appropriate provincial tax authority) in respect of the Shares and specifying a transfer price in accordance with certain limitations provided for in the Tax Act. Those Shareholders who qualify to make the joint tax election with the Offeror and who wish to take advantage of such rollover treatment must submit to the Depositary duly completed tax election packages within the prescribed time periods.

                              See "Canadian Federal Income Tax Considerations" in Section 17 of the Circular for a more detailed summary of the tax considerations with respect to acceptance of the Offer.

                              The foregoing is a brief summary of Canadian federal income tax consequences only. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Shares pursuant to the Offer or a Compulsory Acquisition or a disposition of Shares pursuant to any Subsequent Acquisition Transactions.


Depositary                    CIBC Mellon Trust Company (the "Depositary") is
                              acting as depositary under the Offer. The
                              Depositary will receive deposits of certificates representing the Shares and accompanying Letters of Transmittal at their offices specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at the office specified in the Notice of Guaranteed
                              Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Shares purchased by the Offeror under the Offer.

Financial Advisor,
Dealer Manager and
Soliciting                    Dealer Group Yorkton Securities Inc. has been
                              retained to act as financial advisor to IDS. In addition, Yorkton Securities Inc. has been retained as the dealer manager for the Offer and to form the Soliciting Dealer Group comprising members of the Investment Dealers Association of Canada and members of the TSE. IDS will pay soliciting dealers certain fees, as described under "Other Matters Relating to the Offer -
                              Financial Advisor, Dealer Manager and Soliciting
                              Dealer Group" in Section 18 of the Circular.

                         Selected Pro Forma Information

   The following is a summary of pro forma financial statements that have been prepared for purposes of the Offer. See "Pro Forma Unaudited Consolidated Financial Statements" in Schedule B to the Circular. The pro forma consolidated balance sheet has been prepared using the unaudited financial statements of Scintrex as at September 30, 1997 as the balance sheet for Scintrex as at December 31, 1997 has not yet been publicly released. The pro forma consolidated statement of earnings has been prepared using the unaudited consolidated statement of earnings of Scintrex for the year ended December 31, 1997. The transaction is being accounted for using the purchase method of accounting.


               SELECTED PRO FORMA CONSOLIDATED BALANCE SHEET ITEMS
                             As at December 31, 1997
                      (in thousands, except share amounts)
                                    Unaudited


                                                                   Historical     Historical   Pro Forma     Pro Forma
                                                                      IDS         Scintrex    Adjustments  Consolidated
                                                                      ---         --------    -----------  ------------

Long-term debt.................................................  $    88           $    --      $    --      $     88
Shareholders' equity...........................................  $17,819           $24,345      $11,655      $ 53,819
Class B Non-Voting Shares Outstanding .........................  572,850 shares         --           --       572,850

           SELECTED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS ITEMS
               For the year ended December 31, 1997 (in thousands,
                          except per share information)


                                                                   Historical     Historical   Pro Forma     Pro Forma
                                                                      IDS         Scintrex    Adjustments  Consolidated
                                                                      ---         --------    -----------  ------------

Earnings (loss) from operations................................  $  (189)          $   509      $(2,077)     $ (1,757)
Interest and other income......................................       31               359           --           390
Net earnings (loss)............................................      (84)              433       (2,077)       (1,728)
Loss per share.................................................                                              $  (0.12)

                                   DEFINITIONS

In the accompanying Summary, Offer and Circular, unless the context otherwise requires, the following terms have the meanings indicated:

   "Associate" has the meaning ascribed thereto in the Securities Act (Ontario);

   "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in Toronto, Ontario are authorized or obligated to close;

   "Circular" means the take-over bid circular accompanying the Offer and forming part thereof;

   "Compulsory Acquisition" has the meaning ascribed thereto under "Acquisition of Shares not Deposited under the Offer" in Section 15 of the Circular;

   "CVMQ" means the Commission des valeurs mobilieres du Quebec;

   "Dealer Manager" means Yorkton Securities Inc.;

   "Depositary" means CIBC Mellon Trust Company at its offices specified in the Letter of Transmittal;

   "Elected Transfer Price" has the meaning ascribed thereto in Section 17 of the Circular, "Canadian Federal Income Tax Considerations";

   "Eligible Holders" has the meaning ascribed thereto in Section 17 of the Circular, "Canadian Federal Income Tax Considerations";

   "Eligible Institution" means a Canadian chartered bank, a trust company in Canada, a member firm of a Medallion Program (STAMP, SEMP or MSP) such as a commercial bank or trust company having an office, branch or agency in the United States or a member firm of the TSE, Montreal Exchange or Vancouver Stock Exchange, a national securities exchange in the United States or the National Association of Securities Dealers, Inc.;

   "Expiry Time" means 12:01 a.m. (Vancouver time) on May 7, 1998, or such later time and date or times and dates as may be fixed by the Offeror from time to time as provided under "Extension, Variation or Change in the Offer" in Section 5 of the Offer;

   "fully-diluted basis" means, with respect to the number of outstanding Shares at any time, the number of Shares that would be outstanding assuming the conversion of all preference shares of Scintrex into Shares and all options and other rights, including without limitation the Options, to acquire Shares (other than the SRP Rights) outstanding at that time had been exercised;

   "IDS" means IDS Intelligent Detection Systems Inc., a corporation amalgamated under the laws of Ontario;

   "IDS Shares" means the Common Shares of IDS being offered as consideration under this Offer;

   "Letter of Transmittal" means the Letter of Transmittal for Shares (printed on blue paper) in the form accompanying the Offer and Circular, or a facsimile thereof;

   "Notice of Guaranteed Delivery" means the Notice of Guaranteed Delivery for Deposit of Shares (printed on green paper) in the form accompanying the Offer and Circular, or a facsimile thereof;

   "OBCA" means the Business Corporations Act (Ontario), R.S.O. 1990, c. B.16, as amended;

   "Offer" means the offer to purchase made hereby to Shareholders;

   "Offer Period" means the period commencing on the date hereof and ending at the Expiry Time;

   "Offeror" means IDS;

   "Options" means the share purchase options of Scintrex which are exercisable for Shares;

   "OSC" means the Ontario Securities Commission;

   "Policy 9.1" means Policy Statement 9.1 of the OSC;

   "Policy Q-27" means Policy Statement No. Q-27 of the CVMQ;

   "Shareholders Rights Plan" means the Shareholders Rights Plan Agreement dated as of May 15, 1997 between Scintrex and CIBC Mellon Trust Company (formerly the R-M Trust Company), as Rights Agent;

   "Shareholders" means the holders of the Shares;

   "Shares" means all of the outstanding common shares of Scintrex;

   "Soliciting Dealer Group" has the meaning ascribed thereto under "Other Matters Relating to the Offer - Financial Advisor, Dealer Manager and Soliciting Dealer Group" in Section 18 of the Circular;

   "SRP Rights" means the rights issued pursuant to the Shareholders Rights
Plan;

   "Subsequent Acquisition Transaction" has the meaning ascribed thereto under "Acquisition of Shares not Deposited under the Offer" in Section 15 of the Circular;

   "Tax Act" means the Income Tax Act (Canada), including all regulations made thereunder, and all amendments to such statute and regulations from time to time; and

   "TSE" means The Toronto Stock Exchange.

   The accompanying Circular, which is incorporated into and forms part of the Offer, contains important information which should be read carefully before making a decision with respect to the Offer.

                                      OFFER

                                                                  April 15, 1998

TO THE HOLDERS OF SHARES OF SCINTREX LIMITED

1. The Offer

   The Offeror hereby offers to purchase, on and subject to the following terms and conditions, all of the issued and outstanding Shares, including Shares which may become outstanding on the exercise of currently outstanding stock options, warrants or other rights to purchase Shares (other than SRP Rights), on the basis of, at the option of each Shareholder, 2.323 IDS Shares (the "All Share Option") or 1.1615 IDS Shares and $9.00 cash (the "Cash-Share Option"), for each Share, provided, however the aggregate amount of cash to be paid under the Offer is limited to $18 million. If holders of Shares elect to receive, in the aggregate, more than $18 million in cash, then the amount of cash payable to Shareholders will be reduced on a pro rata basis and the number of IDS Shares correspondingly increased.

   The Offer is made only for Shares and is not made for any preference shares of Scintrex, options, warrants or other rights to acquire Shares. Any holder of such options, warrants or other rights to purchase Shares (other than SRP Rights), who wishes to accept the Offer must exercise the options, warrants or other rights to obtain certificates representing Shares and deposit those Shares under the Offer. Any such exercise must be sufficiently in advance of the Expiry Time to assure the holders of options, warrants and other rights to purchase Shares (other than SRP Rights) that they will have Share certificates available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to under "Manner of Acceptance - Procedure for Guaranteed Delivery" in Section 3 of the Offer.

   Shareholders wishing to accept the Offer may elect the All Share Option or the Cash-Share Option. The Letter of Transmittal and Notice of Guaranteed Delivery accompanying this Offer and Circular set forth the manner in which such election may be made. Shareholders who otherwise validly accept the Offer but fail to make such election or to properly make such election in the Letter of Transmittal, shall be deemed to have elected the All Share Option.

   No fractional IDS Shares shall be issued pursuant to the Offer. In lieu of a fractional IDS Share, a Shareholder accepting the Offer will receive a cash payment determined on the basis of $7.75 for each whole IDS Share.

   Shareholders who have deposited their Shares pursuant to the Offer will be deemed to have deposited the SRP Rights associated with such Shares. No additional payment will be made for the SRP Rights and no amount of the consideration to be paid by the Offeror for the Shares will be allocated to the SRP Rights.

   The Offer is not being made to, nor will deposits of Shares be accepted from or on behalf of holders of Shares in the United States and the United Kingdom or in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction (collectively, the "Non-Residents"). However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Shares in any such jurisdiction in compliance with the laws of such jurisdiction.

   Based upon publicly available information, the Offeror believes that as of April 14, 1998 there were approximately 3 million Shares outstanding on a fully-diluted basis, disregarding Shares issuable upon the exercise of SRP Rights.


2. Time For Acceptance

   The Offer is open for acceptance until 12:01 a.m. (Vancouver time) on May 7, 1998, or until such later time and date or times and dates to which it may be extended, unless withdrawn by the Offeror. See "Extension, Variation or Change in the Offer" in Section 5 of the Offer.


3. Manner of Acceptance

   This Offer may be accepted by delivering to the Depositary at any of its offices listed in the accompanying Letter of Transmittal (printed on blue paper), so as to be received before the Expiry Time:

   (a) the certificate or certificates representing the Shares in respect of which the Offer is being accepted;

   (b) a Letter of Transmittal in the accompanying form (or a facsimile) properly completed and signed as required by the rules and instructions set out in the Letter of Transmittal; and

   (c) any other documents specified in the instructions set out in the Letter of Transmittal.

   Except as otherwise provided in the instructions to the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered holder of the certificate(s) to which the Letter of Transmittal relates, the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly executed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.


   Procedure for Guaranteed Delivery

   If a Shareholder wishes to deposit Shares under the Offer and either the certificate(s) representing the Shares are not immediately available or the Shareholder is not able to deliver the certificate(s) and all other required documents to the Depositary before the Expiry Time, those Shares may nevertheless be deposited under the Offer, provided that all of the following conditions are met:

   (a) the deposit is made by or through an Eligible Institution;

   (b) a properly completed and duly executed Notice of Guaranteed Delivery (printed on green paper) in the form accompanying this Offer (or a facsimile), properly completed and signed, together with a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary before the Expiry Time at its office in Toronto as set forth in the accompanying Notice of Guaranteed Delivery; and

   (c) the certificate(s) representing deposited Shares, in proper form for transfer, together with a Letter of Transmittal (or a facsimile), properly completed and signed, and all other documents required by the Letter of Transmittal, are received by the Depositary at its office in Toronto before 4:30 p.m. (Toronto time) on the third trading day on the TSE after the Expiry Time.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary at its office in Toronto as set forth on the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.


   General

   In all cases, title to the Shares deposited under the Offer will pass to the Offeror at the time of take-up of Shares under the Offer and Shares deposited under the Offer will only be taken up by the Offeror after timely receipt by the Depositary of certificates representing the Shares together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, relating to such Shares, or in lieu thereof, a properly completed and duly executed Notice of Guaranteed Delivery, in all cases with the signatures guaranteed in accordance with the instructions and rules set out therein, and any other required documents. Payment for Shares will only be made after take-up under the Offer, and in the case of where a Notice of Guaranteed Delivery is utilized, following receipt of certificates representing Shares and all other documents as specified in the instructions and rules set out in the Letter of Transmittal.

   The method of delivery of the certificates representing Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the person depositing those documents. The Offeror recommends that those documents be delivered by hand to the Depositary and that a receipt be obtained or, if mailed, that registered mail, properly insured, be used with an acknowledgement of receipt requested.

   Shareholders whose Shares are registered in the name of a stockbroker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing those Shares.

   No fee or commission will be payable by holders of Shares who deliver Shares directly to the Depositary or utilize the facilities of the Soliciting Dealer Group to accept the Offer.

   The execution of a Letter of Transmittal irrevocably appoints the Offeror, and any other person designated by the Offeror in writing, as the true and lawful agents, attorneys and attorneys-in-fact of the holder of the Shares covered by the Letter of Transmittal with respect to Shares registered in the name of the holder on the securities registers maintained for Scintrex and deposited pursuant to the Offer and purchased by the Offeror (the "Purchased Shares"), and with respect to any and all (A) securities, rights, warrants or other interests accrued, declared, issued, transferred, made or distributed on or in respect of the Purchased Shares on or after the date of the announcement of the Offer; and (B) SRP Rights, whether or not separated from the Shares (collectively, the "Other Securities"), effective from and after the date that the Offeror takes up and pays for the Purchased Shares (the "Effective Date"), with full power of substitution (such powers of attorney being irrevocable), to:

   (a) register or record the transfer of Purchased Shares and Other Securities on the appropriate registers;

   (b) vote, execute and deliver any instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any Purchased Shares and any or all Other Securities, revoke any such instrument, authorization or consent given prior to or after the Effective Date, designate in any such instruments of proxy any person(s) as the proxy or the proxy nominee(s) of the Shareholder in respect of such Purchased Shares and such Other Securities for all purposes;

   (c) execute, endorse and negotiate any cheques or other instruments representing any distribution payable to the holder; and

   (d) exercise any other rights of a holder of Purchased Shares and any Other Securities.

   A holder of Shares who executes a Letter of Transmittal also agrees, from and after the Effective Date:

   (a) not to vote any of the Purchased Shares or Other Securities at any meeting of holders of those securities;

   (b) not to exercise any other rights or privileges attached to any of those securities; and

   (c) to deliver to the Offeror any and all instruments of proxy, authorizations or consents received in respect of those securities.

   At the date on which the Offeror purchases the Purchased Shares, all prior proxies given by the holder of those Purchased Shares with respect to those shares and to any Other Securities shall be revoked and no subsequent proxies may be given by such holder with respect thereto.

   All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion, and depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits that it determines not to be in proper form or that may be unlawful for them to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defect or irregularity in the deposit of any Shares. There will be no obligation on the Offeror, the Dealer Manager, the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability will be incurred by any of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding.

   The deposit of Shares pursuant to the procedures herein will constitute a binding agreement between the depositing Shareholder and the Offeror upon the terms and subject to the conditions of the Offer, including the depositing Shareholder's representation and warranty that: (i) such Shareholder has full power and authority to deposit, sell, assign and transfer the Shares (and any Other Securities) being deposited; (ii) such Shareholder owns the Shares (and any Other Securities) which are being deposited within the meaning of applicable securities law; (iii) the deposit of such Shares (and any Other Securities) complies with applicable securities laws; and (iv) when such Shares (and any Other Securities) are taken up and paid for by the Offeror, the Offeror will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims and equities. The acceptance of the Offer pursuant to the procedures set forth above shall constitute an agreement between the depositing Shareholder and the Offeror in accordance with the terms and conditions of the Offer.

   The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set forth in this Section 3.

4. Conditions of the Offer

   The Offeror will have the right to withdraw, amend or terminate the Offer, and will not be required to take up or pay for any Shares deposited under the Offer, if any of the following conditions has not been satisfied or waived at or prior to the Expiry Time:

      (1) there shall have been validly deposited under the Offer and not withdrawn that number of Shares that, together with Shares held by the Offeror and its affiliates and associates, constitute at least 662/3% of such Shares on a fully-diluted basis;

      (2) the Offeror shall have determined in its judgment that Scintrex and its subsidiaries, associates and entities in which it has a direct or indirect material interest ("entities") have not taken any material action, or disclosed any previously undisclosed material action taken by them, that might make it inadvisable for the Offeror to proceed with the Offer or to take up and pay for Shares deposited under the Offer;

      (3) all regulatory approvals which, in the Offeror's judgment, are necessary in connection with the Offer shall have been obtained on terms satisfactory to the Offeror;

      (4) the Offeror shall have determined in its judgment that (i) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada, the United States or elsewhere, whether or not having the force of law, and (ii) no law, regulation or policy shall have been proposed, enacted, promulgated or applied:

          (A) to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by or the sale to the Offeror of the Shares or the right of the Offeror to own or exercise full rights of ownership of the Shares; or

          (B) which, if the Offer were consummated, could, in the Offeror's judgment, materially adversely affect Scintrex and its subsidiaries and its entities considered on a consolidated basis or the Offeror's ability to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction;

      (5) there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for any Shares deposited under the Offer or completing any subsequent Compulsory Acquisition or a Subsequent Acquisition Transaction;

      (6) there shall not have occurred any actual or threatened change (including any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that, in the Offeror's judgment, directly or indirectly increases the effective tax cost of, or reduces the proceeds from, the sale or other disposition of any assets or securities owned by Scintrex or any of its subsidiaries, associates or entities or that has or may have material adverse significance with respect to the business and operations of the Offeror or Scintrex or any of their respective affiliates, associates or entities or with respect to the regulatory regime applicable to their respective businesses and operations;

      (7) there shall not exist or have occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed, generally or to the Offeror in writing) any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, prospects, licences, permits, rights, privileges or liabilities, whether contractual or otherwise, of Scintrex or any of its subsidiaries, associates or entities which, in the Offeror's judgment, is materially adverse or may be considered to be significant to a purchaser of Shares;

      (8) the Offeror shall have determined in its judgment that no material right, franchise or licence of Scintrex or of any of its subsidiaries, associates or entities has been impaired (or threatened to be impaired) or otherwise materially adversely affected (or threatened to be adversely affected), whether as a result of the making of the Offer, the taking up and paying for Shares deposited under the Offer or otherwise, which might make it inadvisable for the Offeror to proceed with the Offer or with taking up and paying for Shares deposited under the Offer;

      (9) there shall not have been any announcement of a material transaction by Scintrex or any other person involving the Shares or other securities of Scintrex and/or some or all of the assets of Scintrex to which the Offeror is not a party and the announcement or effect of which precludes the Offeror from taking up or paying for Shares under the Offer or the announcement or effect of which results in the Offeror determining in its sole judgment not to proceed with the Offer;

      (10) the Offeror shall have determined in its judgment that there does not exist any covenant, term or condition in any of the instruments or agreements to which any of Scintrex or its subsidiaries, associates or entities is a party or to which they or any of their assets are subject that might make it inadvisable for the Offeror to proceed with the Offer and/or with taking up and paying for Shares deposited under the Offer (including, but not limited to, any covenant, term or condition that may be breached or cause a default or permit third parties to exercise rights against any of Scintrex or its subsidiaries, associates or entities which would have a material adverse effect on Scintrex or any of its subsidiaries, associates or entities as a result of the Offeror making the Offer or acquiring Shares deposited under the Offer);

      (11) the Offeror shall have determined in its sole judgment, that on terms satisfactory to the Offeror, (i) the board of directors of Scintrex shall have redeemed all outstanding rights, ("SRP Rights") or waived the application of the Shareholders Rights Plan to the purchase of Shares by the Offeror under the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction; (ii) a cease trading order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of the SRP Rights, or the issue of Shares or other security or property upon the exercise of the SRP Rights, in relation to the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction, which cease trading order or injunction shall be in full force and effect; (iii) a court of competent jurisdiction shall have made a final and binding order to the effect that the SRP Rights are illegal, of no force or effect or may not be exercised in relation to the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction; or (iv) the SRP Rights and the Shareholders Rights Plan shall otherwise have become or been held unexercisable or unenforceable in relation to the Shares with respect to the Offer, a Compulsory Acquisition and any Subsequent Acquisition Transaction;

      (12) all requisite third party consents that the Offeror may reasonably consider to be necessary as a result of the change of control of Scintrex pursuant to the Offer shall have been obtained on terms satisfactory to the Offeror in its sole judgment; and

      (13) if Scintrex allows access to confidential information to any third party in connection with a potential acquisition of Scintrex or a reorganization or sale of assets involving Scintrex, Scintrex shall also have allowed access on similar terms to the Offeror.

   The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances (including any action or inaction by the Offeror or any of its affiliates) giving rise to any such assertion. The Offeror may, in its sole discretion, waive any of these conditions in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights that the Offeror may have. The failure by the Offeror at any time to exercise any of these rights shall not be deemed a waiver of any such right and each such right shall be deemed to be an ongoing right that may be asserted at any time and from time to time. Any determination by the Offeror concerning the events described in this Section 4 shall be final and binding upon all parties.

   Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice (or other communication confirmed in writing) being given by the Offeror to that effect to the Depositary at its principal office in Toronto. The Offeror, forthwith after giving any such notice, will make a public announcement of such waiver or withdrawal, cause the Depositary as soon as is practicable thereafter to notify the Shareholders in the manner set forth under "Notice and Delivery" in Section 10 of the Offer, and provide a copy of the notice to the TSE. If the Offer is withdrawn, the Offeror shall not be obligated to take up, accept for payment or pay for any Shares deposited under the Offer and the Depositary will promptly return all certificates for deposited Shares and Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited.


5. Extension, Variation or Change in the Offer

   The Offer is open for acceptance until the Expiry Time. The Offeror may, in its sole discretion, at any time and from time to time during the Offer Period, extend the Expiry Time or vary the Offer by giving written notice (or other communication confirmed in writing) of such extension or variation to the Depositary at its principal office in Toronto. Upon the giving of that notice or other communication the Expiry Time shall be, and be deemed to be, extended and the Offer varied as so provided. The Offeror will, as soon as practicable thereafter, cause the Depositary to provide a copy of the notice in the manner set forth under "Notice and Delivery" in Section 10 of the Offer, to all registered holders of Shares whose Shares have not been taken up prior to the extension or variation. The Offeror shall, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation in the manner required by applicable law and provide a copy of the notice thereof to the TSE. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto.

   Notwithstanding the foregoing, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer (other than those waived by the Offeror) have been fulfilled or complied with, unless the Offeror first takes up and pays for all Shares then deposited under the Offer and not withdrawn.

   Where the terms of the Offer are varied, the Offer will not expire before ten days after the notice of the variation has been given, unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian courts and securities regulatory authorities.

   If before the Expiry Time, or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or its affiliates), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth under "Notice and Delivery" in Section 10 of the Offer, to all registered holders of Shares that have not been taken up under the Offer at the date of the occurrence of the change. As soon as possible after giving notice of a change in information to the Depositary, the Offeror will make a public announcement of the change in information and provide a copy of the notice thereof to the TSE. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto.

   During any such extension, or in the event of any variation or change in information, all Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms hereof, subject to the provisions set out under "Right to Withdraw Deposited Shares" in Section 7 of the Offer. An extension of the Expiry Time, a variation of the Offer or a change in information contained in the Offer or the Circular does not constitute a waiver by the Offeror of its rights set out under "Conditions of the Offer" in Section 4 of the Offer. If the consideration being offered for the Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Shares are taken up under the Offer.


6. Payment for Deposited Shares

   Upon the terms and subject to the conditions of the Offer, the Offeror will take up Shares duly and validly tendered to the Offer in accordance with the terms thereof on or as soon after May 7, 1998 as the Offeror is permitted by law to take up such securities and the conditions of the Offer (as the same may be amended or waived) have been satisfied or waived. The Offeror will pay for Shares taken up under the Offer in accordance with the terms of the Offer on or before the date on which the Offeror is required by law to make such payment.

   For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Shares validly deposited under the Offer and not withdrawn if, as and when the Offeror gives written notice (or other communication confirmed in writing) to the Depositary to that effect.

   The Offeror reserves the right, in its sole discretion, to delay taking up or paying for any Shares or to terminate the Offer and not take up or pay for any Shares if any condition specified under "Conditions of the Offer" in Section 4 of the Offer, is not satisfied or waived by giving written notice thereof (or other communication confirmed in writing) to the Depositary. The Offeror also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Shares in order to comply, in whole or in part, with any applicable law. The Offeror will not, however, take up and pay for any Shares deposited under the Offer unless it simultaneously takes up and pays for all Shares then validly deposited under the Offer. Any Shares deposited under the Offer after the first date on which Shares have been taken up and paid for by the Offeror will be taken up and paid for not later than ten days after such deposit. The Offeror confirms that its reservation of the right to delay payment for Shares which they have accepted for payment is limited by the OBCA and the securities laws of certain Canadian provinces which require that an offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of an offer. Subject to applicable law, the Offeror may, in its discretion, at any time before the Expiry Time if the applicable rights to withdraw any deposited Shares have expired, take up and pay for all such Shares then deposited under the Offer, provided that the Offeror agrees to take up and pay for all additional Shares validly deposited thereafter.

   The Offeror will pay for Shares validly deposited under the Offer and not withdrawn by providing the Depositary with certificates for IDS Shares for transmittal to depositing Shareholders. The Depositary will act as the agent of persons who have deposited Shares in acceptance of the Offer for the purposes of receiving payment and share certificates from the Offeror and transmitting such payment and share certificates to such persons. Receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Shares. Subject to proration, the number of Shares deposited by a Shareholder will be multiplied by 2.323 if the Shareholder elects the All Share Option (or
1.1615 if the Shareholder elects the Cash-Share Option) and the Offeror will issue the resulting whole number of IDS Shares to the Shareholder. The determination of the number of IDS Shares issuable in exchange for each Share is based on a value of $7.75 per IDS Share.

   Fractions of IDS Shares will not be issued; fractional interests will be paid for in cash on the basis of $7.75 for each whole IDS Share. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary on the purchase price of the Shares purchased by the Offeror, regardless of any delay in making such payment.

   Settlement with each Shareholder who has validly deposited and not withdrawn Shares under the Offer will be effected by the Depositary by forwarding a certificate representing the IDS Shares to which such Shareholder is entitled and, if applicable, a cheque payable in Canadian funds, representing the cash payment to which such Shareholder is entitled. Unless otherwise directed in the Letter of Transmittal, any such share certificate and, if applicable, any such cheque will be issued in the name of the registered holder of Shares so deposited. Unless the person who deposits Shares instructs the Depositary to hold such share certificate and, if applicable, such cheque for pick-up by checking the appropriate box in the Letter of Transmittal, such share certificate and, if applicable, such cheque will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no address is specified therein, such share certificate and, if applicable, such cheque will be forwarded to the address of the holder as shown on the share register maintained by Scintrex. Share certificates and cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

   Depositing Shareholders will not be obligated to pay brokerage commissions; transfer taxes, if any, on the purchase of Shares will be paid by the Offeror.

   If any deposited Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason or if certificates are submitted for more Shares than are deposited, certificates for unpurchased Shares will be returned, at the Offeror's expense, to the depositing Shareholder as soon as is practicable following the Expiry Time or withdrawal and early termination of the Offer, as the case may be, by either sending new certificates representing Shares not purchased or returning the deposited certificates (and other relevant documents). Certificates (and other relevant documents) will be forwarded by first-class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by Scintrex, as soon as practicable after the Expiry Time or withdrawal and early termination of the Offer, as the case may be.


7. Right to Withdraw Deposited Shares

   Except as otherwise provided in this Section 7, all deposits of Shares pursuant to the Offer are irrevocable. Any Shares deposited in acceptance of this Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before 12:01 a.m. (Vancouver time) on May 7, 1998 and, unless already taken up and paid for by the Offeror, at any time after May 31, 1998.

   Additionally, unless otherwise required or permitted by applicable law, if:

      (a) before the Expiry Time there is a variation in the terms of the Offer (including any extension of the period during which Shares may be deposited under the Offer or the modification or waiver of a term or condition of the Offer, but excluding, unless otherwise required by applicable law, a variation which consists solely of an increase in the consideration offered under the Offer where the Expiry Time is not extended for a period of greater than ten days); or

      (b) before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer, a change occurs in the information contained in the Offer or in the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or its affiliates), any Shares deposited under the Offer but not yet taken up by the Offeror may be withdrawn by or on behalf of the depositing Shareholder at any time before the expiration of ten days from the date of mailing or other communication of the notice of that variation or change, subject to abridgement of that period pursuant to such orders as may be granted by Canadian courts and securities regulatory authorities.

   Withdrawal of deposited Shares must be effected by notice of withdrawal, which:

      (a) must be made by or on behalf of the Shareholder by whom or on whose behalf such Shares were deposited or a Notice of Guaranteed Delivery was delivered;

      (b) must be made by a method, including facsimile transmission, that provides the Depositary with a written or printed copy;

      (c) must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying the Shares to be withdrawn or by or on behalf of the person who signed the Notice of Guaranteed Delivery;

      (d) must specify that person's name, the number of Shares to be withdrawn, the name of the registered Shareholder of the Shares to be withdrawn and the certificate number shown on each certificate representing the Shares to be withdrawn; and

      (e) must be actually received by the Depositary within the time limits indicated above at the office at which such Shares were deposited or Notice of Guaranteed Delivery was delivered.

   Any signature in the withdrawal notice must be guaranteed by an Eligible Institution as described in the instructions and rules set forth in the Letter of Transmittal, except in the case of Shares deposited for the account of an Eligible Institution. A withdrawal will take effect only upon receipt by the Depositary of the written notice of withdrawal.

   If as a result of the non-satisfaction of a condition that has not been waived, the Offeror is delayed in taking up or paying for Shares or is unable to take up and pay for Shares, then, without prejudice to the Offeror's other rights, Shares deposited under the Offer may be retained by the Depositary on behalf of the Offeror and such Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 7 or pursuant to applicable law.

   All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination shall be final and binding. There will be no obligation on the Offeror, the Dealer Manager or the Depositary to give any notice of any defects or irregularities in any withdrawal and no liability will be incurred by any of them for failure to give any such notice.

   Any Shares withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be redeposited subsequently at or prior to the Expiry Time by following the procedures described under "Manner of Acceptance" in Section 3 of the Offer.

   In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See "Offerees' Statutory Rights" in Section 19 of the Circular.


8. Mail Service Interruption

   Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, share certificates, cheques and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to share certificates, cheques and any other relevant documents that are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary (upon application) to which the Shares were deposited until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notwithstanding the provisions set out under "Payment for Deposited Shares" in
Section 6 of the Offer, share certificates, cheques and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary. Notice of any determination regarding mail service delay or interruption made by the Offeror will be given in accordance with the provisions set out under "Notice and Delivery" in Section 10 of the Offer.


9. Reorganization, Dividends and Distributions

   If, on or after the date of the Offer, Scintrex should divide, combine or otherwise change any of the Shares or its capitalization, or disclose that it has taken or intends to take any such action, the Offeror may (in its sole discretion) make such adjustments as they consider appropriate to the purchase price and the other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amounts and types of consideration payable therefor) to reflect that division, combination or other change.

   Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including the right to all dividends, distributions, payments, securities, rights, warrants, assets or other interests which may be declared, paid, issued, accrued, distributed, made or transferred on the date of the Offer on or in respect of the Shares.

   If Scintrex should declare or pay any cash dividend or stock dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve, or issue any securities, rights, assets or other interests with respect to any of the Shares which is or are payable or distributable to the Shareholders of record on a date which is prior to the transfer of Shares taken up pursuant to the Offer to the name of the Offeror or its nominees or transferees on Scintrex's register, then, without prejudice to the Offeror's rights under Section 4 of the Offer, (i) in the case of any such cash dividend, distribution or payment that does not exceed any cash portion of the purchase price per Share, the cash payable per Share pursuant to the Offer, if any, will be reduced by the amount of any such dividend, distribution or payment paid or payable in respect of that Share, and (ii) in the case of any such cash dividend, distribution or payment in an amount that exceeds any cash portion of the purchase price per Share in respect of which the dividend, distribution or payment is made, or in the case of any other dividend, distribution, payment, right or other interest, the whole of any such dividend, distribution, payment, right or other interest will be received and held by the depositing Shareholder for the account of the Offeror and shall be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as the owner of any such dividend, distribution, payment, right or other interest, and may withhold the entire purchase price payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value thereof, as determined by the Offeror in its sole discretion.


10. Notice and Delivery

   Any notice that the Offeror or the Depositary may give or cause to be given under the Offer shall be deemed to have been properly given if it is mailed by ordinary mail to the registered holders of Shares at their respective addresses appearing in the securities registers maintained by Scintrex and, unless otherwise specified by applicable law, will be deemed to have been received on the first business day following mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada following mailing.

   If mail service is interrupted following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Subject to applicable law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if (i) it is given to the TSE for dissemination through its facilities; (ii) it is published once in the National Edition of The Globe and Mail, provided that if the National Edition of The Globe and Mail is not being generally circulated, publication shall be made in The Financial Post or any other daily newspaper or newspapers of general circulation published in the city of Toronto; and (iii) it is given to Canada Newswire or an equivalent news distribution organization.

   The Offer will be mailed to registered Shareholders or made in such a manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish the Offer to stockbrokers, investments dealers, banks and similar persons whose names, or the names of whose nominees, appear on the security position listings available in respect of Scintrex, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares if such listings are received.

   Wherever the Offer calls for documents to be delivered to the Depositary, those documents will not be considered delivered unless and until they have been physically received at the address listed for the Depositary in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to the Depositary, those documents will not be considered delivered unless and until they have been physically received at the office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.


11. Market Purchases

   The Offeror has no current intention of acquiring beneficial ownership of Shares while the Offer is outstanding, other than pursuant to the Offer. However, the Offeror reserves the right to, and may, acquire Shares by making purchases through the facilities of the TSE, subject to applicable law, at any time and from time to time before the Expiry Time. In no event will the Offeror make any such purchases of Shares through the facilities of the TSE until the third clear trading day following the date of the Offer. The aggregate number of Shares acquired by the Offeror through the facilities of the TSE during the Offer Period will not exceed 5% of the number of Shares outstanding on the date of the Offer. Any Shares so purchased shall be counted in determining whether the condition as to the number of Shares deposited to the Offer has been fulfilled.


12. Other Terms of the Offer

   No stockbroker, investment dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror or its affiliates other than as contained herein or in the accompanying Circular, and if any such information is given or made it must not be relied upon as having been authorized.

   This Offer and the accompanying Circular constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer.

   This Offer and all contracts resulting from the acceptance hereof shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

   In any jurisdiction in which this Offer is required to be made by a licensed broker or dealer, this Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the laws of such jurisdiction.

   The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying this Offer, including the instructions contained therein, as applicable, form part of the terms and conditions of this Offer. The Offeror will, in its sole discretion, be entitled to make a final and binding determination of all questions relating to the interpretation of this Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of this Offer, the validity of any elections and the validity of any withdrawals of Shares.

   This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of holders of Shares in the United States and the United Kingdom or in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Shares in any such jurisdiction.

Dated: April 15, 1998

                                 IDS INTELLIGENT DETECTION SYSTEMS INC.


                                 By: (signed) MARIUSZ RYBAK
                                 Chairman, President and Chief Executive Officer

                                    CIRCULAR

   This Circular is furnished in connection with the accompanying Offer dated April 15, 1998 by the Offeror to purchase all of the issued and outstanding Shares, including Shares that may become outstanding on the exercise of options, warrants, or other rights to acquire Shares (other than SRP Rights). Shareholders should refer to the Offer for details of its terms and conditions, including details as to payment and withdrawal rights.

   The information concerning Scintrex contained in this Circular has been taken from or is based upon publicly available documents and records of Scintrex on file with Canadian securities regulatory authorities and other public sources. Although the Offeror has no knowledge which would indicate that any of the statements contained herein and taken from or based on such information are untrue or incomplete, they do not assume any responsibility for the accuracy or completeness of such information, or for any failure by Scintrex to disclose publicly events or facts which may have occurred or which may affect the significance or accuracy of any such information and which are unknown to the Offeror.


1. The Offeror

   The Offeror conducts its business through two operating divisions, the chemical detection division and the IEC division.

   Through its chemical detection division, the Offeror develops, manufactures and markets a wide range of high-speed chemical detection, measurement and analysis products which are based on patented technology. Such products, which include airport scanners, hand-held drug detectors and mail scanners are currently targetted at two principal markets, explosives detection and the drug interdiction equipment markets. The Offeror's core technology is also adaptable to many chemical detection applications beyond explosives detection and drug interdiction including clinical diagnostic systems and industrial process quality control systems.

   Through its IEC division, the Offeror provides information technology services including systems integration, engineering and consulting, primarily to the Canadian Federal Government. The division also acts as a value-added reseller of hardware products manufactured by several manufacturers.

   The Offeror's head office and principal place of business is located at 66 Slater Street, 6th Floor, Ottawa, Ontario K1P 5H1. The Offeror's common shares are traded on the TSE under the symbol "ISD".

   As of the date hereof, the Offeror owns 2,400 Shares.

   Reference is made to Schedule C for a fuller description of the Offeror's business.


2. Scintrex Limited

   Scintrex is engaged in the research, design and manufacture of earth science geophysical and geochemical exploration instrumentation, analytical instruments, including portable detectors of explosives and narcotics, nuclear reactor monitoring devices, environment and defence-related equipment, and other scientific products. From bases in Canada and Australia, Scintrex also provides ground and airborne exploration and consulting services for the mining industry. Scintrex conducts its business through four divisions - the Earth Science Instrumentation division, the Airborne Systems and Surveys division, the Analytical and Security division and the Nucleonics division.

   Scintrex's head office and principal place of business is located at 222 Snidercroft Road, Concord, Ontario L4K 1B5. The Shares are traded on the TSE under the symbol "SCT".


3. Background to the Offer

   In connection with the Offeror's initial public offering completed in December 1997, the Offeror expressed its intention to pursue possible acquisitions of complementary products and technologies. In January 1998, the Offeror began to identify and research potential targets. While the Offeror had previously been aware of Scintrex, its closer examination of Scintrex in March 1998 led management of the Offeror to conclude that Scintrex would be a suitable acquisition candidate. In this regard, it retained Yorkton Securities Inc. to act as its financial advisor in order to assist in gathering additional information concerning Scintrex and presenting its recommendations to the board of directors of the Offeror. Yorkton Securities Inc. determined that certain of the institutional shareholders of Scintrex would be receptive to an appropriate offer by the Offeror. Yorkton Securities Inc. then contacted the Chief Executive Officer of Scintrex on March 26 and 30, 1998 and was advised by him that Scintrex would not be interested in undertaking discussions with the Offeror. On April 2, 1998, the Offeror announced its intention to initiate a take-over bid for Scintrex on the terms set forth in the Offer. On April 14, 1998, after ongoing discussions, the holders of approximately 19.9% of the then issued and outstanding Shares entered into a Lock-Up Agreement pursuant to which they agreed, subject to the terms thereof, to tender their Shares into the Offer.

4. Arrangements with Certain Shareholders

   On April 14, 1998, the Offeror entered into a lock-up agreement (the "Lock-Up Agreement") with BPI Capital Management Corporation, Jeffrey D. Stacey & Associates Ltd. and Research Capital Corporation pursuant to which such Shareholders agreed to accept the Offer and tender (or cause to be tendered) an aggregate of 537,200 Shares owned by them, representing approximately 19.9% of the issued and outstanding Shares of Scintrex, to the Offer on the terms and conditions set out therein.

   Under the Lock-Up Agreement, in the event that a bona bide offer for which adequate financial arrangements have been made by a party other than the Offeror to purchase Shares (a "Competing Offer") which has a value per share that exceeds $19.50, and the Offeror does not match or exceed such Competing Offer within 72 hours of the commencement of such Competing Offer, each seller under the Lock-Up Agreement is entitled to withdraw its shares from the Offer.

   If the Shares covered by the Lock-Up Agreement have not been taken up and paid for by the Offeror prior to the close of business on the 75th day following the date of the Offer, then each party to the Lock-Up Agreement may withdraw from the Offer the Shares deposited by them.


5. Purpose of the Offer

   The purpose of the Offer is to enable the Offeror to acquire control of Scintrex and ultimately to own all of the issued and outstanding Shares, including Shares which may become outstanding on the exercise of stock options, warrants, or other rights to purchase Shares (other than SRP Rights). See also "Acquisition of Shares not Deposited under the Offer" in Section 15 of the Circular. The exact timing and details of a Compulsory Acquisition and Subsequent Acquisition Transaction involving Scintrex will necessarily depend upon a variety of factors, including the number of Shares acquired pursuant to the Offer.

   Although the Offeror currently intends to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the same terms as the Offer, it is possible that, as a result of delays in the Offeror's ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of Scintrex, or other currently unforeseen circumstances, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. The Offeror expressly reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction involving Scintrex, or to propose a Subsequent Acquisition Transaction on terms other than those described herein.

   If the Offeror decides not to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction, or propose a Subsequent Acquisition Transaction but cannot promptly obtain any required approvals, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Shares in the open market, in privately negotiated transactions, another take-over bid or exchange offer or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater than, equal to or less than the price to be paid for Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all Shares acquired pursuant to the Offer, on terms and at prices then determined by the Offeror, which may vary from the price paid for Shares under the Offer.


6. Plans for Scintrex Limited

   If the Offer is successful and the Offeror acquires control of Scintrex as a result thereof, it is expected that certain changes will be effected with respect to the composition of the board of directors of Scintrex to allow nominees of the Offeror to become members of the board of directors of Scintrex.

   The Offeror believes that there are a number of synergies that can be realized through the combination of the operations of the Offeror and Scintrex, particularly in the areas of selling, distribution, administration, and manufacturing. The Offeror believes that the acquisition of Scintrex accelerates the Offeror's strategy of both penetrating its explosive detection and drug interdiction markets and leveraging its technology into other markets including industrial process control and environmental applications.

   The Offeror's products are based on patented technology which combines a GC/IMS analytical detection system, an automated preconcentrator to automatically capture samples for testing and proprietary analytical computer software to provide fully automated, unmanned operation and detailed results analysis. This technology has been accepted by the United States Federal Aviation Administration and by the United Kingdom Department of Transport for explosives detection purposes. On the other hand, Scintrex's technology has not been accepted by the United States Federal Aviation Administration. The acquisition by
IDS of Scintrex will allow IDS to take advantage of Scintrex's existing sales and distribution channels in these markets while providing
Scintrex with the enhanced IDS technology.

   IDS intends to launch its handheld drug detection unit in June 1998 which relies on the proprietary patented GC/IMS technology. This technology will enhance that currently used by Scintrex in the manufacture of its hand held drug detection units. The acquisition by IDS of Scintrex will allow IDS to take advantage of Scintrex's existing ability to manufacture, in large quantities, the hand held narcotic detection units and will provide the Scintrex distribution channels with a superior product for drug interdiction. It is anticipated that the rapid expansion planned for IDS will be able to be accommodated in Scintrex's 70,000 square foot facility in Concord, Ontario.

   IDS believes its core GC/IMS technology can be readily adapted to other applications through the modification of software algorithms and the physical characteristics of the analytical system. The acquisition of Scintrex will allow IDS to enter these new markets, from a marketing and distribution perspective, much more effectively due to Scintrex's existing presence in the environmental and mining industries through its Earth Science Division.

   IDS is currently in a high growth phase in terms of human resource requirements which will be alleviated by the addition of Scintrex employees primarily in the areas of research and development, sales and marketing, and manufacturing. Operational efficiencies will be experienced in these areas along with administration by the contemplated transaction as a result of increased revenue per person.

   From an investor perspective, IDS is much more widely followed in the investment community due to its recent listing on the TSE and its aggressive growth strategy which includes growth both internally and through acquisition and in its existing and new markets through the leveraging of the IDS technology. On the other hand, Scintrex does not appear to be widely followed in the investment community.

   Except as described in the Offer or in the Circular, the Offeror has no current plans or proposals which would relate to or result in any material changes in the affairs of Scintrex, including any proposal to liquidate Scintrex, to sell, lease or exchange all or a substantial part of its assets, to amalgamate it with any other business organization or to make any material change in its business, other than to liquidate Scintrex into, or amalgamate Scintrex with IDS or one or more subsidiaries of IDS.

   If permitted by applicable law, subject to the completion of the Offer, if all of the issued and outstanding Shares are acquired as a result of the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction, if any, it is intended to delist the Shares from the TSE and, subject to applicable securities laws in provinces where Scintrex is a reporting issuer, to cause Scintrex to cease to be a reporting issuer in such provinces. See "Price Range and Trading Summary of Shares" in Section 12 of the Circular.


7. Source of Funds

   The Offeror estimates that it will require up to $19.5 million in cash to purchase all of the Shares (other than the Shares held by it) and to pay related fees and expenses incurred in connection with the Offer. The Offeror presently has approximately $30 million in cash and other short-term liquid investments which it intends to utilize for such purposes.


8. Ownership of and Trading in Securities of Scintrex Limited

   Other than as disclosed below, none of the Offeror, any affiliates or associates thereof, or any of the directors or officers of the Offeror or any of their respective associates beneficially owns, directly or indirectly, or controls or exercises direction over any securities of Scintrex, other than 2,400 Shares (less than 0.1% of the Shares then outstanding) beneficially owned by the Offeror, and, to the knowledge of the Offeror and its directors and officers after reasonable inquiry, no securities of Scintrex are beneficially owned, directly or indirectly, by, nor is control or direction over any such securities exercised by, any person or company who beneficially owns, directly or indirectly, or controls or exercises direction over more than 10% of any class of equity securities of the Offeror or shares of the Offeror carrying more than 10% of the votes attached to the shares of the Offeror. No person or company is acting jointly or in concert with the Offeror.

   No securities of Scintrex have been traded in the six-month period preceding the date of the Offer by the Offeror, or by any affiliates or associates of the Offeror, other than 2,400 Shares acquired by the Offeror prior to the date of the announcement of the Offer, and to the knowledge of the Offeror and its directors and senior officers after reasonable inquiry, other than as disclosed below, no securities of Scintrex have been traded in the six-month period preceding the date of the Offer by any of the directors or officers of the Offeror or any of its associates, or by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror or shares of the Offeror carrying more than 10% of the votes attached to the shares of the Offeror.

   Michel Brown, Senior Vice-President, Operations, of the Offeror acquired 410 Shares in February 1998 for a purchase price of $11.60 per Share. Mr. Brown subsequently sold all of such Shares in April 1998 for $14.90 per Share.


9. Commitments to Acquire Securities of Scintrex Limited

   None of the Offeror, any of its affiliates or any directors or senior officers of the Offeror or, to the best of the knowledge of the Offeror and its directors and senior officers, after reasonable inquiry, any associates of the directors and senior officers of the Offeror, or any person or company who beneficially owns (directly or indirectly) more than 10% of any class of the Offeror's equity securities has any commitments to acquire equity securities of Scintrex.


10. Arrangements, Agreements or Understandings

   There are no contracts, arrangements or agreements made or proposed to be made between the Offeror and any of the directors or officers of Scintrex and no payments or other benefits are proposed to be made or given by the Offeror to the directors or officers of Scintrex by way of compensation for loss of office or for remaining in or retiring from office (except as may be required pursuant to those persons' existing employment agreements with Scintrex). There are no contracts, arrangements or understandings, formal or informal, between the Offeror and any security holder of Scintrex with respect to the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction or between the Offeror and any person or company (other than their professional advisors and agents) with respect to any securities of Scintrex in relation to the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction. See "Other Matters Relating to the Offer - Financial Advisor, Dealer Manager and Soliciting Dealer Group" in Section 18.


11. Material Changes and Other Information Concerning Scintrex Limited

   The Offeror has no information which indicates any material change in the affairs of Scintrex since the date of the last published financial statements of Scintrex other than as has been publicly disclosed by Scintrex. The Offeror has no knowledge of any material fact concerning securities of Scintrex that has not been generally disclosed by Scintrex or any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.


12. Price Range and Trading Summary of the Shares

   The Shares are listed and posted for trading on the TSE. The following table sets forth the high and low sales price and volume of sales of the Shares traded on the TSE for the periods indicated:

                                  Common Shares

                                                    The Toronto Stock Exchange
                                                    --------------------------

                                                    High      Low      Volume
                                                    ----      ---      ------
                                                     ($)      ($)
1997
   April........................................   15.95      13.00   125,397
   May..........................................   20.50      14.25   196,335
   June.........................................   22.00      18.50    53,169
   July.........................................   18.00      16.50    31,260
   August.......................................   18.00      15.50    27,307
   September....................................   16.80      14.50    27,414
   October......................................   17.40      14.50    61,770
   November.....................................   16.00      12.65    49,183
   December.....................................   13.00      11.50   133,831
1998
   January......................................   14.90      11.50    39,073
   February.....................................   14.50      12.45    50,945
   March........................................   13.10      11.00    83,239
   April (to April 14)..........................   16.00      11.75   116,090

13. Effect of the Offer on Securities of Scintrex Limited

   The purchase of Shares by the Offeror pursuant to the Offer will reduce the number of Shares which might otherwise trade publicly, as well as the number of Shareholders, and, depending on the number of Shareholders depositing and the number of Shares purchased under the Offer, could adversely affect the liquidity and market value of the remaining Shares held by the public. After the purchase of Shares under the Offer, it is the Offeror's intention to take steps toward the elimination of any public reporting requirements of Scintrex under applicable securities legislation in any province if it has an insignificant number of security holders in such jurisdiction.

   The rules and regulations of the TSE establish certain criteria which, if not met, could lead to the delisting of the Shares from the TSE. Among such criteria are the number of Shareholders, the number of shares publicly held and the aggregate market value of the shares publicly held. Depending on the number of Shares purchased pursuant to the Offer, it is possible that the Shares would fail to meet the criteria for continued listing on the TSE. If this were to happen the Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Shares. It is the intention of the Offeror to apply to delist the Shares from the TSE as soon as is practicable after completion of the Offer, if all of the issued and outstanding Shares are deposited, or after a Compulsory Acquisition or a Subsequent Acquisition Transaction, if any.


14. Shareholders Rights Plan

   The following description of the Scintrex Shareholders Rights Plan is based solely upon a review of the summary of such Plan contained in Scintrex's Management Information Circular relating to its 1997 Annual and Special Meeting of Shareholders held on June 25, 1997.

   Pursuant to the Shareholders Rights Plan, one SRP Right has been issued in respect of each Share and has been authorized for issuance in respect of each Share subsequently issued. The SRP Rights are attached to the Shares and are not exercisable until the "Separation Time", which is defined under the Shareholders Rights Plan to mean the close of business on the eighth trading day after the earlier of (i) the first date of public announcement that a person has become an "Acquiring Person" (as defined below); (ii) the date of commencement of, or first public announcement in respect of a take-over bid to acquire 20% or more of the Shares, other than an acquisition pursuant to a Permitted Bid (as defined in the Shareholders Rights Plan), or (iii) the date upon which a Permitted Bid ceases to be a Permitted Bid.

   The Shareholders Rights Plan defines an Acquiring Person as one who, including others acting jointly or in concert, acquires 20% or more of the outstanding Shares, other than by way of a Permitted Bid or a competing bid. Upon such acquisition (defined in the Shareholders Rights Plan as a "Flip-in Event"), the Rights held by the Acquiring Person become null and void. After the Separation Time, each Right (other than those held by the Acquiring Person) will permit the holder thereof to purchase that number of Shares having an aggregate market price on the day of the Flip-in Event equal to twice the exercise price for an amount equal to the exercise price. Upon a Flip-in Event occurring and the Rights separating from the attached Shares, reported earnings per Share on a fully diluted or non-diluted basis may be effected. Holders of Rights who do not exercise their Rights upon the occurrence of a Flip-in Event may suffer substantial dilution.

   The Offer does not Constitute a Permitted Bid

   Scintrex's Board of Directors may, in good faith, prior to a Flip-in Event, waive the dilutive effects of the Shareholders Rights Plan. In respect of a particular Flip-in Event, the Board of Directors may also waive the Shareholders Rights Plan in respect of a particular Flip-in Event that has occurred through inadvertence, provided that the Acquiring Person that inadvertently triggered such Flip-in Event reduces its beneficial holders to less than 20% of the outstanding Shares within 14 days or such other period as may be specified by the Board. Prior to the occurrence of a Flip-in Event, the Board of Directors may, at its option, elect to redeem all, but not less than all, of the outstanding Rights at a price of $0.001 per Right.

   The Offer is being made on the condition, among others, that the board of directors of Scintrex shall have redeemed the SRP Rights or waived the application to the Offer of the Shareholders Rights Plan or that conditions exist such that the Offeror is otherwise satisfied that the Shareholders Rights Plan does not affect the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction. See paragraph (11) under "Conditions of the Offer" in
Section 4 of the Offer.

   The Offeror believes that the Offer is in the best interests of the Shareholders and that they should be free to make their own investment decision as to whether or not to accept the Offer without hindrance. If the board of directors of Scintrex does not waive the application of the Shareholders Rights Plan to the Offer and any related transaction, the Offeror may take legal action, possibly including application to relevant securities regulatory authorities, to obtain orders to cease trade the SRP Rights.


15. Acquisition of Shares Not Deposited Under the Offer

   If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the Shares, other than Shares held on the date of the Offer by or on behalf of the Offeror or its affiliates and associates (as each of such terms is defined in the OBCA), the Offeror currently intends to acquire, pursuant to the provisions of Section 188 of the OBCA (a "Compulsory Acquisition"), the remainder of the Shares on the same terms as the Offeror acquired Shares pursuant to the Offer.

   To exercise such statutory right, the Offeror must give notice (the "Offeror's Notice") to each registered holder of the Shares who did not accept the Offer (and each person who subsequently acquires any such Shares (a "Dissenting Offeree") of such proposed acquisition on or before the earlier of 60 days from the Expiry Time and 180 days from the date of the Offer. Within 20 days after giving the Offeror's Notice, the Offeror must pay or transfer to Scintrex the consideration the Offeror would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with Section 188 of the OBCA, within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates representing the Shares held by such Dissenting Offeree to Scintrex, and must elect either to transfer such Shares to the Offeror on the terms of the Offer or to demand payment of fair value of the Shares held by such Dissenting Offeree by so notifying the Offeror. If a Dissenting Offeree has elected to demand payment of the fair value of such Shares, the Offeror may apply to a court having jurisdiction to hear an application to fix the fair value of the Shares of that Dissenting Offeree. If the Offeror fails to apply to such court within 20 days after it paid the consideration to Scintrex as referred to above, the Dissenting Offeree may then apply to the court within a period of a further 20 days to have the court fix the fair value of the Shares of that Dissenting Offeree. If the Dissenting Offeree does not apply to a court having jurisdiction within such period, the Dissenting Offeree will be deemed to have elected to transfer such Shares to the Offeror on the terms of the Offer. Any judicial determination of the fair value of the Shares could be more or less than the amount paid pursuant to the Offer.

   The foregoing is a summary only. Reference is made to Section 188 of the OBCA for a complete description of the provisions regarding Compulsory Acquisitions. The provisions of Section 188 are complex and may require strict adherency to notice and timing provisions, failing which such rights may be lost or altered. Shareholder who wish to be better informed about these provisions should consult their legal advisors.

   See "Canadian Federal Income Tax Considerations" in Section 17 of the Circular, for a discussion of the tax consequences to Shareholders in the event of a Compulsory Acquisition.


   Subsequent Acquisition Transactions

   If the statutory right of Compulsory Acquisition described above is not available, or if the Offeror elects not to proceed under such provisions, then the Offeror currently intends to cause a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, capital reorganization, merger or other transaction (each, a "Subsequent Acquisition Transaction") involving the Offeror and/or an affiliate of the Offeror, Scintrex and the Shareholders for the purposes of enabling the Offeror to acquire all of the Shares not deposited under the Offer. The Offeror intends that the Shares acquired by it pursuant to the Offer (including Shares covered by the Lock-Up Agreement) will be counted as part of any minority approval in connection with any such transaction. In any amalgamation, statutory arrangement, capital reorganization, merger or other transaction, the holders of Shares may have the right to dissent under the OBCA and to be paid fair value for their Shares, with such fair value to be determined by a court.

   Each type of Subsequent Acquisition Transaction described above would be a "going private transaction" under the OBCA,

Policy 9.1 and Policy Q-27 and the regulations to securities legislation in certain of the provinces of Canada (collectively the "Regulations"), if such Subsequent Acquisition Transaction would result in the interest of a holder of Shares (the "affected securities") being terminated without the consent of the holder and without the substitution therefor of an interest of equivalent value in a participating security of Scintrex, a successor to the business of Scintrex or a person who controls Scintrex or, in the case of Policy 9.1 and Policy Q-27, a person who controls a successor to the business of Scintrex. In certain circumstances, the provisions of Policy 9.1 and Policy Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions".

   The OBCA, Policy 9.1, Policy Q-27 and the Regulations provide that, unless exempted, a person proposing to carry out a going private transaction is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. Policy 9.1 and Policy Q-27 have similar requirements for related party transactions. In connection therewith, the Offeror intends to rely on any exemption then available or to seek waivers exempting the Offeror and Scintrex, as appropriate, from the requirement to prepare a valuation in connection with a Subsequent Acquisition Transaction.

   The OBCA, Policy 9.1 and Policy Q-27 would also require that, in addition to any other required securityholder approval, in order to complete a going private transaction, the approval of a simple or two-thirds majority (depending on the nature of the transaction) of the votes cast by "minority" holders of the affected securities be obtained. Minority approval must be obtained from each class of the affected securities in which the interests of the holders would be terminated by the going private transaction. The necessary level of securityholder approval required to complete a going private transaction is a simple majority if the consideration offered pursuant to such transaction is payable entirely in cash or the right to receive cash within 35 days after approval of such transaction and, if a formal valuation is required, such consideration is not less than the value, or the simple average of the high and low ends of the range of values, arrived at pursuant to such valuation; otherwise, the necessary level of securityholder approval is 662/3% of the votes cast by "minority" holders of the affected securities. In relation to the Offer and any Subsequent Acquisition Transaction which constitutes a going private transaction (or a related party transaction within the meaning of Policy 9.1 and Policy Q-27), the "minority" holders will be, unless an exemption is available or discretionary relief is granted by the OSC and QSC, as required, all holders of affected securities other than the Offeror, its directors and senior officers and any associate or affiliate of the Offeror and its director and senior officers and any person or company acting jointly or in concert with the Offeror or any of its directors or senior officers in connection with the Offer or the subsequent going private transaction. However, Policy 9.1 and Policy Q-27 also provide that the Offeror may treat Shares acquired pursuant to the Offer as "minority" shares, as the case may be, and to vote them, or to consider them voted, in favour of such going private (or related party) transaction if the consideration per security in the going private (or related party) transaction is at least equal in value to the consideration paid under the Offer. The Offeror currently intends that the consideration under any Subsequent Acquisition Transaction proposed by it would be identical to the consideration under the Offer. The OBCA does not contain such a provision, but provides that application may be made to the OSC for an exemption from the applicable OBCA requirements.

   In addition, under Policy 9.1 and Policy Q-27, if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the affected securities at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if a statutory dissent and appraisal remedy is available to the minority securityholders or a substantially equivalent enforceable right is made available to minority securityholders.

   In the event a going private transaction or another Subsequent Acquisition Transaction were to be consummated, holders of Shares, under Section 185 of the OBCA, may have the right to dissent and demand payment of the fair value of such Shares. This right, if the statutory procedures are complied with, could lead to a judicial determination of the fair value required to be paid to such dissenting holders for their Shares. The fair value of Shares so determined could be more or less than the amount paid per Share pursuant to the Subsequent Acquisition Transaction or the Offer. Any such judicial determination of the fair value of the Shares could be based upon considerations other than, or in addition to, the market price of the Shares.

   See "Canadian Federal Income Tax Considerations" in Section 17 of the Circular, for a discussion of the tax consequences to Shareholders in the event of a Subsequent Acquisition Transaction.


   Judicial Developments

   Prior to the pronouncement of Policy 9.1 and Policy Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which constituted "going private transactions" within the meaning of Policy 9.1 and Policy Q-27. The Offeror has been advised that more recent legislative enactments, notices and judicial decisions indicate a willingness to permit "going private transactions" to proceed subject to compliance with requirements intended to ensure procedural and substantive fairness to the minority shareholders.

   Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a Subsequent Acquisition Transaction.

16. Treatment of Options

   The Offer is not being made for the outstanding Options. Holders of Options wishing to accept the Offer in respect of the Shares into which the Options are convertible should, if permitted under the terms of the applicable option agreement, exercise the conversion rights attached thereto in a timely manner and comply with the procedure for acceptance described under "The Offer" in
Section 1 of the Offer.


17. Canadian Federal Income Tax Considerations

   KPMG, Chartered Accountants, have prepared the following summary of the principal Canadian federal income tax consequences generally applicable to a Shareholder in respect of (i) the sale of Shares pursuant to the Offer or otherwise pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction, and (ii) the acquisition of IDS Shares under the Offer.

   This summary is based upon KPMG's understanding of the provisions of the Tax Act and the regulations thereunder as they currently exist and current published administrative practices of Revenue Canada. The summary takes into account all specific proposals to amend the Tax Act which have been publicly announced by the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments"), although there is no certainty that the Proposed Amendments will be enacted in the form proposed, if at all; however, the Canadian federal income tax considerations generally applicable to a Shareholder described below will not be materially different if the Proposed Amendments are not enacted. The summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in administrative practices of Revenue Canada, nor does it take into account provincial, territorial or foreign income tax legislation or considerations. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

   The summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary does not constitute, and should not be construed to be, tax advice or representations to any particular Shareholder to whom the Offer is made. Shareholders are, therefore, advised to consult their own tax advisors with respect to their individual circumstances, including the application and effect of the income and other tax laws of any country, province, state or local tax authority.

   Shareholders who otherwise recognize a capital gain on the disposition of their Shares and are not exempt from tax under the Tax Act, may wish to consider making the joint tax election (described below) for the purpose of achieving a full or partial tax-deferral transfer or "rollover".


(i) Shareholders Resident in Canada

   The following portion of the summary is generally applicable to Shareholders who, for the purposes of the Tax Act, are resident or deemed to be, resident in Canada, deal at arm's length with Scintrex and the Offeror, are not affiliated for the purposes of the Tax Act with Scintrex or the Offeror, are not financial institutions (to which the mark-to-market rules contained in the Tax Act may be applicable) and hold Shares as capital property. Shares generally will be considered capital property to a Shareholder unless the Shareholder holds such Shares in the course of carrying on a business, or the Shareholder has acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Certain Shareholders whose Shares might not otherwise qualify as capital property may, in certain circumstances, treat the Shares as capital property by making the election permitted by subsection 39(4) of the Tax Act.


   Disposition of Shares Subject to Section 85.1 of the Tax Act

   A Shareholder who disposes of Shares pursuant to the Offer and elects the All Share Option will generally be subject to the provisions of section 85.1 of the Tax Act. Unless the Shareholder chooses to treat the exchange of his Shares for IDS Shares as a taxable transaction, or makes a joint election under subsection 85(1) or (2) of the Tax Act as discussed below, the Shareholder will be deemed to have disposed of the Shares for proceeds of disposition equal to his adjusted cost base in respect of such shares and to have acquired the IDS Shares received in exchange therefor at a like amount. No capital gain or capital loss will result to such a Shareholder. A Shareholder desiring this result does not have to file any election form or other document with Revenue Canada, although the Shareholder must report the disposition in his return of income for the taxation year within which the exchange occurs.

   This automatic tax deferred exchange will not be available to any Shareholder electing the Cash-Share Option. The tax deferred exchange is also not available to any Shareholder electing the All Share Option where:

      (i) such Shareholder has, in his return of income for the taxation year of the exchange, included in his income for that year any portion of the gain or loss, otherwise determined from the disposition of the Shares exchanged;

      (ii) such Shareholder and IDS were, immediately prior to the exchange, not dealing at arm's length with each other;

      (iii) such Shareholder, immediately after the exchange, either alone, or together with persons with whom he was not dealing at arm's length, controlled IDS, directly or indirectly, or beneficially owned shares of IDS having a fair market value of more that 50% of the fair market value of the outstanding shares of the capital stock of the Offeror; or

      (iv) such Shareholder did not hold the Shares as capital property for the purposes of the Tax Act.


   Election under Section 85 of the Tax Act

   A Shareholder who is an Eligible Holder (as defined below) and who disposes of Shares pursuant to the Offer may obtain a full or partial tax deferred "rollover" by entering into a joint tax election with the Offeror and filing with Revenue Canada (and, where applicable, a provincial tax authority) such election pursuant to subsection 85(1) of the Tax Act, or, in the case of an Eligible Holder that is a partnership, under subsection 85(2) of the Tax Act (and the corresponding provisions of any applicable provincial tax legislation) in respect of the Shares and specifying therein a transfer price (the "Elected Transfer Price"), within the limits described below.

   An Eligible Holder is a Shareholder who is (i) a resident of Canada for the purposes of the Tax Act and who is not exempt from Canadian tax under the Tax Act, or (ii) a non-resident of Canada for the purposes of the Tax Act whose Shares constitute "taxable Canadian property" (as defined in the Tax Act) and who is not exempt from Canadian tax in respect of any gain realized on the disposition of the Shares by reason of an exemption contained in an applicable income tax convention. A partnership that holds Shares is also an Eligible Holder if one or more members of the partnership would be an Eligible Holder if such member held the Shares directly.

   The joint tax election must specify the Elected Transfer Price in respect of the Shares which may not:

      (a)  be less than any cash consideration received by an Eligible Holder;

      (b) be less than the lesser of the Eligible Holder's adjusted cost base of the Shares at the time of the disposition and the fair market value of the Shares at that time; or

      (c) exceed the fair market value of the Shares at the time of its disposition.

   Elected Transfer Prices which do not otherwise comply with the foregoing limitations will automatically be adjusted under the Tax Act so that they are in compliance.

   Where an Eligible Holder makes the joint tax election in respect of the disposition of such holder's Shares in the form prescribed under the Tax Act and specifies therein an Elected Transfer Price within the limits set out in the Tax Act, and such election is filed with Revenue Canada within the time prescribed in the Tax Act, the Canadian federal income tax consequences are as follows:

      (a) Such Shares will be deemed to have been disposed of for proceeds of disposition equal to the Elected Transfer Price. If the proceeds of disposition in respect of the Shares are equal to the aggregate of the Eligible Holder's adjusted cost base of those Shares (determined immediately before the disposition) and any reasonable costs of disposition, no capital gain or capital loss will be realized by the Eligible Holder.

      (b) Subject to the limitations set out in subsections 85(1) and (2) of the Tax Act, to the extent that the proceeds of disposition in respect of the Shares exceed (or are less than) the aggregate of the adjusted cost base thereof and any reasonable costs of disposition, the holder will realize a capital gain (or a capital loss) that will be taxed as described below under "Capital Gains and Capital Losses".

      (c) The cost to an Eligible Holder of the IDS Shares received upon the disposition of the Shares will be equal to the Elected Transfer Price in respect of the Shares, less any cash consideration received.

   Consequently, notwithstanding any joint tax election, if the cash received by an Eligible Holder exceeds the adjusted cost base of his Shares and any reasonable costs of disposition, the holder will realize a capital gain at least equal to such excess.

The tax treatment of any such capital gain will generally be the same as described below under "Capital Gains and Capital Losses".

   The Tax Election Filing Package (defined below) may be obtained from the Depositary at its offices shown on the last page of this Offer and Circular. The election forms may also be obtained directly from Revenue Canada and (if applicable) the appropriate provincial election forms may be obtained from the relevant provincial income tax authorities. An Eligible Holder interested in obtaining a Tax Election Filing Package should indicate it on the Letter of Transmittal accompanying this Offer in the space provided therein.

   In order to make a joint tax election, a duly completed Tax Election Filing Package together with any required supporting schedules must be signed by the Eligible Holder and must be received by the Depositary on or before February 28, 1999. The Offeror will not execute any tax election received by the Depositary after February 28, 1999. The Tax Election Filing Package consists of:

      (a) two (2) copies of Revenue Canada form T2057 or, if the Eligible Holder is a partnership as indicated on the Letter of Transmittal, then two (2) copies of Revenue Canada form T2058;

      (b) if the Eligible Holder is required to file in Quebec as indicated on the Letter of Transmittal, then two (2) copies of the Quebec Tax Election Form TP-518V or, if the Eligible Holder is required to file in Quebec and is a partnership as indicated on the Letter of Transmittal, then three (3) copies of Quebec Tax Election Form TP-529V; and

      (c) a tax election filing authorization letter (in duplicate if the Eligible Holder is required to file in Quebec as indicated on the Letter of Transmittal).

   Where Shares are held in joint ownership and two or more of the co-owners wish to elect, one of the co-owners designated for such purpose should file the designation and a copy of the Federal Election Form T2057 (and where applicable, the corresponding provincial form) for each co-owner along with a list of all co-owners electing, which list should contain the address and social insurance number or tax account number of each co-owner. Where the Shares are held as partnership property, a partner designated by the partnership must file one copy of Revenue Canada form T2058 on behalf of each member of the partnership (and where applicable, the corresponding form in duplicate with the provincial taxation authorities). Such Federal Election Form T2058 (and provincial form, if applicable) must be accompanied by a list containing the name, address, social insurance number or account number of each partner as well as the letter signed by each partner authorizing the designated partner to complete, execute and file the form.

   The Offeror will make a joint tax election under subsection 85(1) or 85(2) of the Tax Act and the corresponding provisions of any applicable provincial tax legislation only with an Eligible Holder, and at the amount(s) determined by the Eligible Holder subject to the limitations set out in subsections 85(1) and 85(2) of the Tax Act or any applicable provincial tax statute. The Offeror agrees only to execute any accepted joint tax election and to forward such accepted tax election by mail (within 30 days after the receipt thereof by the Depositary) to the appropriate tax authorities with a copy to the Eligible Holder. Compliance with the requirements to ensure the validity of a joint tax election will be the sole responsibility of the Eligible Holder making the election. The Offeror will not be responsible for the proper completion of any accepted joint tax election, and the Eligible Holder will be solely responsible for the payment of any late filing penalty. Accordingly, the Offeror will not be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete any joint tax election form or to properly file such form within the time prescribed and in the form prescribed under the Tax Act or the corresponding provisions of any applicable provincial legislation.

   In order for Revenue Canada (and where applicable the Ministere du Revenu du Quebec) to accept the joint tax election without a late filing penalty being paid by an Eligible Holder, the joint tax election, duly completed and executed by both the Eligible Holder and the Offeror, must be received by such taxation authorities on or before the day that is the earliest of the days on or before which either the Offeror or the Eligible Holder is required to file an income tax return for the taxation year in which the disposition occurs. The Offeror's current taxation year is scheduled to end on December 31, 1998. The Offeror is required to file an income tax return for the current taxation year on or before June 30, 1999. In general, the joint tax elections of Eligible Holders who are individuals must be filed by April 30, 1999. The completed Tax Election Filing Packages of Eligible Holders must be received by the Depositary no later than February 28, 1999. Generally, Eligible Holders who are not individuals may be required to forward their Tax Election Filing Packages to the Depositary before February 28, 1999 in order to avoid late filing penalties. If, for whatever reason, the current taxation year of the Offeror were to terminate before December 31, 1998, the joint tax elections may have to be filed earlier to avoid late filing penalties. In such event, the Offeror has agreed to notify through the Depositary forthwith every Eligible Holder of such change. Eligible Holders other than individuals are urged to consult their own tax advisors as soon as possible regarding the deadlines appropriate to their circumstances. Any Eligible Holder who does not ensure that the Depositary has received a duly completed Tax Election Filing Package on or before February 28, 1999 will not be able to benefit from the provisions of Section 85 of the Tax Act. Accordingly, all Eligible Holders who wish to enter into a joint election with the Offeror should give their immediate attention to this matter.

   Eligible Holders who wish to make a joint tax election are referred for further information to Information Circular 76-19R3 and Interpretation Bulletin IT-291R2 issued by Revenue Canada.

   Eligible Holders wishing to complete a federal or, if applicable, a provincial tax election should consult their own tax advisors. The comments herein with respect to such joint tax elections are provided for general assistance only. The law in this area is complex and contains numerous technical requirements. Compliance with such requirements to ensure the validity of the joint tax election will be the sole responsibility of the Eligible Holder.

   To the extent that any capital gain or capital loss is realized, the comments made below regarding the proportion of inclusion of capital gains or capital losses and the ability to carry back or carry forward as discussed below under the heading "Capital Gains and Capital Losses" are applicable as well as those comments concerning the potential for a capital loss otherwise determined to be reduced by the amount of taxable dividends received in certain limited situations.


   Disposition Where Sections 85 and 85.1 of the Tax Act Do Not Apply

   Unless a Shareholder is an Eligible Holder and makes a joint election under subsections 85(1) or (2) of the Tax Act (as discussed above under "Election Under Section 85 of the Tax Act"), or has elected the All Share Option in the circumstances where the automatic tax deferred exchange occurs (as discussed above under "Disposition of Shares Subject to Section 85.1 of the Tax Act"), a Shareholder will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Shares to the Shareholder. For purposes of computing such capital gain or capital loss, a Shareholder will be considered to have disposed of such Shares for proceeds of disposition equal to the aggregate of the cash, if any, and the fair market value of the IDS Shares so received. The cost of the IDS Shares received for the Shares will be equal to the fair market value of the IDS Shares as at the date the Shares are acquired by the Offeror pursuant to the Offer. A Shareholder is advised to consult his own tax advisor with respect to his individual circumstances in choosing to treat the exchange as a taxable transaction.

   To the extent that any capital gain or capital loss is realized, the comments made below regarding the proportion of inclusion of capital gains or capital losses and the ability to carry back or carry forward as discussed below under the heading "Capital Gains and Capital Losses" are applicable as well as those comments concerning the potential for a capital loss otherwise determined to be reduced by the amount of taxable dividends received in certain limited situations.


   Capital Gains and Capital Losses

   A Shareholder will be required to include three-quarters of the amount of any resulting capital gain (a "taxable capital gain") in income, and will be required to deduct three-quarters of the amount of any resulting capital loss (an "allowable capital loss") against taxable capital gains realized in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

   In general, a capital loss otherwise arising upon the disposition of a Share by a corporation may be reduced by dividends previously received or deemed to have been received thereon to the extent and under the circumstances prescribed in the Tax Act. Similar rules may apply where the corporation is a member of a partnership or a beneficiary of a trust that owns Shares. Under the Proposed Amendments, similar rules may apply where a partnership or a trust is a member of a partnership or a beneficiary of a trust that owns Shares. Shareholders to whom these rules may be relevant should consult their own tax advisors.

   The Tax Act imposes an additional refundable tax of 62/3% on investment income earned by a Canadian-controlled private corporation (other than dividends deductible in computing the corporation's taxable income) that will be refunded at the rate of one dollar for every three dollars of taxable dividends paid by the corporation. For this purpose, investment income includes taxable capital gains.

   Capital gains realized by an individual, may give rise to an alternative minimum tax. The non-taxable portion of a capital gain (one-quarter) is included in adjusted taxable income for this purpose. The Tax Act provides that tax payable by individuals (other than certain trusts) is the greater of the tax otherwise determined and an alternative minimum tax calculated at 17% of the individual's adjusted taxable income in excess of $40,000.

   Adjusted Cost Base of the IDS Shares

   For the purposes of determining the adjusted cost base of the IDS Shares, the cost of the IDS Shares received pursuant to the Offer will be averaged with the adjusted cost base of all IDS Shares already held by such holder as capital property. The tax consequences arising from a future disposition of IDS Shares will be measured by reference to such adjusted cost base.


   Compulsory Acquisition

   As described under the heading "Acquisition of Shares Not Deposited Under the Offer", the Offeror may, in certain circumstances, acquire Shares pursuant to
Section 188 of the OBCA. Subject to the possible application of the replacement property rules contained in the Tax Act, the tax consequences to a Shareholder whose Shares are acquired pursuant to such statutory rights of purchase and who receives payment, other than in IDS Shares, will be as described above under "Disposition Where Sections 85 or 85.1 of the Tax Act Do Not Apply". A Shareholder receiving IDS Shares as payment for his Shares could have the exchange treated as a tax deferred transaction under Section 85 or Section 85.1 of the Tax Act as described above. Shareholders whose Shares may be so acquired should consult their own tax advisors in this regard.


   Subsequent Acquisition Transaction

   If the Compulsory Acquisition provisions are not utilized, the Offeror may propose other means of acquiring the remaining issued and outstanding Shares. The tax treatment of a Subsequent Acquisition Transaction to a Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.

   A Subsequent Acquisition Transaction could be implemented by means of an amalgamation of Scintrex with the Offeror or one of its affiliates pursuant to which Shareholders who have not tendered their Shares under the Offer will have their Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation ("Redeemable Shares") which would then be immediately redeemed for cash. If an amalgamation is implemented, a Shareholder will realize neither a capital gain nor a capital loss as a result of the disposition by him of his Shares in exchange for Redeemable Shares, and the cost of the Redeemable Shares received would be equal to the aggregate of the adjusted cost base of the Shares to the Shareholder immediately before the amalgamation.

   Upon the redemption of Redeemable Shares, the holder thereof would be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to holders of such shares that are corporations as discussed below) equal to the amount by which the redemption price of the Redeemable Shares exceeds their paid-up capital for the purposes of the Tax Act. A capital gain (or capital loss) may also result to the extent that the payment received, less the portion deemed to be a dividend, exceeds (or is less than) the adjusted cost base to him of his Shares immediately before the exchange and reasonable costs of disposition. A capital loss arising upon the redemption of a Redeemable Share may be reduced by dividends previously received or deemed to have been received thereon as described above under "Capital Gains and Capital Losses".

   Subsection 55(2) of the Tax Act provides that where a corporate Shareholder is deemed to receive a dividend under the circumstances described above, all or part of the deemed dividend may be treated as proceeds of disposition of the Redeemable Shares for the purpose of computing the Shareholder's capital gain on the disposition of such shares. Accordingly, corporate Shareholders should consult their tax advisors for specific advice with respect to the potential application of this provision. Subject to the potential application of this provision, dividends deemed to be received by a corporation as a result of the redemption of the Redeemable Shares will be included in computing its income, but normally will also be deductible in computing its taxable income unless the corporation is a "specified financial institution" (as defined in the Tax Act). Dividends deemed to be received on the Redeemable Shares by a specified financial institution may not be deductible in computing its taxable income if the term preferred share rules in the Tax Act are applicable. Corporations which may be affected by such rules should consult their own tax advisors.

   A Shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) may be liable to pay the 331/3% refundable tax under Part IV of the Tax Act on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing the corporation's taxable income.

   In the case of a Shareholder who is an individual, dividends deemed to be received as a result of the redemption of the Redeemable Shares will be included in computing the Shareholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable Canadian corporation.

   Under the current administrative practice of Revenue Canada, Shareholders who exercise their statutory right of dissent in respect of an amalgamation should be considered to have disposed of their Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Shareholder therefor, other than interest awarded by the court.

The calculation and tax treatment of any resulting capital gain or capital loss would be the same as described above. However, no assurance can be given that Revenue Canada will apply this practice to a Shareholder and because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting Shareholder will be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, no comment is expressed herein as to which of these two tax treatments is properly applicable to such Shareholders. A dissenting Shareholder should consult with his own tax advisors in this regard.


   Ownership of IDS Shares by Residents

     Dividends on IDS Shares

   Dividends and deemed dividends on IDS Shares will be included in the recipient's income for the purposes of the Tax Act. Such dividends received by an individual holder will be subject to the gross-up and dividend tax credit rules in the Tax Act. A holder that is a corporation will include such dividends in computing its income and generally will be entitled to deduct the amount of such dividends in computing its taxable income. A holder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax
Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 331/3% on dividends received or deemed to be received on the IDS Shares to the extent such dividends are deductible in computing the holder's taxable income.


   Disposition of IDS Shares by Residents

   A holder will realize a capital gain (or a capital loss) on a disposition or deemed disposition of IDS Shares equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the adjusted cost base to the holder of such IDS Shares and any reasonable costs of disposition. The tax treatment of any such capital gain (or capital loss) will generally be the same as described above under "Capital Gains and Capital Losses".


(ii) Shareholders Not Resident in Canada

   This portion of the summary is generally applicable only to Shareholders who are neither residents nor deemed to be residents of Canada, who deal at arm's length with IDS and Scintrex, who are not affiliated for the purposes of the Tax Act with IDS or Scintrex, who are not financial institutions (to which the mark-to-market rules contained in the Tax Act may be applicable), who hold their Shares as capital property, who do not use or hold and are not deemed to use or hold their Shares in carrying on a business in Canada.

   A non-resident Shareholder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Shares to the Offeror under the Offer or by virtue of the Compulsory Acquisition of Shares pursuant to Section 188 of the OBCA, unless those shares constitute "taxable Canadian property" to the Shareholder.

   A Share will constitute "taxable Canadian property" if (a) at any time during the five year period immediately preceding the disposition, the non-resident, either alone or together with persons with whom the non-resident did not deal at arm's length, owned 25% or more of the shares of any class or series of the capital of Scintrex or a predecessor (b) the Shareholder, upon ceasing to be a Canadian resident, elected under the Tax Act to have the Shares deemed a taxable Canadian property, or (c) the Shareholder obtained his Shares through certain exchanges of other taxable Canadian property. For purposes of (a) above, a holder of an option to acquire Shares will be considered to own any shares to which such option relates. Even if the Shares are taxable Canadian property to a non-resident, any capital gain realized upon the disposition may be exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax convention to which Canada is a party.

   A Shareholder who disposes of Shares pursuant to the Offer and elects the All Share Option will be considered to have made a disposition of his Shares for purposes of the Tax Act. Unless the Shareholder chooses to treat the exchange of his Shares for IDS Shares as a taxable transaction or makes a joint election under subsection 85(1) or (2) of the Tax Act, the Shareholder will be deemed to have disposed of the Shares for proceeds of disposition equal to his adjusted cost base in respect of such shares and to have acquired the IDS Shares received in exchange therefor at a like amount as provided for in Section 85.1 of the Tax Act. No capital gain or capital loss will result to such a Shareholder.

   A Shareholder who disposes of Shares pursuant to the Offer and elects the Cash-Share Option will be considered to have made a disposition of his Shares for purposes of the Tax Act. In the event that the Shares constitute taxable Canadian property and the capital gain otherwise to be realized upon a disposition of such shares to the Offeror is not exempt from Canadian tax by virtue of an applicable income tax convention, then in such circumstances, the non-resident Shareholder will be an "Eligible Holder" and may seek to take advantage of the "rollover" provisions of subsections 85(1) or 85(2) of the Tax Act as described above under the heading "Election under Section 85 of the Tax Act". However, if such election is made, the IDS Shares received on the exchange for Shares will be deemed to be taxable Canadian property to such holder.

   If the Offeror does not acquire all the Shares pursuant to the Offer or by means of Compulsory Acquisition pursuant to Section 188 of the OBCA, it may propose other means to acquire the remaining Shares. The tax treatment of such a transaction to a non-resident Shareholder will depend on the exact manner in which the transaction is carried out and may be substantially the same as or materially different than described above. A non-resident Shareholder may realize a capital gain or a capital loss and/or a deemed dividend. Dividends paid or deemed to be paid to a non-resident will be subject to Canadian withholding tax at a rate of 25%. Such rate may be reduced under the provisions of an applicable income tax convention to which Canada is a party. Nonresident Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Shares acquired pursuant to such a transaction.

   No comment is made regarding the tax treatment of the transactions alluded to above for countries in which the Shareholder may be subject to taxation.

   Ownership of IDS Shares by Non-Residents

   Dividends on IDS Shares

   Dividends paid or deemed to be paid on the IDS Shares to non-residents of Canada will be subject to non-resident withholding tax under the Tax Act at the rate of 25%, subject to reduction under the provisions of an applicable income tax convention.


   Disposition of IDS Shares

   The tax treatment to a non-resident holder for the purposes of the Tax Act on a disposition or deemed disposition of IDS Shares will generally be the same as described above in respect of Shares under "Shareholders Not Resident in Canada".


   Taxable Canadian Property

   If the Shares which are disposed of to the Offeror pursuant to the Offer constituted taxable Canadian property to their holder, then the IDS Shares received by such holder will be deemed to be taxable Canadian property where the provisions of sections 85 or 85.1 of the Tax Act apply.

18. Other Matters Relating to the Offer

   Depositary

   The Offeror has engaged the Depositary for the receipt of certificates in respect of Shares and related Letters of Transmittal and Notices of Guaranteed Delivery deposited under the Offer and for the payment for Shares purchased by the Offeror pursuant to the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

   Financial Advisor, Dealer Manager and Soliciting Dealer Group

   The Offeror has retained Yorkton Securities Inc. to act as its financial advisor in connection with the Offer. The Offeror has agreed to pay this advisor a financial advisory fee and an additional fee in the event that Shares are taken up by the Offeror under the Offer. The agreement between the Offeror and Yorkton Securities Inc. also provides for the reimbursement by the Offeror of all reasonable out-of-pocket expenses of Yorkton Securities Inc. and its indemnification against certain liabilities, including liabilities under applicable securities laws.

   Pursuant to a Soliciting Dealer Agreement between the Offeror and Yorkton Securities Inc. as dealer manager (the "Dealer Manager"), the Dealer Manager has agreed to form and act as manager of a soliciting dealer group comprising members of the Investment Dealers Association of Canada and members of the TSE (the "Soliciting Dealer Group") to be established to solicit acceptances of the Offer. Yorkton Securities Inc. will be paid a fee of $50,000 for managing the Soliciting Dealer Group and an additional fee of $25,000 in the event 90% or more of the Shares are deposited under the Offer and are not withdrawn. Each member of the Soliciting Dealer Group, including the Dealer Manager, is referred to herein as a "Soliciting Dealer". The Soliciting Dealer Agreement provides that each Soliciting Dealer whose name appears in the appropriate space in the Letter of Transmittal accompanying a deposit of Shares shall be entitled to receive a fee for each Share deposited and taken up by the Offeror under the Offer. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing holder of Shares will be subject to a minimum and maximum amount which is customary for transactions of this nature.

   Except as set forth above, the Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

   No fee or commission will be payable by any holder of Shares who transmits his, her or its Shares directly to the Depositary or who makes use of the facilities of a Soliciting Dealer to accept the Offer.

   The Offeror estimates that the total amount of fees and expenses related to the Offer will be approximately $1.5 million.

19. Offerees' Statutory Rights

   Securities legislation in certain of the provinces and territories of Canada provides holders of Shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the holders of Shares. However, such rights must be exercised within prescribed time limits. Holders of Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                               CONSENT OF COUNSEL

To: The Directors of IDS Intelligent Detection Systems Inc.

   We hereby consent to the reference to our opinion contained under "Eligibility for Investment" in Schedule C of the Circular accompanying the Offer dated April 15, 1998 made by IDS Intelligent Detecton Systems Inc. to the holders of Common Shares of Scintrex Limited.



Ottawa, Canada
April 15, 1998                                          (Signed) FRASER & BEATTY

                                 CONSENT OF KPMG

TO:         British Columbia Securities Commission
            Alberta Securities Commission
            Saskatchewan Securities Commission
            Manitoba Securities Commission
            Ontario Securities Commission
            Commission des valeurs mobilieres du Quebec
            Administrator, Department of Provincial Secretary, New Brunswick Nova Scotia Securities Commission
            Registrar of Securities, Prince Edward Island
            Registrar of Securities, Newfoundland and Labrador

Dear Sirs:

   We refer to the Take-over Bid Circular included in the Offer of IDS Intelligent Detection Systems Inc. dated April 15, 1998 relating to the purchase of all of the outstanding Common Shares of Scintrex Limited.

   We hereby consent to the use of our report dated February 17, 1998, except as to notes 8(e) and 18 which are at March 12, 1998, to the shareholders of IDS Intelligent Detection Systems Inc. on the consolidated balance sheets of IDS Intelligent Detection Systems Inc. as at December 31, 1997 and 1996 and the consolidated statements of earnings, retained earnings and changes in financial position for each of the years then ended and the period April 13, 1995 to December 31, 1995.

   We also consent to the use in the Take-over Bid Circular of our compilation report dated April 14, 1998 to the directors of IDS Intelligent Detection Systems Inc. on the accompanying unaudited pro forma consolidated balance sheet of IDS Intelligent Detection Systems Inc. as at December 31, 1997 and the unaudited pro forma consolidated statement of earnings for the year ended December 31, 1997.

   We also consent to the use of our name in the section of the Take-over Bid Circular entitled "Canadian Federal Income Tax Considerations".




Ottawa, Canada                                                     (Signed) KPMG
April 15, 1998                                             Chartered Accountants

                     APPROVAL AND CERTIFICATE OF THE OFFEROR

   The contents of the Offer and Circular have been approved, and the sending, communication or delivery thereof to the holders of Common Shares of Scintrex Limited has been authorized, by the board of directors of the Offeror. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or market price of the Common Shares of Scintrex Limited subject to the Offer or the Common Shares of the Offeror offered in exchange therefor.

DATED: April 15, 1998


                     IDS INTELLIGENT DETECTION SYSTEMS INC.




   (Signed) MARIUSZ RYBAK                        (Signed) DARLENE NIELSEN-DOWNEY
  Chairman, President and                            Chief Financial Officer
  Chief Executive Officer                                 and Secretary

  On behalf of the Board of Directors of IDS Intelligent Detection Systems Inc.



  (Signed) RAYMOND V. HESSION                        (Signed) ANICET BLAIS
            Director                                       Director

                                   SCHEDULE A

                      AUDITORS' REPORT TO THE SHAREHOLDERS

   We have audited the consolidated balance sheets of IDS Intelligent Detection Systems Inc. as at December 31, 1997 and December 31, 1996 and the consolidated statements of earnings, retained earnings and changes in financial position for the years then ended and the period April 13, 1995 to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1997 and December 31, 1996 and the results of its operations and the changes in its financial position for the years then ended and the period April 13, 1995 to December 31, 1995 in accordance with generally accepted accounting principles.



Ottawa, Canada
February 17, 1998, except as to notes 8(e) and 18,                 (Signed) KPMG
which are at March 12, 1998                                Chartered Accountants

                     IDS INTELLIGENT DETECTION SYSTEMS INC.

                           CONSOLIDATED BALANCE SHEETS
              December 31, 1997, with comparative figures for 1996


                                                                                                   1997         1996
                                                                                                   ----         ----
Assets
Current assets:
   Cash...................................................................................      $13,087,968   $  960,650
   Accounts receivable....................................................................       20,483,987    1,288,583
   Investment tax credit receivable.......................................................          435,346      861,828
   Income taxes recoverable...............................................................          272,354           --
   Inventory (note 4).....................................................................          510,740    1,242,871
   Prepaid expenses.......................................................................           56,192       81,634
   Due from affiliated company............................................................           23,857       76,686
   Due from shareholders..................................................................               --      376,375
                                                                                                -----------   ----------
                                                                                                 34,870,444    4,888,627
Capital assets (note 5)...................................................................          459,008      425,797
Goodwill..................................................................................          752,160    1,259,354
                                                                                                -----------   ----------
                                                                                                $36,081,612   $6,573,778
                                                                                                ===========   ==========
Liabilities and Shareholders' Equity
Current liabilities:
   Bank loan (note 6).....................................................................      $ 1,552,475   $1,272,620
   Accounts payable and accrued liabilities...............................................       16,228,021    1,196,495
   Income taxes payable...................................................................               --      557,600
   Deferred revenue.......................................................................          275,617      334,581
   Due to shareholders....................................................................           69,855           --
   Current portion of long-term debt (note 7).............................................           30,000      286,363
                                                                                                -----------   ----------
                                                                                                 18,155,968    3,647,659
Long-term debt (note 7)...................................................................           57,500    1,537,330
Deferred lease inducement.................................................................           49,834           --
Non-controlling interest..................................................................               --      127,946
Shareholders' equity:
   Share capital (note 8).................................................................       17,321,564        1,800
   Retained earnings......................................................................          496,746    1,259,043
                                                                                                -----------   ----------
                                                                                                 17,818,310    1,260,843
Commitments (note 14)
Subsequent events (notes 8(e) and 18)
                                                                                                $36,081,612   $6,573,778
                                                                                                ===========   ==========

On behalf of the Board:



    (Signed) MARIUSZ RYBAK                      (Signed) FRANCOIS HUBERT
           Director                                     Director



          See accompanying notes to consolidated financial statements.

                     IDS INTELLIGENT DETECTION SYSTEMS INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS


                                                                                Year ended     Year ended   April 13 to
                                                                               December 31,   December 31,  December 31,
                                                                                  1997           1996          1995
                                                                                  ----           ----          ----
                                                                                                           (as restated)

Sales..................................................................         $24,119,798    $4,038,131   $  668,907
Cost of goods sold.....................................................          19,983,105     2,624,454           --
                                                                                -----------    ----------   ----------
                                                                                  4,136,105     1,413,677      668,907
Contract revenue.......................................................             106,518       404,981      380,645
                                                                                -----------    ----------   ----------
                                                                                  4,243,211     1,818,658    1,049,552
Expenses:
   Selling, general and administrative.................................           3,077,747     1,812,944      352,159
   Depreciation and amortization.......................................             595,626       584,800      282,395
   Interest............................................................             268,594       280,296      136,214
   Research and development (note 10)..................................             490,181       490,247      223,899
                                                                                -----------    ----------   ----------
                                                                                  4,432,148     3,168,287      994,667
                                                                                -----------    ----------   ----------
                                                                                   (188,937)   (1,349,629)      54,885
Other income...........................................................              30,666       169,900      116,000
Dilution gains.........................................................             680,521     2,618,901           --
Finance charges........................................................            (795,800)           --           --
Goodwill write-off.....................................................             (68,000)           --           --
Non-controlling interest...............................................             136,720       280,442      (46,956)
                                                                                -----------    ----------   ----------
Earnings (loss) before income taxes....................................            (204,830)    1,719,614      123,929
Income taxes - (current) recovery......................................             120,020      (300,000)          --
                                                                                -----------    ----------   ----------
Net earnings (loss)....................................................         $   (84,810)   $1,419,614   $  123,929
                                                                                ===========    ==========   ==========
Earnings (loss) per share (note 9):
   Basic...............................................................         $      (.01)   $     0.17   $     0.02
                                                                                ===========    ==========   ==========



          See accompanying notes to consolidated financial statements.

                     IDS INTELLIGENT DETECTION SYSTEMS INC.

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS


                                                                                  Year ended   Year ended   April 13 to
                                                                                 December 31, December 31,  December 31,
                                                                                     1997         1996         1995
                                                                                     ----         ----         ----
                                                                                                           (as restated)

Retained earnings (deficit), beginning of period.......................           $1,259,043   $       --    $       --
   As previously reported..............................................                   --      (75,758)           --
   Adjustment (note 16)................................................                   --      199,687            --
                                                                                  ----------   ----------    ----------
   Retained earnings, restated.........................................            1,259,043      123,929            --
Net earnings (loss)....................................................              (84,810)   1,419,614        123,929
Dividend on Class A common shares......................................             (961,987)          --            --
Refundable dividend taxes..............................................              284,500     (284,500)           --
                                                                                  ----------   ----------    ----------
Retained earnings, end of period.......................................           $  496,746   $1,259,043    $  123,929
                                                                                  ==========   ==========    ==========















          See accompanying notes to consolidated financial statements.

                     IDS INTELLIGENT DETECTION SYSTEMS INC.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION


                                                                                 Year ended    Year ended   April 13 to
                                                                                 December 31,  December 31, December 31,
                                                                                     1997         1996         1995
                                                                                     ----         ----         ----
                                                                                                           (as restated)

Operations:
   Net earnings (loss)........................................................   $   (84,810) $ 1,419,614   $  123,929
   Items not involving cash:
     Depreciation and amortization............................................       595,626      584,800      282,395
     Non-controlling interest - (income) expense..............................      (136,720)    (280,442)      46,956
     Increase in non-controlling interest.....................................         8,774      361,432           --
     Reduction in goodwill due to increase in non-controlling
        interest..............................................................        47,571      216,018           --
     Goodwill write-off.......................................................        68,000           --           --
   Changes in non-cash operating working capital..............................    (3,868,741)     (64,862)    (751,722)
                                                                                 -----------  -----------  -----------
                                                                                  (3,370,300)   2,236,560    (298,442)
Investments:
   Increase in deferred lease inducement......................................      (165,484)          --           --
   Additions to capital assets................................................        49,834     (101,087)     (24,027)
   Increase in goodwill.......................................................       (71,730)          --           --
   Net assets of subsidiaries acquired - net of cash:
     Working capital excluding bank indebtedness..............................            --     (613,508)      43,855
     Capital asset............................................................            --     (310,992)    (102,993)
     Goodwill.................................................................            --     (323,024)  (1,906,244)
     Long-term debt...........................................................            --      102,500      510,000
                                                                                 -----------  -----------  -----------
                                                                                    (187,380)  (1,246,111)  (1,479,409)
Financing:
   Increase (decrease) in bank loan...........................................       279,855    1,222,620       50,000
   Increase (decrease) in due to/from shareholders............................       446,230     (527,470)     151,095
   Increase (decrease) in due from affiliated company.........................        52,829      (76,686)          --
   Increase (decrease) in long-term debt......................................    (1,736,193)    (383,491)   1,594,684
   Issuance of share capital..................................................    17,319,764          900          900

   Dividend...................................................................      (961,987)          --           --

   Refundable dividend taxes (recovery).......................................       284,500     (284,500)          --
                                                                                 -----------  -----------  -----------
                                                                                  15,684,998      (48,627)   1,796,679
                                                                                 -----------  -----------  -----------
Increase (decrease) in cash position..........................................    12,127,318      941,822       18,828
Cash position, beginning of period............................................       960,650       18,828           --
                                                                                 -----------  -----------  -----------
Cash position, end of period..................................................   $13,087,968  $   960,650  $    18,828
                                                                                 ===========  ===========  ===========






          See accompanying notes to consolidated financial statements.

                     IDS INTELLIGENT DETECTION SYSTEMS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended December 31, 1997 and 1996 and period
                       April 13, 1995 to December 31, 1995

1.   General:

     IDS Intelligent Detection Systems Inc. ("IDS" or the "Company") was formed on September 30, 1997 as a result of the statutory amalgamation of IDS Intelligent Detection Systems Inc. ("Old IDS") (formerly MAA International Corporation), its 64.5% owned subsidiary CPAD Technologies Inc. ("CPAD") and its 100% owned subsidiary 1202733 Ontario Inc.

     Old IDS was incorporated on April 6, 1995 under the Ontario Business Corporations Act. The Company's principal business activity was undertaken through its investment in CPAD. CPAD was incorporated under the Ontario Business Corporations Act and its principal business activity was the research, development, manufacture and sale of chemical detection systems and provision of integration, engineering and consulting services and value added resale of information technology equipment.

     Old IDS acquired a 77.5% interest in CPAD on April 13, 1995 (see note 3(a)). During 1996 this interest was diluted to 66.1% through shares issued by CPAD out of treasury (see note 3(b)) and the sale of CPAD shares by IDS to third parties.

     During 1997, Old IDS's interest was diluted by a further 1.6% through a combination of shares issued by CPAD out of treasury, sale of CPAD shares by Old IDS and a purchase of CPAD shares by Old IDS for cash of $75,200 resulting in additional goodwill of $71,730.

2.   Significant accounting policies:

     (a)  Basis of consolidation:

          The amalgamation of Old IDS and its subsidiaries constituted the combination of companies under common control; accordingly, this transaction has been accounted for using the predecessor companies' book values at September 30, 1997.

          The financial statements as at December 31, 1996 have been prepared on a consolidated basis of Old IDS, CPAD and 1202733 Ontario Inc.

     (b)  Revenue recognition:

          Revenue from product sales is recognized upon shipment or on customer acceptance. Revenue from maintenance services contracts is recognized on a straight-line basis over the term of the contract.

     (c)  Inventory:

          Inventory consists of finished goods, work-in-process and raw materials. Raw materials are stated at the lower of cost and replacement cost. Finished goods and work-in-process are stated at the lower of cost and net realizable value.

     (d)  Capital assets:

          Capital assets are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives as follows:


                 Asset                                                                         Useful life
                 -----                                                                         -----------
                 Scientific research and development equipment...........................         15 years
                 Office equipment........................................................          5 years
                 Computer equipment......................................................          3 years
                 Leasehold improvements..................................................          4 years
                 Computer equipment under capital lease..................................          3 years
                 Vehicles................................................................          3 years
                 Patents are amortized using the straight-line method over their estimated useful lives of 17 years.

     (e)  Research and development:

          Research costs are expensed as incurred. Development costs are expensed as incurred unless they meet generally accepted accounting criteria for deferral and subsequent amortization. These costs are amortized based on the revenue arising from the sale of the products. The Company reassesses whether it has met the relevant criteria for continued deferral and amortization at each reporting date.

     (f)  Goodwill:

          Goodwill represents the excess of the purchase price over the fair values of net assets acquired, and is being amortized on a straight-line basis over five years. On an ongoing basis, management reviews the valuation and amortization of goodwill, taking into consideration any events and circumstances which might have impaired the fair value. Goodwill is written down to fair value when declines in value are considered to be other than temporary based upon expected undiscounted cash flows of the assets acquired. At September 30, 1997, the Company provided fully against the remaining unamortized goodwill of $68,000 that was created upon the acquisition of AGISS (note 3(b)).

     (g)  Translation of foreign currencies:

          All foreign currency balances are translated into Canadian dollars. Monetary assets and liabilities are translated at the year-end exchange rate. Non-monetary assets and liabilities are translated at the exchange rate prevailing at the date the asset was acquired or the liability was incurred. Revenues and expenses are translated at rates in effect during the year, except for amortization which is translated at the same rate as the assets to which it relates. Gains and losses from translations are included in earnings in the year in which they occur.

     (h)  Use of estimates:

          The preparation of financial statements in conformity with generally accepted principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.


3.   Business acquisition:

     (a) On September 30, 1997, Old IDS, CPAD and its wholly-owned subsidiary, 1202733 Ontario Inc., amalgamated to form IDS.

          The transaction was accounted for using the predecessor companies book values.

          The total assets and liabilities brought into the combination are as follows:

                                                                                                               1202733
                                                                                      Old IDS      CPAD      Ontario Inc.
                                                                                    -----------  ----------- -----------
                                                                                    (unaudited)  (unaudited) (unaudited)

          Total assets at book value............................................    $ 3,122,688  $ 2,537,925   $ 1,615
          Total liabilities at book value.......................................        454,182    3,500,146       615


    (b)   Amalgamation:

          On November 1, 1996, CPAD amalgamated its operations with its wholly-owned subsidiary, AGISS and continued to operate as CPAD.

          The total assets and liabilities brought into the combination are as follows:

                                                                                                  CPAD          AGISS
                                                                                                  ----          -----
          Total assets at book value............................................              $ 1,708,458   $ 1,598,882
          Total liabilities at book value.......................................                1,285,650       975,503

    (c)   AGISS Power Technologies Corporation:

          Effective March 1, 1996, CPAD acquired 100% of the issued and outstanding shares of all classes of AGISS Power Technologies Corporation ("AGISS") in exchange for cash and the issuance of Class A common shares of CPAD. The transaction has been accounted for by the purchase method with the results of operations included in these financial statements from the date of acquisition.

          Net assets acquired at fair values:


          Current assets........................................................                            $ 2,183,554
          Capital assets........................................................                                310,992
                                                                                                            -----------
                                                                                                              2,494,546
          Less:
             Bank indebtedness..................................................                                338,767
             Current liabilities................................................                              1,570,046
             Long-term debt.....................................................                                102,500
                                                                                                            -----------
                                                                                                              2,011,313
                                                                                                            -----------
                                                                                                                483,233
          Goodwill..............................................................                                323,024
                                                                                                            -----------
                                                                                                            $   806,257
                                                                                                            -----------
          Consideration:
             Issuance of Class A common shares..................................                            $   783,233
             Long-term debt.....................................................                                 23,024
                                                                                                            -----------
                                                                                                            $   806,257
                                                                                                            ===========

4.   Inventory:


                                                                                                    1997       1996
                                                                                                    ----       ----
     Finished goods...........................................................................   $ 321,452  $   221,643
     Work-in-process..........................................................................      13,288      909,780
     Raw materials............................................................................     176,000      111,448
                                                                                                 ---------  -----------
                                                                                                 $ 510,740  $ 1,242,871
                                                                                                 =========  ===========


Capital assets:

                                                                                     Accumulated    Net book    Net book
                                                                                  depreciation and    value      value
                                                                            Cost    amortization      1997       1996
                                                                            ----    ------------      ----       ----
     Scientific research and development equipment.....................  $ 159,432   $   25,434    $ 133,998  $  48,156
     Office equipment..................................................    117,868       44,741       73,127     58,849
     Computer equipment................................................    196,167      100,109       96,058    107,097
     Computer equipment under capital lease............................     36,702       27,687        9,015     17,329
     Leasehold improvements............................................    186,441       86,418      100,023    142,561
     Patents...........................................................     66,102       19,315       46,787     48,068
     Vehicles..........................................................         --           --           --      3,737
                                                                        ----------   ----------    ---------  ---------
                                                                         $ 762,712   $  303,704    $ 459,008  $ 425,797
                                                                         =========   ==========    =========  =========

     Cost and accumulated depreciation were $599,096 and $173,299 respectively for the year ended December 31, 1996.

6.   Bank loan:


                                                                                                    1997        1996
                                                                                                    ----        ---
     Demand operating line of credit at bank prime rate plus 0.5%.............................   $       --  $  950,000
     Demand promissory note, payable on receipt of investment tax credits, at
       bank prime plus 2%.....................................................................      160,741     160,741
     Progress Payment Program line of credit payable out of proceeds on sale of
       inventory, at bank prime...............................................................    1,391,734     161,879
                                                                                                 ---------- -----------
                                                                                                 $ 1,552,47 $ 1,272,620
                                                                                                 ========== ===========

     The demand operating line of credit and the progress payment program line of credit are secured by a registered general security agreement and assignment of fire insurance.

     The demand promissory note represents financing at a rate of fifty percent of the claimed federal investment tax credits.


7. Long-term debt:


                                                                                                 1997         1996
                                                                                                 ----         ----
     (a)  Small business loan, due November 21, 2000, payable in monthly instalments of $2,500, plus interest at prime plus 3%. Secured by a
          general security agreement........................................................   $ 87,500   $  117,500

     (b)  Promissory notes payable:
          Promissory note dated April 13, 1995, payable to Research Corporation
          Technologies Inc., ("RCT") bearing interest at 12% per annum, compounded quarterly. Principal was payable in three equal annual
          instalments on April 12, 1998 through 2000 .......................................         --      510,000

          Promissory note dated April 13, 1995, payable to RCT, bearing interest at 10% per annum, compounded monthly. Principal was due on or before
          April 12, 2000. Interest payable yearly with payment of the first year
          deferred to April 12, 1997........................................................         --      932,330
     (c)  Accrued interest on promissory notes..............................................         --      225,888
     (d)  Royalties payable.................................................................         --       37,975
                                                                                               --------   ----------
                                                                                                 87,500    1,823,693
          Current portion of long-term debt.................................................     30,000      286,363
                                                                                               --------   ----------
                                                                                               $ 57,500   $1,537,330
                                                                                               ========   ==========

8.   Share capital:



                                                                                                      1997        1996
                                                                                                      ----        ----

     (a)  Authorized and issued share capital:
          Authorized voting common shares
               Unlimited Issued voting common shares:
               Number of shares...............................................................     14,586,120   8,910,000
               Stated capital.................................................................   $ 17,321,551  $    1,800
          Authorized Class B non-voting shares
               Unlimited Issued Class B non-voting shares:
               Number of shares...............................................................        572,850          --
               Stated capital.................................................................   $         13          --
     (b) Pre-amalgamation - Old IDS:
         (i) Class A common shares issued during the period:
               Number of shares...............................................................        395,556     810,000
               Cash consideration.............................................................   $  1,380,100  $      900
               Number of shares...............................................................        734,948          --
               Conversion of debt.............................................................   $  1,730,771  $       --
         The number of Old IDS Class A common shares and amounts per share in the financial statements have been retroactively adjusted to give effect to the 1 to 900 share split.
     (c) Post-amalgamation:
         (i)  Common shares issued on and subsequent to the amalgamation during the period:
                 Number of shares:
                    Old IDS conversion on amalgamation........................................      6,844,914          --
                    CPAD conversion on amalgamation...........................................      3,648,446          --
               Number of shares...............................................................        172,188          --
               Options exercised for cash.....................................................   $    117,228  $       --
               Number of shares...............................................................         93,635          --
               Conversion of debt.............................................................   $    589,900  $       --
               Number of shares...............................................................        660,986          --
               Warrants exercised for cash....................................................   $     75,000  $       --
               Number of shares...............................................................          8,056          --
               Conversion of debt.............................................................   $     54,845  $       --
               Number of shares...............................................................      3,157,895          --
               Public offering of shares from treasury (net of costs of issuance).............   $ 13,371,907  $       --
          (ii) Class B common shares issued on amalgamation:
                 Number of shares:
                    Old IDS conversion on amalgamation........................................        114,567          --
                    CPAD conversion on amalgamation...........................................        458,283          --
               Assigned value.................................................................   $         13  $       --

          During the period subsequent to the amalgamation, articles of amendment were filed redesignating the Class A common shares as common shares and the Class B common shares as Class B shares.

          Effective September 30, 1997 pursuant to the article of amalgamation and the amalgamation agreement between Old IDS, CPAD and 1202733 Ontario Inc. previous share capital was cancelled and exchanged for shares of the Company as follows (share numbers have been rounded down to the nearest share):

          (i) Class A common shares of CPAD held by shareholders other than Old IDS and 1202733 Ontario Inc., totalling 827,961, were converted to common shares of the Company on the basis of
                4.4065761 for a total of 3,648,446 common shares.

          (ii) Class B common shares of CPAD held by shareholders other than Old IDS and 1202733 Ontario Inc., totalling 104,000, were converted to Class B shares of the Company on the basis of
                4.4065761 for a total of 458,283 Class B shares.

          (iii) Class A and B common shares of CPAD held by Old IDS and 1202733 Ontario Inc., were cancelled.

          (iv)  Common shares of 1202733 Ontario Inc., were cancelled.

          (v) Class A common shares of Old IDS, totalling 10,040,504, were converted into common shares by the Company on the basis of
                0.6817305 for a total of 6,844,914 common shares.

          (vi) Class A common shares of Old IDS, totalling 10,040,504, were converted into Class B shares of the Company on the basis of
                0.0114109 for a total of 114,567 Class B shares.

          Prior to amalgamation during the nine month period ended September 30, 1997 the following share transactions occurred:

          (i) 90,000 Class A common shares were issued for cash proceeds of $100.

          (ii) 305,556 Class A common shares were issued for cash proceeds of $1,380,000.

          (iii) 734,948 Class A common shares were issued on conversion of the promissory note payable to RCT totalling $932,330 plus accrued interest of $53,651 and a premium and interest penalty of $744,800.

          Subsequent to the amalgamation on September 30, 1997, the following share transactions occurred:

          (i) 172,188 common shares were issued for cash proceeds of $117,228 upon the exercise of stock options.

          (ii) 93,635 common shares were issued on conversion of the promissory note payable to RCT totalling $510,000 plus accrued interest of $28,900 and an interest penalty of $51,000.

          (iii) 660,986 common shares were issued for cash proceeds of $75,000 upon the exercise of warrants.

          (iv) 8,056 common shares were issued on conversion of amounts payable to a consultant of $54,845.

          (v) 3,157,895 common shares were issued for cash proceeds of $15,000,001 on the initial public offering of common shares. Costs of issuance of $1,628,094 were incurred as a part of this offering and have been netted against proceeds.

     (d) Stock option incentive program:

         On October 22, 1997, the Company established the 1997 Stock Option Plan under which options to purchase common shares of the Company may be granted by the Compensation Committee of the Board of Directors subject to the approval of regulatory authorities.

         At December 31, 1997, there were 547,000 options outstanding with an exercise price of $4.75 per share. These options expire on December 31, 2004 and generally vest over a four year period from the date of grant. As of December 31, 1997, no options are currently exercisable.

     (e) Initial public offering:

         (i)   Over-allotment option:

               As a part of the initial public offering which closed on December 31, 1997, the Company granted to the underwriters an option to purchase up to an additional 473,684 common shares at a price per share equal to the offering price for a period of 60 days following the closing date. The underwriters are entitled to the same percentage fee as received under the initial offering upon exercise of the option. On February 25, 1998, the underwriters exercised their right to purchase 169,205 common shares resulting in proceeds of $753,470 to the Company, net of underwriters fees.

         (ii)  Compensation option:

               As additional compensation to the underwriters, the Company granted an option to purchase up to an aggregate of 157,895 common shares at a price of $4.75 per share with an expiry date of December 31, 1999.

               On March 6, 1998, the underwriters exercised their options with respect to 6,000 shares for cash proceeds of $28,500.


9.  Earnings per share:

    The per share amounts used for the calculation of basic earnings per share include common and Class B shares in equal proportion as both share equally in the earnings of the Company.

    The basic earnings per share figures are calculated using the weighted monthly average number of shares outstanding during the respective fiscal years after giving retroactive effect to the 1 to 900 share split.

    Fully diluted earnings per share has not been provided given the result is anti-dilutive.


10. Research and development:



                                                                                    1997            1996      1995
                                                                                    ----            ----      ----

    Research and development expenditures.......................................   $ 490,181   $ 1,064,212  $ 338,583
    Less: related investment tax credits........................................          --      (573,965)  (114,684)
                                                                                   ---------   -----------  ---------
                                                                                   $ 490,181   $   490,247  $ 223,899
                                                                                   =========   ===========  =========

11. Income taxes:
    Income tax expense varies from the amount that would be computed by applying the basic federal and provincial tax rates to earnings before income taxes, as follows:


                                                                                     1997          1996         1995
                                                                                     ----          ----         ----
     Expected tax rate..........................................................       44.60%        44.60%     44.60%
     Expected tax rates applied to earnings before income taxes.................   $ (91,354)    $ 766,948  $  55,272
     Increase (decrease) resulting from:
     Losses not recorded for accounting purposes................................         --        305,000         --
     Benefit of losses not previously recognized for accounting purposes........    (118,000)           --   (205,000)
     Refundable taxes...........................................................     102,000      (217,000)        --
     Non-taxable portion of dilution gains......................................    (167,000)     (653,000)        --
     Amortization of goodwill...................................................     223,000       156,000    120,000
     Small business deduction and other miscellaneous items.....................     (68,666)      (57,948)    29,728
                                                                                   ---------     ---------  ---------
                                                                                   $(120,020)    $ 300,000  $      --
                                                                                   =========     =========  =========



    As a public corporation, the Company will no longer be eligible for the small business tax rate reduction or the refundable taxes provided to Canadian controlled private corporations referred to above.

    The Company has amounts deductible for tax purposes in excess of the book purposes of approximately $2,800,000 primarily related to scientific research and experimental development expenditures and share issuance costs, the benefit of which have not been reflected in the accounts.


12. Segmented data:

    Management has determined that the Company operates in two principal industry segments in Canada based on differences in products and services offered: (i) research, development, manufacture and sale of chemical detection systems ("Chemical Detection Division"); (ii) integration, engineering and consulting services and value-added resale of information technology equipment ("IEC Division"):


                                                                                                  Chemical
                                                                                      IEC         Detection
                                                                                    Division      Division        Total
                                                                                    --------      --------        -----
     Year ended December 31, 1997:
        Net sales............................................................     $ 17,554,400   $ 6,565,398   $ 24,119,798
        Segment operating income.............................................          517,097       693,896      1,210,993
        Other income and dilution gain.......................................               --            --        711,187
        General corporate expense............................................               --            --      1,131,336
        Interest and finance expense.........................................               --            --      1,064,394
        Goodwill write-off...................................................               --            --         68,000
        Non-controlling interest.............................................               --            --        136,720
        Earnings (loss) before income taxes..................................               --            --       (204,830)
        Depreciation and amortization........................................               --        10,631         10,631
        Corporate depreciation...............................................               --            --        584,995
        Identifiable assets..................................................       17,154,137     4,456,723     21,610,860
        Corporate assets.....................................................               --            --     14,470,752
        Total assets.........................................................               --            --     36,081,612
        Capital expenditures.................................................               --        95,193        165,484


                                                                                                  Chemical
                                                                                       IEC        Detection
                                                                                     Division     Division        Total
                                                                                     --------     --------        -----
     Year ended December 31, 1996:
        Net sales............................................................      $ 3,928,132   $   109,999   $  4,038,131
        Segment operating income (loss)......................................        1,130,398      (553,691)       576,707
        Other income and dilution gain.......................................               --            --      2,788,801
        General corporate expense............................................               --            --      1,646,040
        Interest expense.....................................................               --            --        280,296
        Non-controlling interest.............................................               --            --        280,442
        Earnings (loss) before income taxes..................................               --            --      1,719,614
        Depreciation and amortization........................................               --         6,658          6,658
        Corporate depreciation...............................................               --            --        578,142
        Identifiable assets..................................................        1,210,760     2,354,368      3,565,128
        Corporate assets.....................................................               --            --      3,008,650
        Total assets.........................................................               --            --      6,573,778
        Capital expenditures.................................................               --        10,439        412,079

                                                                                                  Chemical
                                                                                       IEC        Detection
                                                                                     Division     Division         Total
                                                                                     --------     --------         -----
     April 13 to December 31, 1995:
        Net sales...............................................................   $        --     $ 668,907      $ 668,907
        Segment operating income (loss).........................................            --       252,654        633,299
        Other income and dilution gain..........................................            --            --        116,000
        General corporate expense...............................................            --            --        442,200
        Interest expense........................................................            --            --        136,214
        Non-controlling interest................................................            --            --        (46,956
        Earnings (loss) before income taxes.....................................            --            --        123,929
        Depreciation and amortization...........................................            --         6,830          6,830
        Corporate depreciation..................................................            --            --        275,565
        Identifiable assets.....................................................            --     1,103,153      1,103,153
        Corporate assets........................................................            --            --      1,740,882
        Total assets............................................................            --            --      2,880,035
        Capital expenditures....................................................            --       127,020        127,020
     Canadian operations include export sales for the year ended December 31,
     1997, 1996 and 1995 of $20,000,000, $Nil and $668,907, respectively.


13. Related party transactions:

    Interest, finance charges and royalties paid to a shareholder, Research Corporation Technologies Inc., during the year ended December 31, 1997 totalled $151,876, $795,800 and $200,947 respectively.


14. Commitments:

    The Company leases office premises and equipment under long-term operating leases. The Company is committed to make future minimum payments under these leases as follows:

     1998...............................................................................................       $   340,086
     1999...............................................................................................           272,866
     2000...............................................................................................           168,628
     2001...............................................................................................           187,699
     2002...............................................................................................           153,000
                                                                                                               ------------
                                                                                                               $ 1,122,279
                                                                                                               ============

15. Financial instruments:

     (a)  Credit risk:

          The Company provides credit to its customers in the normal course of business. The Company maintains reserves for potential credit losses, which when realized, have been within the range of management's expectations.

     (b)  Fair value:

          The carrying value of long-term debt approximates fair value given the effective interest rate approximates the rate currently available to the Company.

          The carrying values of other financial instruments approximate their fair value given the relatively short periods to maturity of the instruments.


16. Correction of an accounting error:

    Inventory on consignment was incorrectly expensed in 1995 and the investment tax credit receivable was understated. Inventory, investment tax credit receivable and expense have been retroactively restated with inventory increasing by $221,642, investment tax credit receivable increasing by $25,000 and expenses decreasing by $246,642.

    As a result of the above adjustments, minority interest increased by $46,956.

    The above amounts have resulted in the restatement of the prior period with a total increase in retained earnings of $199,687.



17. Major customers:

    Sales to major customers as a percentage of total sales are as follows:

                                                                                                1997    1996    1995
                                                                                                ----    ----    ----
    Federal Aviation Administration.........................................................    16.5%    --     31.0%
    Department of National Defence..........................................................     9.0%  64.0%      --
    Canadian Commercial Corporation.........................................................    10.0%    --       --
    US Private Customer.....................................................................    55.5%    --       --


Subsequent event:

   On March 12, 1998, the Company completed an offering of 3,050,000 special warrants at $6.75 per special warrant, for aggregate proceeds of $20,587,500. Each Special Warrant is exercisable, for no additional consideration, into one common share of the Company unless a final receipt for a prospectus qualifying the issuance of common shares upon the exercise of the Special Warrants is not obtained within 90 days of closing, in which case each Special Warrant is exercisable into 1.1 common shares of the Company.

    As additional compensation, the Company has granted an option to purchase up to an aggregate of 175,375 common shares at a price of $7.00 per share exercisable within 24 months after the closing of the Special Warrant offering.

                                   SCHEDULE B

         COMPILATION REPORT ON PRO FORMA CONSOLIDATED BALANCE SHEET AND
                  PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

To the Directors of
   IDS INTELLIGENT DETECTION SYSTEMS INC.

   We have reviewed, as to compilation only, the accompanying pro forma consolidated balance sheet of IDS Intelligent Detection Systems Inc. as at December 31, 1997 and the pro forma consolidated statement of earnings for the year then ended prepared for inclusion in the Take-Over Bid Circular included in the offer dated April 15, 1998 by IDS Intelligent Detection Systems Inc. to the holders of common shares of Scintrex Limited. In our opinion, the pro forma consolidated balance sheet and pro forma consolidated statement of earnings have been properly compiled to give effect to the proposed acquisition and the assumptions described in the accompanying notes thereto.





Ottawa, Canada                                                     (signed) KPMG
April 14, 1998                                             Chartered Accountants

                     IDS INTELLIGENT DETECTION SYSTEMS INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                December 31, 1997
                      (Unaudited - see Compilation Report)
           (Thousands of dollars, except share and per share amounts)


                                                                       IDS         Scintrex
                                                                      as at          as at        Pro forma
                                                                   December 31,   September 30,   Adjustments   Pro forma
                                                                       1997          1997          (note 2)    Consolidated
                                                                       ----          ----          --------    ------------
Assets
Current Assets:
   Cash and short-term deposits...............................        13,088         7,114           (19,500)        702
   Accounts receivable........................................        20,484         6,406                        26,890
   Investment tax credit receivable...........................           435            --                           435
   Income taxes recoverable...................................           272            --                            272
   Inventories................................................           511         7,492                          8,003
   Prepaid expenses...........................................            56           182                            238
   Due from affiliated company................................            24            --                             24
                                                                      ------        ------           -------     --------
                                                                      34,870        21,194           (19,500)      36,564
Capital assets................................................           459         4,900                          5,359
Goodwill......................................................           752            --            31,155       31,907
                                                                      36,081        26,094            11,655       73,830
                                                                      ======        ======           =======     ========
Liabilities and Shareholders' Equity
Current Liabilities:
   Bank loan..................................................         1,552            --                          1,552
   Accounts payable and accrued liabilities...................        16,226         1,477                         17,703
   Income taxes payable.......................................            --            37                             37
   Deferred revenue...........................................           276           162                            438
   Due to shareholders........................................            70            --                             70
   Current portion of long-term debt..........................            30            --                             30
                                                                      ------        ------           -------     --------
                                                                      18,154         1,676                         19,830
   Long-term debt.............................................            58            --                             58
   Deferred income taxes......................................            --            73                             73
   Deferred lease inducement..................................            50            --                             50
   Shareholders' equity:
     Share capital............................................        17,322        20,568           (20,568)      53,322
                                                                                                      36,000
     Cumulative foreign exchange translation
        adjustment............................................            --           (65)               65           --
     Retained earnings........................................           497         3,842            (3,842)         497
                                                                      ------
                                                                      17,819        24,345            11,655       53,819
                                                                      36,081        26,094            11,655       73,830
                                                                      ======        ======           =======     ========



See accompanying notes to unaudited pro forma consolidated financial statements.

                     IDS INTELLIGENT DETECTION SYSTEMS INC.

                   PROFORMA CONSOLIDATED STATEMENT OF EARNINGS

                          Year Ended December 31, 1997
                      (Unaudited - see Compilation Report)
           (Thousands of dollars, except share and per share amounts)




                                                                        IDS         Scintrex
                                                                     year ended    year ended    Pro forma
                                                                     December 31,  December 31,  Adjustments    Pro forma
                                                                        1997          1997        (note 2)    Consolidated
                                                                        -----         -----       ---------   ------------

Sales                                                                    24,120      20,014                      44,134
Cost of goods sold............................................           19,983      11,012                      30,995
                                                                      ---------     -------                  ----------
                                                                          4,137       9,002                      13,139
Contract revenue..............................................              107          --                         107
                                                                      ---------     -------                  ----------
                                                                          4,244       9,002                      13,246
Expenses:
   Selling, general and administrative........................            3,078       6,691                       9,769
   Depreciation and amortization..............................              596         628         2,077         3,301
   Interest and finance.......................................              269          --                         269
   Research and development...................................              490       1,174                       1,664
                                                                      ---------     -------     ---------    ----------
                                                                          4,433       8,493         2,077        15,003
Interest and other income.....................................               31         359                         390
Dilution gains................................................              681          --                         681
Finance charges...............................................             (796)         --                        (796)
Goodwill write-off............................................              (68)         --                         (68)
Non-controlling interest in income............................              137          --                         137
                                                                      ---------     -------     ---------    ----------
Earnings (loss) before income taxes...........................             (204)        868        (2,077)       (1,413)
Income tax recovery (expense).................................              120        (435)                       (315)
                                                                      ---------     -------     ---------    ----------
Net earnings (loss)...........................................              (84)        433        (2,077)       (1,728)
                                                                      =========     =======     =========    ==========
Loss per share:
   Basic......................................................                                                   $(0.12)
Weighted average number of shares.............................                                               14,773,370






See accompanying notes to unaudited pro forma consolidated financial statements.

                     IDS INTELLIGENT DETECTION SYSTEMS INC.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                      (Unaudited - see Compilation Report)
           (Thousands of dollars, except share and per share amounts)

1.   Basis of Presentation:

     The pro forma consolidated balance sheet, as at December 31, 1997, is based upon the audited and unaudited consolidated balance sheets of IDS Intelligent Detection Systems Inc. ("IDS") and Scintrex Limited ("Scintrex") as at December 31, 1997 and September 30, 1997, respectively, and the pro forma consolidated statement of earnings for the year ended December 31, 1997 is based upon the audited and unaudited consolidated statement of earnings of IDS and Scintrex for the year ended December 31, 1997, respectively, adjusted to reflect the acquisition of all the outstanding common shares of Scintrex by IDS, whereby each shareholder of Scintrex will have the option to receive either (a) 2.323 common shares of IDS or (b) $9.00 cash and 1.1615 common shares of IDS, subject to a maximum cash consideration of $18 million. The pro forma consolidated financial statements have been prepared by management in accordance with generally accepted accounting principles. The purchase accounting method has been used to account for this acquisition.

     The pro forma consolidated financial statements may not be indicative either of results that actually would have occurred if the acquisition had taken place on the date indicated, or the results which may be obtained in the future. In preparing these pro forma consolidated financial statements, no adjustments have been made to reflect the operating synergies or general and administrative cost savings that may result from combining the operations of IDS and Scintrex.

     These pro forma consolidated financial statements should be read in conjunction with the audited consolidated financial statements of IDS for the year ended December 31, 1997 and the unaudited consolidated balance sheet and unaudited consolidated statement of earnings of Scintrex as at September 30, 1997 and for the year ended December 31, 1997, respectively. The consolidated financial statements of IDS have been audited by KPMG.


2.   Pro Forma Assumptions:

     The pro forma consolidated balance sheet gives effect to the acquisition by IDS of all of the common shares of Scintrex as if it had occurred at December 31, 1997. The pro forma consolidated statement of earnings gives effect to the acquisition by IDS of all of the outstanding common shares of Scintrex as if it had occurred at January 1, 1997.

     The pro forma consolidated financial statements give effect to the following:

     Consolidated Balance Sheet:

     (a)  Purchase of Scintrex Shares

          Under this offer, IDS will issue either (a) 2.323 common shares of IDS for each Scintrex common share or (b) 9.00 cash and 1.1615 common shares for each Scintrex common share. Under the assumption that all of the shareholders of Scintrex accept this offer, that the full cash consideration is utilized and that there are approximately 3,000,000 Scintrex common shares on a fully diluted basis, approximately 4,645,000 common shares of IDS and $18 million cash consideration will be issued.

          The purchase price of $54.0 million has been calculated using a common share price of IDS of $7.75 and is exclusive of transaction costs estimated at $1.5 million. The share price ultimately used to determine the purchase price may differ from this amount. The total purchase price will be allocated to the assets and liabilities of Scintrex based on their fair values. As neither the final purchase price nor the fair market value of the assets and liabilities of Scintrex have yet been determined, the excess of the purchase price over the book value of the assets and liabilities of Scintrex of $31.16 million based on the unaudited consolidated balance sheet of Scintrex as at September 30, 1997 has been temporarily allocated to goodwill. Accordingly, such purchase allocation may change as more information is obtained.

     (b)  Common Shareholders' Equity

          The common shareholders' equity of Scintrex will be eliminated as a result of the acquisition. In addition, IDS will issue $36.0 million in common shares.

     Consolidated Statement of Earnings:

     (a)  Amortization

          The amount temporarily allocated to goodwill as described in Note 2(a) is being amortized over 15 years.

     (b) Loss per share:

          The weighted average number of shares outstanding has been determined using IDS's weighted average number of shares at December 31, 1997 adjusted to include the number of shares issued under this Take-over Bid Circular as though they were issued at the beginning of the period.

                                                 SCHEDULE C

                               ADDITIONAL INFORMATION CONCERNING THE OFFEROR

                                             TABLE OF CONTENTS


                                                                                                  Page
                                                                                                  ----

 1.     The Offeror............................................................................     58
 2.     Business of the Offeror................................................................     58
             Overview..........................................................................     58
             Industry Background...............................................................     59
             Market Requirements...............................................................     61
             The IDS Solution..................................................................     61
             Strategy..........................................................................     62
             Product Lines.....................................................................     63
             Customers.........................................................................     64
             Sales and Marketing...............................................................     64
             Backlog...........................................................................     65
             Manufacturing and Assembly........................................................     65
             Research and Development..........................................................     65
             Future Applications...............................................................     66
             The Core Technology...............................................................     67
             Competition.......................................................................     68
             IEC Business......................................................................     68
             Patents and Proprietary Rights....................................................     69
             Government Regulation.............................................................     69
             Human Resources...................................................................     70
             Management........................................................................     70
 3.     Management Discussion and Analysis of Financial Condition and Operating Results........     71
 4.     Directors and Officers.................................................................     74
 5.     Stock Option Plan......................................................................     77
 6.     Consolidated Capitalization............................................................     78
 7.     Principal Shareholders.................................................................     78
 8.     Corporate History and Reorganization...................................................     79
 9.     Description of Share Capital...........................................................     80
10.     Dividend Policy........................................................................     80
11.     Escrow Arrangements....................................................................     80
12.     Prior Sales............................................................................     81
13.     Price Range and Trading Volume of the IDS Shares.......................................     81
14.     Interest of Management and Others in Material Transactions.............................     82
15.     Material Contracts.....................................................................     82
16.     Legal Proceedings......................................................................     83
17.     Recent Events..........................................................................     83
18.     Eligibility for Investment.............................................................     83
19.     Risk Factors...........................................................................     83
20.     Auditors, Transfer Agent and Registrar.................................................     88

1. The Offeror The Offeror was formed on September 30, 1997 by Articles of Amalgamation issued pursuant to the Business Corporations Act (Ontario) as a successor to the business of CPAD Technologies Inc. which was originally incorporated on November 27, 1986 under the name CPAD Holdings Ltd. The head office of the Offeror is located at 66 Slater Street, 6th Floor, Ottawa, Ontario, Canada, K1P 5H1.

   The operations of the Offeror are carried on under divisions known as the chemical detection division which designs, manufactures and sells chemical detection equipment and Integration, Engineering and Consulting ("IEC") which provides information technology engineering and consulting services and functions as an equipment reseller.

   Unless the context otherwise requires, the term "Offeror" refers to IDS Intelligent Detection Systems Inc. and its operating divisions. See "Corporate History and Reorganization".


2. Business of the Offeror

Overview

   The Offeror, through its chemical detection division, develops, manufactures and has recently commenced the marketing of a wide range of high-speed chemical detection, measurement and analysis products which are based on patented technology. Such products, which include airport scanners, hand-held drug detectors and mail scanners are targeted currently at two principal markets, explosives detection and the drug interdiction equipment markets.

   Explosives detection equipment is used by government organizations, transportation authorities, law enforcement agencies and commercial entities primarily for public safety and security purposes, including transportation security, particularly relating to aviation, security of government facilities and security for commercial properties such as hotels, shopping centres and office buildings. The Offeror's customers for explosives detection equipment have included the Federal Aviation Administration (the "FAA"), Securair International Limited (Hong Kong), Lockheed Martin Canada Inc. and the Department of Transport (Canada).

   The market for the Offeror's explosives detection products is large and expected to grow rapidly. In 1996, the U.S. Government allocated over US$400 million for the acquisition of new explosives detection technology and other security enhancements. The FAA has estimated that in the U.S. alone, the use of best available procedures and technology for enhancing aviation security could cost as much as US$6 billion over the next ten years. Explosives detection equipment is expected to be an integral part of these security enhancements.

   The Offeror has an established working relationship with the FAA, one of the most influential aviation regulatory bodies in the world, having been provided with funding and guidance in the development of several of the Offeror's products by Transport Canada on its own and on behalf of FAA as a part of the Bi-lateral U.S./Canada Agreement on Cooperative Research and Development Concerning Counter-Terrorism. The FAA has recently placed orders for explosives detection equipment with several suppliers, including the Offeror. The Offeror's order calls for the delivery of up to 400 explosives detection units from the Offeror, of which the FAA has committed to purchase 50 units.

   Drug detection equipment is used by governments, law enforcement agencies (such as customs organizations, police forces and prisons) and commercial enterprises to curtail the burgeoning world-wide problem of drug trafficking and consumption. The Offeror's customers for drug detection equipment include Correctional Services Canada and the California Department of Corrections.

   The Offeror's core technology is adaptable to many chemical detection applications beyond explosives detection and drug interdiction including clinical diagnostic systems for applications such as the early detection of kidney disease, lung cancer and liver cancer, and industrial process quality control systems for applications such as assessing the purity of substances and detecting contaminants during manufacturing processes. Management believes that these new applications will play a significant role in the long term growth of the Offeror, particularly in new private sector markets.

   The principal competitive advantage of the Offeror's products is the incorporation of a unique, patented application of gas chromotography/ion mobility spectometry ("GC/IMS") technology in the design and manufacture of its products. This has allowed the Offeror to produce what it believes to be the most advanced chemical detection products in the world in terms of the equipment's ability to selectively target chemicals from a wide range of organic substances, their high degree of sensitivity with the ability to detect chemicals in quantities at the parts per trillion level, and the equipment's versatility with both high throughput stationary detectors and hand held portable versions.

   The Offeror markets its products primarily through a world-wide network of distributors with established relationships with key purchasers, in its target markets. The Offeror has recently established strategic distribution and maintenance agreements with EG&G Astrophysics, the world's largest supplier of x-ray security screening systems and the Offeror's primary U.S.

distributor of its products; Itochu Aviation, a member of the Itochu group of companies which consistently ranks among the six largest companies in the world in sales, a shareholder of the Offeror and its Asian distributor; and Heimann Systems, a company with more than 10,000 x-ray inspection units in operation in over 150 countries and the Offeror's European distributor.

   The Offeror, through its IEC division, provides information technology services including systems integration, engineering and consulting, primarily to the Canadian Federal Government. The division also provides value-added-reselling services of hardware products from manufacturers such as Digital Equipment of Canada Ltd., Sun Microsystems of Canada Inc., Newbridge Networks Corporation, Compaq Canada Inc. and Hewlett-Packard (Canada) Ltd.

   The Offeror's revenues have grown rapidly since the acquisition by current management of a controlling interest in IDS in the spring of 1995. Revenues have grown from $669,907 for the period April 13 to December 31, 1995 to $4.0 million for the fiscal year ended December 31, 1996, and to a level of $24.1 million for the fiscal year ended December 31, 1997.


Industry Background

   The Offeror, through its chemical detection division, is currently pursuing two specific markets with its chemical detection products: the explosives detection equipment market and the drug interdiction equipment market.


   Explosives Detection Equipment Market

   Explosives detection equipment is used primarily for public safety and security purposes and is generally purchased by government organizations, transportation authorities, law enforcement organizations and commercial entities. The market opportunity is worldwide and believed by the Offeror to be in its infancy due to the rapidly increasing concern over public safety and the limited effectiveness of traditional responses to terrorism. The demand for explosives detection equipment is driven largely by the number and sophistication of bomb-related terrorist attacks and the need and willingness of governments to take action to combat such activities.

   Primary applications for explosives detection equipment include transportation security, particularly relating to aviation; security of government facilities such as government offices and military bases; security for commercial properties such as hotels, shopping centres, and office buildings; and public services security including postal services and public events (eg. the Olympics), all of which have recently been the targets of explosives-based terrorist attacks.

Transportation Security. Transportation security, and specifically aviation security, is perhaps the most developed and advanced market for explosives detection devices. This likely results from international aviation authorities' reactions to incidents such as the bombing of an Air India flight over the Atlantic Ocean in 1986 and a Pan Am flight over Lockerbie, Scotland in 1988, and most recently the crash of TWA Flight 800 over Long Island, New York.

   The United States and the United Kingdom are generally regarded as the leaders in developing strategies and implementing solutions for aviation safety. In September 1996, the U.S. Government through the Gore Commission released a report on aviation safety which defined an infrastructure for explosives detection for all U.S. airports. This resulted in the U.S. Government's appropriation in October 1996 of U.S.$400 million for the acquisition of new explosives detection technology and other security enhancements of which U.S.$144.2 million was specifically designated for the immediate procurement of explosives detection devices. The FAA's Aviation Security Advisory Committee (the "ASAC") has further recommended an expenditure of U.S.$1.8 billion between 1997 and 2000 for carry-on and checked luggage and personal screening at larger U.S. airports and recommended the expenditure of an additional U.S.$3.9 billion between 2001 and 2005 to complete the U.S. system. The FAA estimates that the use of the best available procedures and technology for enhancing aviation security could cost as much as U.S.$6 billion over the next ten years or alternatively about $1.30 per one-way ticket, if the costs were paid through a surcharge.

   In the U.K., the British Airport Authority (the "BAA") has undertaken a (pound)175 million project involving the screening of all passenger checked baggage on all international flights.

   Management believes that both the FAA and the BAA will influence other aviation authorities worldwide in the adoption and implementation of security strategies and technologies in an effort to protect their own citizens travelling to and from foreign countries. Management also believes that the strategies and technologies applied in aviation security are very advanced and will be a significant influence in the adoption and implementation of this technology for security in other transportation facilitie including subways, train stations and the Eurotunnel as well as in other non-transportation markets.

Government Facilities. The market for explosives detection devices in government facilities, such as government offices, prisons, military bases, nuclear power plants and embassies, has evolved largely as a result of recent incidents such as the 1996 Oklahoma City bombing and the 1995 bombing of an American military housing facility in Dhahrain, Saudi Arabia. In 1996, the U.S. Government appropriated U.S.$436.9 million for the protection of government facilities against potential terrorist attack. Management believes counter terrorism policies are also being contemplated by other countries.

Commercial Properties. The Offeror believes that a market will evolve for explosives detection equipment in commercial properties such as hotels, shopping centres, and office buildings as a result of recent targeting of public areas by terrorist groups as evidenced by the 1996 bombings of the World Trade Centre in New York, the IBM offices in Athens, Greece and the Samsung Electronics Company and Korea Telecom International offices in Sri Lanka.

Public Services. Increasingly, public services such as postal and telecommunications services have become not only a means of delivering explosives in the case of postal service but also a target unto themselves. In response, the Gore Commission has recommended that the Postal Service should mandate that all mail weighing over 16 ounces contain a written release that allows it to be examined by explosives detection systems in order to be shipped by air. If implemented, the Offeror believes this recommendation would result in increased demand for explosives detection devices.

Other Markets. In addition to the major markets listed above, the threat of explosives is also present at border crossings, schools and in private residences.


   Drug Interdiction Equipment Market

   The production, trafficking and use of illegal drugs is worldwide and growing. Public reaction to the increased use of drugs and associated crime have compelled governments, law enforcement agencies and commercial enterprises to take action to curtail both trafficking and consumption.

   Purchasers of drug interdiction equipment include law enforcement agencies throughout the world such as customs organizations, police forces and prisons. In addition, as a result of penalties imposed by law enforcement agencies, private companies, particularly airlines, shipping and courier companies have also begun purchasing detection equipment in an effort to curtail their unwitting transport of illegal substances. Private employers and school organizations have also begun to use detection devices a tools to investigate possible drug use by their employees and students respectively.

   Demand for drug interdiction equipment by government and law enforcement agencies is driven to a large degree by the budget allocations made available to such agencies. Worldwide anti-drug efforts are difficult to quantify although the United States, considered the world leader in this area, is expected to spend over U.S.$1 billion in 1997 through the United States Drug Enforcement Administration (DEA) on drug interdiction. This does not include spending by local or state police or customs agencies. Th Offeror believes that drug detection equipment will represent a portion of this spending as can be inferred from recent statements made by the Administrator, DEA of the U.S. Department of Justice to the U.S. Congress in March 1997: "Without state-of-the-art investigative equipment, intelligence, automated data processing systems and operational support facilities, law enforcement's ability to make significant inroads in its efforts to dismantle the operations of major drug trafficking organizations is greatly diminished."


Market Requirements

   Although specific requirements vary between the explosives detection equipment market and the drug interdiction equipment market, the Offeror believes the following factors are generally considered by customers when evaluating detection equipment:

High Throughput. Detection equipment must be capable of processing a significant volume of people, luggage or packages, while effectively identifying targeted chemicals (such as explosives or drugs) and maintaining a low false alarm rate. Throughput is particularly critical for passenger and baggage screening in airports as well as in postal processing applications.

Sensitivity. Detection equipment must be capable of detecting very small traces of organic chemicals. A high degree of sensitivity is particularly critical in explosives detection applications. With respect to drug interdiction applications, device sensitivity should be configurable such that ambient quantities of illegal substances will not trigger positive detection.

Selectivity. Detection equipment must be capable of detecting and identifying specific organic materials, notwithstanding the presence of varying background levels of chemical substances or the presence of substances with similar chemical characteristics to the targeted substance but which are innocuous.

Ease of Use. As detection equipment is often operated by employees with little technical training or in areas subject to high turnover, such as airport and building security personnel, the equipment must be easy to use with minimal training and the results of testing must be easy to interpret.

Cost. As purchasers of detection equipment are most often government or quasi-government bodies with large volume purchase requirements, the cost of acquisition as well as ongoing maintenance, training and staffing costs play a significant role in the procurement decision.

Portability. The ability to easily move the equipment is particularly important in the drug interdiction market where law enforcement personnel must actively search for illegal substances in remote locations, such as cars, schools and prisons.

Regulatory Acceptance. The approval or certification of the equipment by a recognized authority, such as FAA or BAA, is essential for many government security projects, particularly in the area of explosives detection, and may increasingly become a requirement in commercial markets.

Automation. Detection equipment is increasingly being integrated into large, computerized, comprehensive security systems and must, as a result, provide for automated operation and appropriate systems interfacing.

ICAO Taggants. The ability of the equipment to detect taggants, or signature markers, which the International Civil Aviation Organization (ICAO) has mandated be included in plastic explosives for the purposes of identification and is expected to be required by the FAA for all detection equipment.

Ionization Source. Most chemical detection equipment relies on nuclear materials as an ionization source and as a result requires additional regulatory approvals and licenses thereby increasing the cost of acquisition and restricting transportability. There is concern, particularly in the case of a hand held unit, with respect to perceived health impacts of radioactive material on operators. As a result, the Offeror believes that a non-nuclear source will increasingly be a requirement.


The IDS Solution

   The Offeror believes that it has developed a comprehensive suite of products available for the explosives detection and drug interdiction markets including portable, handheld, walkthrough and mail scanning products. The Offeror's products are based on patented technology which combines a GC/IMS analytical detection system, an automated preconcentrator to automatically capture samples for testing and proprietary analytical computer software to provide fully automated, unmanned operation and detailed results analysis.

   The Offeror believes that it is the only company in the world to use dual detection analytical capability in the form of gas chromatography (GC) and ion mobility spectrometry (IMS) analytical processes for explosives detection and drug interdiction. This enables the Offeror's equipment to achieve what management believes to be the highest sensitivity and selectivity capabilities of any chemical detection device currently available.

   With respect to sensitivity, the Offeror's equipment is able to detect targeted chemicals in quantities as small as parts per trillion which is critical in explosives detection applications. The quantity threshold level for the equipment is adjustable by the operator to varying levels of sensitivity as it may be desirable in some applications, such as drug interdiction, to raise the threshold to avoid the detection of ambient quantities of illegal substances. In terms of selectivity, the Offeror's products have the capability to separate, detect, analyze and positively identify all organic chemicals in both qualitative and quantitative terms. For example, the equipment can distinguish nitrogen found in common items, such as cheese, from nitrogen compounds found in explosive materials. Most detection equipment currently available would be incapable of distinguishing between these two groups and would trigger an alarm on the detection of nitrates in such innocuous substances. From an operational perspective, the Offeror's GC/IMS detection system has been shown to provide the highest detection rate while maintaining the lowest false alarm rate when measured against competitive products. As reported in the February 24 and March 17, 1997 issues of Air Safety Week, an industry publication published by Phillips Business Information, Inc. of Potomac, Maryland, of all the trace explosives detection products tested by the FAA in 1996, IDS' Orion Plus was found to be the most effective in combined terms of detection and false alarm rate.

   The fully automated preconcentrator, contained in the Offeror's products, simultaneously performs three distinctive functions - collection, desorption (transferring the sample to the analytical unit) and cleaning. Management believes that the Offeror's automated and continuous sample collection process results in superior throughput and the fastest operational system on the market. A full analysis on any sample can be completed within six seconds and, in contrast to non-continuous sampling instruments, successive samples may be introduced without waiting for analysis of prior samples to be completed.

   The Offeror's proprietary computer software allows the Offeror's equipment to be fully integrated with computerized networks and allows for encryption of data. The software also facilitates the ease of use of the equipment as no interpretation of results is required by the operator. The device is able to automatically exhibit a "pass/fail" message, identify the substance and its concentration. The proprietary software can be readily programmed for the detection and analysis of new substances, thereby enabling the core technology to be adapted to new applications such as clinical diagnosis and industrial process control.

   Other factors that make the IDS solution attractive to customers include:

Cost. While achieving a high degree of functionality and performance, the Offeror's products retain a mid-market pricing level in terms of acquisition cost. The Offeror's products also have low ongoing maintenance costs.

Regulatory Acceptance. The Offeror's products were developed with the financial participation and technical direction of the FAA and Transport Canada. The FAA and U.K. Department of Transport have approved the Offeror's explosives detection equipment.

ICAO Taggants. To the Offeror's knowledge, its Orion Plus product is one of only two products in the world capable of operationally detecting the taggants mandated by the International Civil Aviation Organization (ICAO).

Ionization Source. The Offeror's drug detection products are, to management's knowledge, the only products which do not rely on nuclear materials as an ionization source and as a result, no additional regulatory approvals or licenses are required and no health hazards are posed.


Strategy

   The Offeror's objectives are to become the leading worldwide provider of chemical detection systems to the explosives detection and drug interdiction equipment markets and to develop and release additional product offerings based on the Offeror's core technology for new applications. The Offeror's strategy for achieving these objectives includes the following:

Capitalize on Strong Position in Aviation Sector. The Offeror has established relationships with the world's two leading aviation regulatory authorities, the FAA and the U.K. Department of Transport (the "DOT"), both of which have approved the Offeror's explosives detection equipment. The Offeror intends to establish direct sales offices in the United States and England in order to further strengthen such relationships and in order to provide stronger local support to its key distributors in those territories. The Offeror believes that acceptance of its products by the FAA and DOT will assist the Offeror and its international distribution network, including EG&G Astrophysics in North America, Itochu Aviation in the Far East and Heimann Systems in Europe and the Middle East, in selling products to other national aviation authorities and other purchasers, including airlines and airports, in the aviation sector.

Leverage Distribution Channel to Penetrate New Market Sectors for the Offeror. The Offeror believes that with the acceptance of certain of its explosives detection products by such influential organizations as the FAA and the DOT, its products will be more readily accepted in non-aviation security markets such as government facilities, commercial properties and public services. The Offeror's worldwide network of distributors has an established presence in these markets and is working with the Offeror to address industry-specific requirements. An example of this joint development is the Offeror's hand held drug detection system for the drug interdiction market which was developed without a nuclear ionization source in response to market requirements as defined by Itochu Aviation, one of the Offeror's distributors.

Leverage GC/IMS Technology for New Applications. The Offeror believes its core GC/IMS technology can be readily adapted to other applications through the modification of software algorithms and the physical characteristics of the analytical system. The Offeror believes that a requirement for high-speed, highly selective detection equipment exists in a number of markets including, clinical diagnostic systems for applications such as the early detection of kidney disease, lung cancer and liver cancer, and industrial process quality control systems for applications such as assessing the purity of substances and detecting contaminants during manufacturing processes.

Lead through Technology Innovation. The Offeror is pursuing the development of new chemical detection technologies which it believes will further enhance its competitive position within its selected markets. For example, the Offeror is developing an explosives detection system based on laser technology for baggage screening based on a contract from the FAA and Transport Canada.


Product Lines

   The following is a brief description of the Offeror's current product line, all of which are in operational use at customer locations with the exception of NorthStar which has been recently introduced:

Orion - a fully automated stand-alone system, incorporating the Offeror's core technology to detect explosives including EGDN, NG, TNT, AN, PETN and RDX. These explosives are sampled in the form of trace particles deposited on surfaces (for example, persons, baggage and packages) in as little as parts per trillion quantities. The system was originally developed to meet FAA requirements and has subsequently been approved by the FAA for installation at U.S. airports.

Orion Plus - a system based on the Orion architecture which can simultaneously detect particles and vapours and all of the chemical taggants (EGDN, DMNB, OMNT and PMNT) mandated by the International Civil Aviation Organization (ICAO) in the manufacturing of explosives. The system was originally developed to meet Transport Canada and FAA specifications. The Orion Plus product has been approved by the FAA and BAA.

Orion Walk-Through - a fully automated portal system based on Orion Plus technology which can process without interruption up to 1000 individuals per hour, together with their baggage. As an individual passes through the system, an infra-red beam triggers the scanning process. While a built-in video system records an image of the individual, an explosive vapour detection system draws an air sample and completes the analysis. The entire system is controlled by a remote console and can be integrated with complementary technologies such as metal detectors. The Orion Walk-Through can be discretely incorporated in existing architecture or openly displayed as a deterrent.

Ariel - a stand-alone, stationary system which detects a wide range of drugs, including cocaine, heroin, amphetamines, barbituates, and halucinogens, even after the bulk of the evidence has been removed. The system can be calibrated to avoid detection of insignificant quantities of such substances to avoid fruitless searches of people or items that have had exposure to such substances but no longer carry prosecutable quantities. The ability to automate the system also enables it to be located at multiple sites and integrated with a command and control centre that can monitor significant entry points for narcotics. Ariel is unique in its use of a non-nuclear ionization source.

Sirius - a stand-alone system which detects the compounds identified by the Orion and Ariel systems simultaneously. To the Offeror's knowledge, Sirius is the only commercially available system in the world capable of simultaneously detecting both explosives and drugs.

NorthStar - a hand held drug detection unit, using the Offeror's core GC/IMS technology, that can detect drugs in a one-step analysis process. The results are displayed on an LCD display within five seconds of sampling. To the Offeror's knowledge, NorthStar is the only hand held chemical trace drug detection system that does not use nuclear material as an ionization source.

   Selling prices for the Offeror's equipment vary by product, configuration, and market. Prices are generally quoted in U.S. dollars and range from U.S.$20,000 to U.S.$250,000 per unit.

Customers

   To date, the Offeror's customers have been primarily in the government sector. However, the Offeror's products have also been purchased by non-government organizations and it is anticipated that non-government entities will be a key area of growth in the longer term. With respect to its chemical detection products, customers have included the Federal Aviation Administration
(FAA), Securair International Limited (Hong Kong), the Royal Canadian Mounted Police, the Ministry of Defence (U.K.), the Canadian Commercial Corporation, Lockheed Martin Canada Inc., the Federal Court of Canada, the Department of Transport (Canada), the Department of National Defence (Canada), Canadian Correctional Services and California Correctional Services. The FAA has, to date, been the most significant single purchaser of the Offeror's chemical detection equipment. During the year ended December 31, 1997, sales to the FAA represented 58% of the Offeror's revenues from chemical detection equipment sales and related services for such period.


Sales and Marketing

   The Offeror currently sells its products through both a direct sales organization consisting of four individuals and through a number of distributors and strategic partners throughout the world. The Offeror's direct sales and marketing efforts related to its explosives detection products are focused on the FAA and Transport Canada as they are believed to represent the most immediate sales opportunities. Currently, the Offeror's marketing and distribution agreements network is comprised of over 10 distributors and strategic partners, which include the following:


                                                Nature of
              Distributor                     Relationship                          Territory

  EG&G Astrophysics(1)                        Non-exclusive         USA
  Itochu Aviation(2)                            Exclusive           Japan, South Korea, China, Taiwan,
                                                                    Hong Kong, Vietnam, Thailand, Malaysia,
                                                                    Singapore, Indonesia, Philippines,
                                                                    Australia, New Zealand
  Marlborough Communications                    Exclusive           U.K., Ireland
  Rajab & Tayeb                                 Exclusive           Saudi Arabia
  Heimann Systems(3)                          Non-exclusive         Europe
  Trader Africa                                 Exclusive           South Africa


(1) EG&G Astrophysics is the world's leading supplier of x-ray security screening systems and metal detectors, with sixty offices worldwide and over U.S.$1.2 billion in revenues annually. Its security systems are installed in more than 80% of airports in the U.S.

(2) Itochu Aviation, a member of the Itochu group of companies of Japan, consistently ranks among the six largest companies in the world in sales.

(3) Heimann Systems is a market leader in Europe, Middle East and Africa with more than 10,000 x-ray inspection units in operation in more than 150 countries.

   The Offeror's sales and marketing efforts typically involve extensive customer visits, demonstrations and field testing. Sales prospects are generally targeted by the Offeror or its sales partners, although the Offeror also responds to requests for proposals. Once a sale has been completed, the Offeror provides on-site training, including proper sampling and maintenance techniques. The Offeror generally provides a one-year parts and labour warranty with the purchase of its equipment, and offers extende warranties for an additional fee. The Offeror has entered into service relationships with EG&G Astrophysics and Itochu Aviation to provide service and maintenance in their respective territories.

   The Offeror intends to open a U.S. sales office and establish a sales, service and marketing presence in Europe within one year. The Offeror also intends to identify strategic partners in South America and Central Asia.

Backlog

   The Offeror measures its backlog of product sales as orders for which contracts or purchase orders have been signed, but that have not yet been shipped and for which revenues have not yet been recognized. The Offeror includes in its backlog at any particular time only those customer orders that are scheduled for delivery within the next three months. The Offeror typically ships its product within three months of receiving an order. As of March 31, 1998, the Offeror had in its backlog, product orders totalling $2.0 million for delivery by July 31, 1998.

   Pursuant to the recommendations of the Gore Commission and the appropriation of U.S.$144.2 million for procurement of explosives detection devices, including trace chemical detection devices, on or before September 30, 1998, the Offeror received a standing order from the FAA on August 18, 1997 for up to 200 units of Orion and up to 200 units of Orion Plus and related training services deliverable on or before September 30, 1998 with an aggregate value of up to U.S.$27.2 million for products and U.S.$5. million for training. Against this order, 35 Orion and 15 Orion Plus units have been delivered or are deliverable prior to June 30, 1998.

   With respect to the IEC division, the Offeror had a backlog of $0.30 million as of March 31, 1998 for the delivery of equipment and provision of services on or before May 2002.


Manufacturing and Assembly

   The Offeror manufactures and assembles its chemical detection equipment at its facility near Ottawa, Ontario. The Offeror assembles the units from components provided by various suppliers and from parts manufactured internally. All parts are carefully chemically cleaned prior to being introduced to the assembly process. Quality assurance is performed as an ongoing process after each step in the manufacturing cycle, starting with the initial receipt of raw materials and sub-components and ending with a final inspection of the completed unit. On completion of the final inspection, a Quality Assurance Checklist is completed, signifying that the unit has passed final inspection and is ready for shipment to the customer.

   The Offeror believes that it has the manufacturing capacity to meet anticipated demand for its products in the fourth quarter of the current fiscal year and in the foreseeable future.


Research and Development

   The Offeror's research and development is conducted at its research and development facility, located within its manufacturing premises. In total, there are 10 people involved in research and development with four people focused on fundamental research and development of the Offeror's existing and new core technologies, and the remaining six people pursuing product development. The Offeror's immediate research and development activities are directed at the development of new products for the explosives detection marketplace. These products include:

Hand Held Explosives Detection. The Offeror's NorthStar drug detection system is being adapted for explosives detection by developing a non-nuclear ionization source capable of providing the enhanced sensitivity and selectivity required for explosives detection applications. It is anticipated that this product will be available in June 1998. The FAA is currently being consulted for its specifications in the development of this product.

Laser Detection System for Baggage Screening. The Offeror intends to introduce a high volume laser-based explosives detector for baggage and parcel scanning which will be capable of processing up to 1,200 units per hour and will be used for aviation and mail applications. Funding for development is being provided by Transport Canada directly and on behalf of the FAA, under the Bi-lateral U.S./Canada Agreement on Cooperative Research and Development Concerning Counterterrorism. The Offeror is completing the first phase of a study to define the operational parameters of the system and plans to build a prototype unit for delivery to the FAA in October 1998. A patent is pending for this technology.

Integrated Walk-through System. The Offeror has designed a walk-through portal bomb detection system (NOVA Explosives Detection Walk-Through System) based on the Offeror's Orion Plus vapour detection system which incorporates several new technologies. The explosives detection system will be complemented with a camera system that can produce images of a person revealing any objects hidden under the clothing. A metal detection system will also be integrated into the portal and will provide metallic weapon surveillance. All data from the NOVA system will be sent to a Central Command and Control Center where it may be analyzed and displayed. A provisional patent has been filed with respect to this technology. This product is planned to be introduced in December 1998.

Landmine Detection System. The Offeror has developed a detection system capable of searching for land mines by analyzing air and/or soil samples from above the mines. A prototype landmine detection system was developed under a Canadian Department of National Defence (DND) funded project, and has been successfully demonstrated to DND. Several companies have expressed interest in this technology, including Schiebel of Austria, with whom the Offeror has entered into a Memorandum of Understanding on future research and development efforts.

   Research and development efforts are also being directed towards the applications described below under "Future Applications".

Future Applications

   The Offeror's core technology is readily adaptable to many chemical detection applications beyond explosives detection and drug interdiction including clinical diagnostic systems, industrial process control and laboratory analytical instruments. In each of these application areas, the Offeror intends to develop products independently or to partner with an existing established organization in the application area to jointly pursue market research and development. Once product feasibility and marketability have been proven, the Offeror intends to either manufacture and sell products based on such new technology or to license its technology and design to the strategic partner for manufacturing and marketing purposes.

Clinical Diagnostic Systems. The Offeror believes its patented technology may be used for the early detection of lung cancer, kidney disease and liver cancer based on a simple breath sample. In addition, the technology could also be used in monitoring the exposure of industrial workers to potentially hazardous solvents and petrochemicals. A provisional patent for this technology has been filed by the Offeror.

Industrial Process Control. The Offeror has identified an opportunity to apply its GC/IMS technology for development of high-speed in-line measurement instruments for use in process control, product inspection and management systems. Industries that could employ such chemical detectors to assess the purity of chemicals used in their processes and to identify contaminants span the range of manufacturing sectors from auto makers to food and beverage companies, pulp and paper makers, pharmaceutical companies, petrochemical companies and chemical companies.

Laboratory Analytical Instruments. The Offeror has commenced the development of a high-speed gas chromatograph system that can analyze chemical samples at speeds 100-300 times faster than conventional gas chromatographs. Such instruments are to be used in analytical testing in commercial and industrial quality laboratories particularly in the chemical, pharmaceutical, and food sectors.

The Core Technology

   The existing IDS products utilize a proprietary patented GC/IMS technology to analyze samples for the presence of targeted chemical compounds in quantities smaller than a billionth of a gram.




                                      LOGO

   The diagram above depicts the operation and internal workings of the Orion Plus product, which is representative of the Offeror's products incorporating its core technology. A sample, in a vapour and/or particle form, is first introduced to the detection device either automatically or by an operator. The sample is then suctioned into the proprietary preconcentrator, where it is heated to the point that the molecules vaporize.

   The preconcentrator consists of two separate sub-modules called the PCAD (Particle Collection and Detection) and VCAD (Vapour Collection and Detection) optimized for particle collection and vapour collection, respectively. Each preconcentrator consists of a rotating carousel holding three tabs equally spaced. The tabs rotate between three positions continuously - sampling, desorbing (transferring the sample to the analytical unit) and cleaning.

   Once the sample has been collected on the tab in the sampling position, that tab is moved into the desorbing position where the trapped particles and vapours are selectively desorbed into the GC/IMS analytical units. This tab is then moved to the cleaning position where it is prepared to accept the next sample. These processes, are conducted in parallel and thereby considerably speed up the overall sampling rate of the system when working in a continuous operation mode.

   The PCAD and VCAD sub-modules of the preconcentrator each have an analytical unit, optimized for low and high volatiles respectively. The desorbed analyte is transferred to the analytical units via transfer tubes kept at elevated temperatures. The vapour samples are retrapped in a smaller volume in the analytical units and are then injected in less than a few hundred milliseconds into a Gas Chromatographic (GC) column connected to an Ion Mobility Spectrometer (IMS). A two dimensional analysis of the sample then takes place in the analytical system by separating the components of the injected sample by retention time in the GC column and by mobility in the IMS. The output of the analytical system, as seen in the schematic process flow below, consists of a series of voltage waveforms taken at intervals of about forty milliseconds over a five second period which is the elution time for all the relevant compounds from the column. This output is digitized by the computer, analyzed by comparison to a store database of target chemicals, and the results are displayed on the output screen of the unit. In the event that one of the compounds of interest detected is present above a preset threshold value, the unit produces an alarm signal and provides relevant detailed information on the display screen.




                                      LOGO

   One unique feature of IDS' equipment is its use of PC-based computer software developed by the Offeror, which controls the mechanical, pneumatic and electrical components of the system yielding a completely automated process. The software also provides the operator with enhanced graphic read-outs of the test results enabling the user to view the data in more detail. All of the results of the detection are shown on the touch screen display in a variety of user selectable formats. Software configurable input menu buttons are also displayed on the screen for user input by touch.


Competition

   The Offeror believes its most direct competitors in the chemical detection segment of its business are Barringer Technologies Inc. ("Barringer") and Thermedics Detection Inc. ("Thermedics").

   The Offeror believes its products are unique in that they are based on a patented dual analytical system, GC/IMS. Barringer's products are based solely on IMS technology while Thermedics' products are based on a GC chemoluminescence detection technology. Management believes that the Offeror's dual analytical system is a more advanced detection system than that of Barringer or Thermedics, providing a higher operational throughput based on a low false alarm rate and the automation of sample collection an analysis, while providing simple instrumentation that can be operated by relatively low skilled personnel. From a technical perspective, management believes that the Offeror's technology provides higher discrimination (selectivity), and unlike Barringer and Thermedics, the Offeror's products have the ability to simultaneously monitor both vapours and particles and detect all of the mandated ICAO taggants.

   The Offeror also competes indirectly for government expenditures with equipment manufacturers utilizing other types of detection technologies, such as Invision Technologies, Inc. and Vivid Technologies, Inc., which manufacture enhanced x-ray, CATSCAN and other bulk imaging technologies. Because trace particle detection equipment is used in certain instances to verify detection results obtained in bulk imaging systems, the Offeror's products are complementary to these technologies and can be used effectively in combination.

   The Offeror also competes with the use of canines to locate the presence of explosives and drugs. Although canines have a highly developed sense of smell and are able to follow a substance trail, the Offeror believes that its products are more effective and cost efficient than canines, because they can operate 24 hours a day, have greater selectivity than canines and can identify the composition of the substance detected.


IEC Business

   The Offeror's IEC division provides information technology services including systems integration, engineering and consulting. The IEC division also resells PC, workstation and mini-computer hardware, associated software and telecommunications equipment along with installation and support services. IEC has established reseller relationships with Digital Equipment of Canada Ltd. ("Digital"), Hewlett-Packard (Canada) Ltd., Compaq Canada, Inc., Sun Microsystems of Canada Inc., and Newbridge Networks Corporation.

   IEC's products and services are purchased primarily by Canadian Government organizations including the military and law enforcement agencies. Existing customers include the Department of National Defence (DND), the Royal Canadian Mounted Police (RCMP), the Canadian Security Intelligence Service (CSIS), the Communications Security Establishment, Health and Welfare Canada and the Department of Foreign Affairs and International Trade. During the nine month period ended

September 30, 1997, sales to the Department of National Defence accounted for 51.3% of the Offeror's IEC division revenues for such period.

   IEC's key competitive strengths include its highly skilled and experienced engineering and sales personnel and its position as a "secured supplier" to DND. Many of the Offeror's employees have long established relationships with the Canadian Government, in most cases through previous employment with the Canadian Government, and as such have an in depth understanding of the needs and requirements of government ministries. The Offeror believes that this has been a critical factor in its ability to successfully secure and perform government contracts.

   The Offeror has been awarded secured supplier status by both NATO and DND with a majority of its employees holding NATO top security clearance which involves considerable site security and personal background checks. Secured supplier status is a requirement for any organization intending to sell information technology products and services to certain government departments including DND, CSIS and the RCMP. As a result of its security status, IEC has been awarded several DND contracts. IEC believes that the need to attain security clearances is a significant barrier to entry for future competitors.

   The Offeror believes that its secured supplier status and long term relationship with the Canadian Government was critical in recently obtaining the designation by Digital as the primary supplier of Digital products to 10 federal departments including DND, the Prime Minister's Office, Environment Canada and the Department of Justice. Digital is a leading supplier of computer hardware to the Canadian Government.

   IEC service revenues are generally charged on a per diem basis depending on duration and quantity of resources required. Resale products are sold against purchase orders, contracts or standing offers with gross margins varying depending on the equipment and the value-added services provided by the Offeror.


Patents and Proprietary Rights

   The Offeror uses patents as the principal form of intellectual property protection for its proprietary technology. This is achieved by a combination of licensing on an exclusive basis the right to exploit certain patents and by applying for and obtaining patents in its own right.

   Prior to 1995, the Offeror did not have the resources to properly seek patent protection for inventions developed by it relating to its core technology. It assigned the intellectual property rights to what is now the core technology of its products to Research Corporation Technologies, Inc. ("RCT"), a U.S. based technology management organization, and received back an exclusive license to exploit such base patent, together with derivative patents, pursuant to a License Agreement (the "RCT License Agreement") dated April 10, 1991, as amended. See "Material Contracts". The base patent, together with four subsequent patents covering specific features of the chemical detection technology (the "RCT Patents") cover the core system of each of the Offeror's products and specifically, the unique application of gas chromatography/ion mobility spectrometer ("GC/IMS") technology. The RCT Patents have been issued to date in the U.S. and certain other countries. The term of the RCT License Agreement is for the balance of the term of each licensed patent, until June 9, 2009 in the case of the base U.S. patent. The RCT License Agreement provides for royalties to be paid to RCT on the basis of 4% of the net sales value of products based on the patented technology, subject to an annual minimum royalty of $10,000. In conjunction with such arrangements, RCT also agreed to provide equity and loan financing to the Offeror. See "Corporate History and Reorganization" and "Material Contracts".

   The Offeror has obtained one patent relating to Ion Mobility Spectroscopy in the United States and certain other countries. It has also filed one patent application which is pending for a laser detection system and has filed three additional provisional patent applications.

   The Offeror believes that these patents provide the Offeror with a significant competitive advantage in the markets for certain products. The Offeror also considers technical know-how and trade secrets to be important to its business.


Government Regulation

   The Offeror's products are not subject to any specific government regulation, however, government regulation plays and will continue to play a large part in determining the success of the Offeror and the acceptability of its products throughout the world both among government and non-government purchasers. In the case of the United States, the FAA has tested and approved the Offeror's products for use in U.S. aviation applications. In addition, the U.K. Department of Transport has approved Orion Plus for deployment in U.K. airports.

Human Resources

   As of March 31, 1998, the Offeror had 63 full-time employees and 1 temporary employee, of whom 18 were engaged exclusively in manufacturing, a further 8 were involved in product development and manufacturing, 3 were engaged in applied research, 6 were engaged in integration, engineering and consulting and 29 were engaged in sales, service and general administration. The Offeror's staff includes 3 Doctorates, 2 Masters and ten Bachelor of Science holders, as well as 6 Bachelor of Engineering holders. None of the Offeror's employees is represented by any union, and the Offeror considers its relationships with its employees to be satisfactory. The Offeror currently has a Human Resources Administrator to support employee relations. The Offeror is actively recruiting skilled employees, in particular to meet expected manpower demands in the manufacturing area. The Offeror has a policy of entering into confidentiality and non-disclosure agreements with its employees and limiting access to and dissemination of its proprietary technology.


Management

   The following is a brief biographical description of each of the members of the Offeror's management team.


Dr. Mariusz S. Rybak, President and Chief Executive Officer

   Prior to acquiring control of CPAD in April 1995, Dr. Rybak was President of Areco Canada Inc., an environmental consulting company, which he founded in 1986. Dr. Rybak has previously been a visiting Professor at Brock University, University of Toronto and a Professor at the Institute of Hydrobiology and Water Conservation in Olsztyn, Poland. Dr. Rybak holds a Ph.D. in environmental engineering from the Institute of Hydrobiology and has published more than 30 articles in international scientific journals. Dr. Rybak is also the Chairman and Chief Executive Officer for AGISS Corporation and Advanced Environmental Solutions Inc.


Andy A. Rybak, Executive Vice-President, CPAD Technologies Division

   Mr. Rybak has served as Executive Vice-President since April 1995 and is currently responsible for the Offeror's CPAD Technologies division. Prior to joining the Offeror, Mr. Rybak was the President of Adamas Environmental Inc., an environmental engineering company which he co-founded with Dr. Mariusz Rybak in 1986. Mr. Rybak previously held senior marketing positions in the ship building industry in Eastern Europe and the shipping industry in Canada. Mr. Rybak holds a Master of Arts in Economics from the Gdansk University in Poland.


Anicet Blais, Executive Vice-President, IEC Division

   Mr. Blais joined the Offeror in May 1997 and is currently responsible for the IEC division. Prior thereto, Mr. Blais was involved in the information technology industry for nineteen years, most recently holding the title Director of Finance and Operations for Ameridata Canada Ltd.


Darlene Nielsen-Downey, CA, Chief Financial Officer

   Ms. Nielsen-Downey joined the Offeror in June 1995 and is responsible for its financial operations. Prior to joining the Offeror, Ms. Nielsen-Downey was the Manager of Corporate Accounting for a national real estate management company for a two year period. Prior thereto, Ms. Nielsen-Downey was an auditor for KPMG, an international accounting firm, for six years. Ms. Nielsen-Downey also holds an Honours Bachelor of Commerce degree from Carleton University.

3. Management Discussion and Analysis of Financial Condition and Operating
   Results

   The selected financial information set forth below has been derived from the consolidated financial statements of the Offeror and accompanying notes included in this prospectus and should be read in conjunction with such financial statements and accompanying notes.


                                 Income Data
                                (in thousands)



                                                          Year ended      Year ended      April 13 to
                                                         December 31,    December 31,    December 31,
                                                             1997           1996             1995
                                                             -----         -----             ----
Sales ..................................................   $ 24,120      $  4,038          $    669
Cost of Sales ..........................................     19,983         2,624                 0
                                                           --------      --------          --------
Gross profit ...........................................      4,137         1,414               669
Contract revenue .......................................        107           405               381
Research and development ...............................        490         1,064               339
Investment tax credits .................................         --          (574)             (115)
Selling, general and administrative expenses ...........      3,078         1,813               352
Depreciation and amortization ..........................        596           585               282
Interest ...............................................        269           280               136
                                                           --------      --------          --------
Income (loss) before other items and income taxes ......       (189)       (1,349)               56
Other income ...........................................         31           170               116
Dilution gains .........................................        681         2,618                --
Finance charges ........................................       (796)           --                --
Goodwill write-off .....................................        (68)           --                --
Non-controlling interest ...............................        137           281               (48)
                                                           --------      --------          --------
Earnings (loss) before income taxes ....................       (204)        1,720               124
Income taxes recovery (expense) ........................        120          (300)               --
                                                           --------      --------          --------
Net earnings (loss) for the period .....................   $    (84)     $  1,420          $    124
                                                           ========      ========          ========

Overview The Offeror in its present form is the result of the merging of two lines of business, the chemical detection business and the IEC business. The Offeror's chemical detection division was formed as a result of the April 13, 1995 acquisition of CPAD Holdings Ltd., a company focused on the development of technology for the detection, identification and analysis of organic chemicals for use in explosives and landmine detection applications. The Offeror's IEC division was formed as a result of the March 1, 1996 acquisition of AGISS Power Technologies Corporation, a business involved in secure systems integration, consulting and value-added reselling of computer equipment. As the Offeror began operation in its current form as a result of the acquisition of the chemical detection business on April 13, 1995, only financial information subsequent to this date is presented.

   Over the past two years, the Offeror has experienced rapid growth in sales, with a growth rate of 497% for 1997 versus 1996. Sales increased from $4.0 million for the year ended December 31, 1996 to $24.1 million for the year ending December 31, 1997. This growth resulted primarily from a significant increase in the Offeror's IEC division for 1997 (revenue of $17.6 million) versus 1996 (revenue of $3.9 million). It is expected that this line of business will, over the next 12 to 18 months, continue to comprise a significant portion of the revenue but will represent a decreasing percentage of total revenue as CPAD product sales increase.


   Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

   Sales for the year ended December 31, 1997 were $24.1 million compared to $4.0 million for the year ended December 31, 1996, representing an increase of 497%. This increase is due primarily to a significant increase in revenue from the IEC division of $13.7 million or 351% as a result of significant resale contracts. The CPAD division also experienced an increase in revenue from $0.1 million in 1996 to $6.6 million in 1997. The increase in CPAD sales is due to sales of explosives detection equipment to the FAA and other international clients and narcotics detection equipment to correctional services agencies in Canada and the United States.

   Gross profit for the year ended December 31, 1997 was $4.1 million compared with $1.4 million for the year ended December 31, 1996, representing an increase of 193%. The increase in gross profit is attributable to the increase in total revenue for the period and the impact of higher gross margins earned from the CPAD division. The gross margins for the IEC division were lower during the year ended December 31, 1997 than during the year ended December 31, 1996 due to a relative increase in low margin equipment resale revenues in the division.

   Contract revenue in respect of research and development funding for the year ended December 31, 1997 was $0.1 million compared to $0.4 million for the year ended December 31, 1996. The decrease is due to an emphasis of research & development efforts on the hand held drug interdiction equipment for which no funding was received. Revenue for the year ended December 31, 1996 resulted from funding received for the development of a downsized explosives detection unit and mine detection unit.

   Research and development expenses, before investment tax credits, for the year ended December 31, 1997 were $0.5 million compared to $1.1 million for the year ended December 31, 1996, representing a decrease of 55%. This decrease resulted primarily from the reduced investment in materials necessary for research and development activities conducted during the year ended December 31, 1997. In the year ended December 31, 1996, considerable materials were consumed in the development of downsized explosives detection and mine detector prototypes.

   Selling, general and administrative expenses for the year ended December 31, 1997 were $3.1 million compared to $1.8 million for the year ended December 31, 1996, representing an increase of 72%. This increase relates to additional payroll, rent, and selling expenses resulting from the December 1996 relocation of the Offeror's manufacturing operation to a larger, more modern facility and to a general increase in selling, general and administrative costs in anticipation of the increased business volume which the Offeror is currently experiencing.

   Interest expense for the year ended December 31, 1997 was $0.27 million compared to $0.28 million for the year ended December 31, 1996, representing a decrease of 4%. This decrease is due to the satisfaction of the promissory note payable to Research Corporation Technologies, Inc. by share conversion in conjunction with the amalgamation on September 30, 1997.

   The loss before other items and income taxes for the year ended December 31, 1997 was $0.19 million compared to $1.3 million for the year ended December 31, 1996, representing a decrease of 85%. This decrease in loss is due to additional gross margins generated by the increased sales volume, and, in particular, the gross margins generated from sales of chemical detection products.

   During the year ended December 31, 1996, the dilution gains arose from a combination of disposals of shares held in CPAD by "old IDS" to external parties for cash and issuance of share capital by CPAD Technologies Inc. in conjunction with the acquisition of AGISS Power Technologies Corporation. During the year ended December 31, 1997, the dilution gains arose from the disposal of shares held in CPAD by "old IDS" to external parties for cash.

   The finance charges were incurred during the year ended December 31, 1997 as a result of the restructuring of debts owing to Research Corporation Technologies, Inc., all of which were satisfied by the share conversion in conjunction with the amalgamation transaction. See "Corporate History and Reorganization".

   Income tax recovery for the year ended December 31, 1997 was $0.12 million. The tax recovery during the year ended December 31, 1997 results from the carry back of the non-capital loss incurred during this period to the 1996 fiscal year.

   Net loss for the year ended December 31, 1997 was $0.84 million compared to net earnings of $1.4 million for the year ended December 31, 1996. The 1996 net earnings are attributable to dilution gains. The 1997 results are attributable to operations as the dilution gains were offset by finance charges incurred on conversion of long-term debt to equity.


   Year Ended December 31, 1996 Compared to the Period April 13, 1995 to December 31, 1995

   Sales for fiscal 1996 were $4.04 million compared to $0.67 million for the period April 13 to December 31, 1995, representing an increase of 503% (or an annualized increase of 328%). This increase is due primarily to the acquisition by the Offeror in March 1996 of AGISS Power Technologies Corporation. For the period April 13 to December 31, 1995, sales related to previously expensed prototype units.

   Gross profit for fiscal 1996 was $1.41 million compared to $0.67 million for the period April 13 to December 31, 1995, representing an increase of 110% (annualized increase of 48%). This increase is due primarily to the acquisition of AGISS Power Technologies Corporation.

   Contract revenue in respect of research and development funding for fiscal 1996 was $0.41 million compared to $0.38 million for the period April 13 to December 31, 1995, representing an increase of 8% (or an annualized decrease of 25%). Contract revenue during these two periods resulted from funding received for the development of the downsized explosives detection unit and the mine detection unit. This funding commenced in October 1995 and ended on March 31, 1996.

   Research and development expenses, before investment tax credits, for fiscal 1996 were $1.1 million compared to $0.33 million for the period April 13 to December 31, 1995, representing an increase of 233% (annualized increase of 134%). This increase is due primarily to greater investment in materials required to develop the downsized explosives detection and mine detection prototypes during fiscal 1996.

   Selling, general and administrative expenses for fiscal 1996 were $1.81 million compared to $0.35 million for the period April 13 to December 31, 1995, representing an increase of 417% (annualized increase of 269%). This increase is due to a general increase in expenses related to payroll, rent, and selling expenses as a result of the acquisition of AGISS Power Technologies Corporation and increased emphasis on the marketing and sales of CPAD products and greater labour requirements for manufacturing operations.

   Interest expenses for fiscal 1996 were $0.28 million compared to $0.14 million for the period April 13 to December 31, 1995, representing an increase of 100% (annualized increase of 40%). This increase is due primarily to the compounding interest charges on the promissory notes payable to Research Corporation Technologies, Inc. as well as the Offeror's increased use of bank financing.

   The loss before other items in fiscal 1996 was $1.35 million compared to an income of $0.05 million for the period April 13 to December 31, 1995. The increase in loss results from the increased expenses incurred, primarily in the areas of selling, general and administrative and research and development.

   The dilution gains arose from a combination of disposals of shares held in CPAD by "old IDS" to external parties for cash and issuance of share capital by CPAD Technologies Inc. in conjunction with the acquisition of AGISS Power Technologies Corporation.

   Income tax expense for fiscal 1996 was $0.3 million compared to $0 for the period April 13 to December 31, 1995. This increase is attributable to dilution gains generated during 1996.

   Net income for 1996 was $1.42 million compared to $0.12 million for the period April 13, 1995 to December 31, 1995, representing an increase of 1083%. This increase in net income was due primarily to dilution gains.


   Liquidity and Capital Resources

   The Offeror has historically financed its growth using bank borrowings and the issuance of shares. During the year ended December 31, 1997 and the period April 13 to December 31, 1995, the Offeror used $3.4 million and $0.29 million, respectively, in operations and during fiscal 1996 generated $2.24 million from operations. In order to finance operations during the year ended December 31, 1997, the Offeror generated $15.7 million from the issuance of shares net of related long-term debt reduction on th conversion of debt to RCT to equity. See "Corporate History and Reorganization". During fiscal 1996, operations were financed primarily by an increase in bank financing of $1.2 million. During the period April 13 to December 31, 1995, the Offeror financed its operations by cash injected by old IDS shareholders on the acquisition of CPAD.

   As at December 31, 1997, the Offeror's principal sources of liquidity consisted of cash of $13.1 million, a credit facility from a major Canadian Chartered Bank of $350,000, of which $0 was utilized, an investment tax credit loan in the amount of $160,741 and a small business loan with a balance outstanding of $87,500. In addition, as at December 31, 1997, the Offeror had drawn down on its Progress Payment Program line of credit to finance construction of inventory for CPAD division contracts to the extent of $1.39 million.

   It has been the Offeror's experience that its customers pay their accounts on a timely basis and the Offeror's bad debt expense historically has been negligible.

4. Directors and Officers

   The following table sets forth the names and municipalities of residence, the position held with the Offeror and the principal occupation of each of the directors and officers of the Offeror.


            Name and
Municipality of Residence        Position                     Principal Occupation
-------------------------        --------                     --------------------

MARIUSZ S. RYBAK(2)........      Chairman, President,         Chief Executive Officer of the Offeror;
   Ottawa, Ontario               Chief Executive              Chief Executive Officer of AGISS
                                 Officer and Director         Corporation (a Year 2000 solution
                                                              provider); and Chief Executive Officer of
                                                              Advanced Environmental Solutions Inc.
                                                              (an environmental services company)

ANDY A. RYBAK..............      Vice-Chairman,               Executive Vice-President of the Chemical
   Ottawa, Ontario               Executive Vice-President,    Detection Division of the Offeror and Vice-
                                 Chemical Detection           Chairman of each of AGISS Corporation
                                 Division and Director        and Advanced Environmental Solutions,
                                                              Inc.

ANICET BLAIS...............      Executive Vice-President,    Executive Vice-President, IEC Division of
   Stittsville, Ontario          IEC Division and Director    the Offeror

DARLENE NIELSEN-DOWNEY....       Chief Financial Officer      Chief Financial Officer of the Offeror
   Stittsville, Ontario          and Secretary

MICHEL BROWN...............      Senior Vice-President,       Senior Vice-President, Operations of the
   Gatineau, Quebec              Operations                   Offeror

LAWRENCE HALEY.............      Vice-President, Research &   Vice-President, Research & Development
   Ottawa, Ontario               Development and Director     of the Offeror

JULIAN ROMESKIE............      Vice-President, Marketing    Vice-President, Marketing and Business
   Carp, Ontario                 and Business Development     Development of the Offeror

HELLE OTTOSEN .............      Vice-President,              Vice-President, Finance & Administration
   Orleans, Ontario              Finance & Administration     of the Offeror

BRIAN RICH ................      Vice-President, Design       Vice-President, Design and
   Kanata, Ontario               and Product Engineering      Product Engineering of the Offeror

SANJE RATNAVALE(1)(2)......      Director                     Director of Corporate Finance of Research
   Tucson, Arizona                                            Corporation Technologies, Inc.
                                                              (a technology management organization20)

FRANCOIS HUBERT(1)(2)......      Director                     Vice-President, Consulting Services,
   Gatineau, Quebec                                           Le Groupe CGI (a technology consulting
                                                              firm)

TOM DE FAYE................      Director                     Director, International Sales and Marketing,
   Ottawa, Ontario                                            Diesel Division, General Motors of Canada
                                                              Limited (an automotive company)

RAYMOND V. HESSION.........      Director                     President and Chief Executive Officer,
   Ottawa, Ontario                                            Hession, Neville & Associates
                                                              (a government relations consulting firm)
                                                              and Chairman of the Board of Hickling
                                                              Lewis Brad Inc. (a consulting firm)

----------
(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

   Each of the directors and executive officers of the Offeror has been engaged in their principal occupation indicated above for the previous five years, except as follows:

      (1) Mariusz Rybak and Andy Rybak, who prior to April 1995 co-founded two environmental companies, Adamas Environmental Inc. and Areco Canada Inc.;

      (2) Anicet Blais, who prior to May 1997, was Director, Finance and Operations for Ameridata Canada Ltd.;

      (3) Darlene Nielsen-Downey, who prior to June 1995 was Manager of Corporate Accounting at The Regional Group of Companies Inc. and prior to 1993 was a senior accountant at KPMG;

      (4) Julian Romeskie, who prior to January 1998 was founder and Vice-President, Marketing and Business Development at
            Senstar-Stellar Corporation.

      (5) Helle Ottosen, who prior to January 1998 was a Senior Manager at KPMG, prior to 1996 was Director of Finance at Vistar
            Telecommunications Inc. and prior to 1995 was Director of Finance and Administration at Canadian Labour Market and Productivity Centre.

      (6) Brian Rich, who prior to February 1998 was Vice-President, Engineering and Systems at Senstar-Stellar Corporation.

      (7) Sanje Ratnavale, who prior to October 1993 was a Manager of Mergers and Acquisitions for Barclays de Zoede Wedd (investment bankers) in Paris and London;

      (8) Francois Hubert, who prior to April 1998 was Vice-President, Business Development AGISS Software Corporation and prior to June 1997 was Director, Informatics Systems procurement with the Canadian Government;

      (9) Tom de Faye, who prior to January 1998 was a Major General in the Canadian Armed Forces and a military attache of the Canadian government in the United States and prior to 1996 was a Chief of Force Development and Commander Land Force Western Area for the Canadian Armed Forces.

      (10) Raymond Hession, who prior to October 1993 was founder of ARVESS Management Services Corp. and Chairman and Chief Executive Officer of PAXPORT International Inc.

   As noted above, Dr. Mariusz Rybak also holds a similar position with AGISS Corporation and Advanced Environmental Solutions Inc. and, as such, will not be spending all his time on Offeror matters but will devote such portions of his time to the Offeror's affairs as the Offeror's needs reasonably require from time to time. While the amount of time devoted to the affairs of the Offeror by him may vary from time to time, Dr. Rybak has agreed that he will devote not less than 75% of his time to the busines of the Offeror.


Compensation of Executive Officers

   The following table sets forth compensation information for the financial year of the Offeror ended December 31, 1997, December 31, 1996 and for the financial period April 13, 1995 to December 31, 1995 for the Chief Executive Officer, Executive Vice-President, Chemical Detection Division and Senior Vice-President Operations. No other executive officers earned total annual salary and bonus during the financial year ended December 31, 1997 which exceeded $100,000.

                          Summary Compensation Table

                                                                                       Long-Term
                                                   Annual Compensation                Compensation
                                                                                         Awards
                                                                       Other Annual    Securities     All Other
                                    Year      Salary        Bonus      Compensation   Under Options  Compensation
  Name and Principal Position       Ended      ($)           ($)            ($)            (#)           ($)
-----------------------------------------------------------------------------------------------------------------
  Dr. Mariusz Rybak..............   1997    $136,125               --         --        150,000                --
     Chief Executive Officer        1996    $ 87,750(1)            --         --             --                --
                                    1995          --(2)            --         --             --                --
-----------------------------------------------------------------------------------------------------------------
  Andy Rybak.....................   1997    $105,958               --         --        125,000                --
     Executive Vice-President,      1996          --               --         --             --                --
     Chemical Detection             1995          --               --         --             --                --
     Division
-----------------------------------------------------------------------------------------------------------------
  Michel Brown...................   1997    $ 89,520         $ 11,185          --        27,000                --
     Senior Vice-President,         1996          --               --          --            --                --
     Operations                     1995          --               --          --            --                --

----------
(1) Covering the period April 1 to December 31 during 1996.
(2) Dr. Rybak did not draw any material compensation during 1995.

   The following table sets forth each grant of stock options under the 1997 Plan during the fiscal year ended December 31, 1997 to the named executive officers.


          Option/SAR Grants during the Year Ended December 31, 1997

                                                                                  Market Value
                                                       % of Total                of Securities
                                                      Options/SARs                 Underlying
                                          IDS Shares   Granted to                 Options/SARs
                                             Under    Employees in   Exercise or   on the Date
                                            Options     Financial    Base Price     of Grant
  Name                                        (#)          Year     ($/Security)  ($/Security)       Expiration Date
  ----                                        ---          ----     ------------  ------------       ---------------

  DR. MARIUSZ RYBAK...................      150,000        27.4         4.75           4.75         December 31, 2004
     Chief Executive Officer

  ANDY RYBAK..........................      125,000        22.9         4.75           4.75         December 31, 2004
     Executive Vice-President,
     Chemical Detection Division

  MICHEL BROWN........................       27,000         4.9         4.75           4.75         December 31, 2004
     Senior Vice-President, Operations

Stock Option Grants

   No options to purchase or acquire Common Shares were granted during the fiscal year ended December 31, 1997 to any named executive officers of the Offeror other than set forth above.


Employment Agreements

   The Offeror has entered into employment agreements (the "Employment Agreements") with Dr. Mariusz Rybak, President and Chief Executive Officer, Andy Rybak, Executive Vice-President of the Offeror's chemical detection division, Darlene Nielsen-Downey, Chief Financial Officer and Secretary and Dr. Lawrence Haley, Vice-President, Research and Development (CPAD division) (the "Employees"), each dated as of October 15, 1997. The terms of the Employment Agreements are identical, except with respect to salaries and severance entitlements as noted below and with respect to Dr. Rybak in terms of his permission to devote a portion of his time to other businesses. Each Employment Agreement provides for a base annual salary and a bonus as approved by the board of the directors of the Offeror based on a recommendation of the Compensation Committee. The base annual salaries of Dr. Rybak, Andy Rybak and Ms. Nielsen-Downey are $170,000, $140,000 and $120,000, respectively. The base annual salary for Dr. Haley is less than $100,000. Under the terms of each Employment Agreement, each of the Employees (other than Dr. Rybak) has agreed to devote his full attention and energies to the business of the Offeror on a full-time basis. In the case of Dr. Rybak, he has agreed to devote not less than 75% of his time and attention to the business of the Offeror, or such other percentage as may be agreed from time to time with the board of directors of the Offeror. Each Employee has also agreed to assign to the Offeror all inventions, discoveries and designs made or conceived by the Employee relating to the business of the Offeror. The term of each of the Employment Agreements runs to October 15, 2000 and will be automatically renewed thereafter subject to a right of termination as hereinafter discussed.

   Each Agreement may be terminated by the Offeror for cause at any time without notice or further compensation and without cause on specified notice or a lump sum payment in lieu of notice, such notice being 15 months in the case of Dr. Rybak and 12 months in the case of the other Employees. Each Agreement may be terminated by each Employee at any time after October 15, 2000 on not less than 60 days notice. Each Agreement contains non-competition and non-solicitation covenants which extend for one year after termination without cause and two years after termination for cause or resignation.

Compensation of Directors

   The Offeror pays a $500 meeting fee to non-executive directors and grants 5,000 stock options which vest on the first anniversary date of that directors directorship.


Indebtedness of Directors, Executive Officers and Senior Officers

   None of the directors, executive officers, or senior officers of the Offeror are presently indebted to the Offeror, nor has any such indebtedness existed since the beginning of the most recently completed financial year of the Offeror.


Directors and Officers Insurance

   The Offeror currently maintains liability insurance for the directors and officers of the Offeror in the amount of $1,000,000 for an annual premium of $13,500 plus applicable taxes.


5. Stock Option Plan

Discontinued Plan

   On June 14, 1990, a predecessor of the Offeror established a stock option incentive program (the "Discontinued Plan") under which the Board of Directors was entitled to grant options to purchase Common Shares at the prevailing fair market value to directors, officers and key employees of the Offeror, provided that the total number of options did not exceed 731,492 shares (adjusted to reflect the amalgamation referred to under "Corporate History and Reorganization") of the Offeror. During the life o the Discontinued Plan, options to purchase 691,832 Common Shares were granted.


1997 Stock Option Plan

   On October 22, 1997, the Offeror adopted the 1997 Stock Option Plan (the "1997 Option Plan") pursuant to which the Board of Directors or the Compensation Committee may from time to time grant to the directors, consultants, officers or eligible employees of the Offeror and its subsidiaries options to acquire IDS Shares in such numbers, for such terms and at such exercise prices as are determined by the Board or the Compensation Committee. It is the Offeror's intention to grant options under the 1997 Option Plan principally to key employees. The purpose of the 1997 Option Plan is to advance the interests of the Offeror by providing key employees with a financial incentive for the continued improvement in the performance of the Offeror and encouragement to stay with the Offeror. Under the 1997 Option Plan, the option price must be not less than the fair value or the market price of the Common Shares at the time the option is granted, and the option term may not exceed ten years. Options granted under the 1997 Option Plan are non-transferable and terminate on cessation of employment or directorship with the Offeror for all causes other than death, unless otherwise determined by the Board. It is not intended that any financial assistance will be provided to optionees to facilitate the purchase of Common Shares under the 1997 Option Plan.

   The maximum number of Common Shares which are reserved for issuance under the 1997 Option Plan is 1,000,000 Common Shares and no individual may hold options to purchase Common Shares exceeding 5% of the then outstanding number of Common Shares. In addition, the 1997 Option Plan contains certain other restrictions which limit the number of Common Shares which may be issued under the 1997 Option Plan to insiders of the Offeror.

   Generally, options granted under the 1997 Option Plan will expire seven years from the date of grant or such lesser period of time as the board of directors or the Compensation Committee may approve. Options may be exercised in whole or in part any time after a date specified by the board of directors, upon prior notice to the Offeror. The options will generally vest over a four year period following the date of grant, and be exercisable on an annual basis following the first anniversary of the date of the grant of the options.

Stock Options

   As at April 6, 1998 the Offeror had granted options to purchase an aggregate of 552,000 IDS Shares under the terms of the 1997 Plan to executive officers, directors and employees. The following table sets out information relating to options to purchase IDS Shares granted under the 1997 Plan as at April 6, 1998.


                                                                        Number of   Exercise           Expiry
                                                                       IDS Shares     Price             Date
                                                                       ----------     -----             ----

Executive Officers(6) and Directors(3)...............................    452,000    $  4.75       December 31, 2004
                                                                          15,000       4.75         January 1, 2005

Other Employees......................................................     85,000       4.75       December 31, 2004

6. Consolidated Capitalization

   The following table sets forth the consolidated capitalization of the Offeror as at the dates indicated.

                                                                                                                 As at
                                                                                                               March 31,
                                                                                                                  1998
                                                                      As at                                   after giving
                                                                  December 31,            As at              effect to this
                                                                      1997              March 31,               Take-Over
                                                   Authorized         $                  1998                 Bid Circular
                                                  ------------        ----               --------             ------------
                                                                                      (unaudited)             (unaudited)

                                                                (in thousands of dollars, except share amounts)

SECURED DEBT(1)
   Demand promissory note(2).....................                              161                  161                   161
   Progress payment program line of credit(3)....                            1,392                   --                    --
   Current portion of long-term debt(4)..........                               30                   --                    --

LONG-TERM DEBT(4)................................                               58                   --                    --
TOTAL DEBT.......................................                            1,641                  161                   161

SHAREHOLDERS' EQUITY
Common Shares....................................                           17,322               37,300                73,300
                                                     unlimited  (14,586,120 shares)  (17,842,904 shares)   (22,487,904 shares)
Class B Shares...................................    unlimited     (572,850 shares)     (572,850 shares)      (572,850 shares)
Retained Earnings................................                              497                  497(6)                497(6)

TOTAL SHAREHOLDERS' EQUITY.......................                           17,819               37,797                73,797

----------
(1) The Offeror's indebtedness is collaterized as described in Notes 6 and 7 to the "Notes to the Consolidated Financial Statements of the Offeror".
(2) For particulars with respect to demand promissory note, see note 6 to the "Notes to the Consolidated Financial Statements of the Offeror".
(3) Progress payment program line of credit, is payable out of proceeds on sale of inventory, at bank prime.
(4) For particulars with respect to long-term debt, see note 7 to the "Notes to the Consolidated Financial Statements of the Offeror".
(5) A total of 1,000,000 Common Shares are reserved for issuance pursuant to stock options granted under the Offeror's 1997 Stock Option Plan.
(6) As at December 31, 1997.
(7) For lease obligations, see Note 14 to the "Notes to the Consolidated Financial Statements of the Offeror".

7. Principal Shareholders

The following table and notes set forth certain information concerning the beneficial ownership of the IDS Shares as at the date hereof of each person known by the Offeror who own beneficially 10% or more of the IDS Shares.

                                                                Before giving effect to the   After giving effect to the
                                                                   issuance and sale of         issuance and sale of
                                                                    IDS Shares upon the          IDS Shares upon the
Name and Municipality of                                       exercise of Special Warrants.  exercise of Special Warrants.
Residence of Beneficial Owner                                       See "Recent Events".         See "Recent Events" .
-----------------------------                                       --------------------         ---------------------
                                                                 Number of    Percentage of    Number of   Percentage of
                                                                    IDS            IDS           IDS            IDS
                                                                  Shares          Shares        Shares         Shares
                                                                  ------          ------        ------         ------

Mariusz Rybak                                                    2,152,973        14.55%      2,049,904        11.49%

   Ottawa, Ontario
Andy Rybak                                                       2,152,973        14.55%      2,049,904        11.49%

   Ottawa, Ontario
Alan Greene                                                      1,845,405        12.47%      1,757,060         9.85%

   Darien, Connecticut
Research Corporation Technologies, Inc.                          1,690,333        11.43%      1,527,316         8.56%

   Tucson, Arizona

   The directors and senior officers of the Offeror as a group (8) presently beneficially own, directly or indirectly, approximately 30% of the IDS Shares.


8. Corporate History and Reorganization

   The Offeror was founded in 1986 by Colin Corrigan under the name "CPAD Holdings Ltd.". From 1986 to 1995, the Offeror existed primarily as an applied research organization focused on the development of technology for the detection, identification and analysis of organic chemicals for use in explosives and land mine detection applications. Between 1989 and 1994, Research Corporation Technologies, Inc. ("RCT"), a large technology management organization based in the U.S., provided loans and equity financing to the Offeror such that it eventually had a controlling interest in CPAD Holdings Ltd. In connection with such arrangements with RCT, CPAD Holdings Ltd. assigned its intellectual property rights in its core technology to RCT in exchange for RCT's agreement to prosecute patents on the technology and enforce such patents, together with an exclusive license granted to CPAD Holdings Ltd. to exploit such patents. See "Business of the Offeror - Patents and Proprietary Rights".

   In April 1995, Dr. Mariusz Rybak, Andy Rybak and Alan Greene formed MAA International Corporation (later changed to IDS Intelligent Detection Systems Inc.) in order to acquire a controlling interest in CPAD Holdings Ltd. through a combination of a treasury share purchase, an acquisition of a number of shares in CPAD Holdings Ltd. from RCT and an agreement to purchase substantially all the shares in CPAD Holdings Ltd. from Colin Corrigan through a series of puts and calls. At the same time, Colin Corrigan retired from the Offeror. On May 12, 1995, the name of CPAD Holdings Ltd. was changed to CPAD Technologies Inc.

   On March 1, 1996, CPAD Technologies Inc. acquired all the outstanding shares of AGISS Power Technologies Corporation in exchange for the issuance of approximately 10% of the then outstanding shares of CPAD Technologies Inc. AGISS Power Technologies Corporation was in the business of secure systems integration and consulting and value-added reselling of computer equipment. These two companies were subsequently amalgamated under the name CPAD Technologies Inc. on November 1, 1996 ("CPAD").

   On December 16, 1996, MAA purchased all the remaining shares in CPAD held by Colin Corrigan. On February 3, 1997, MAA purchased shares in CPAD from RCT on the exercise of a call right negotiated in connection with the April 1995 transaction. MAA, for the purposes of tax effectively accomplishing these share transactions, incorporated 1202733 Ontario Inc. During the period December 1996 through January 1997, MAA sold some of its CPAD shares to several investors at prices ranging from $3.63 to $6.26 per share.

   On August 27, 1997, articles of amendment were filed for MAA changing its name to IDS Intelligent Detection Systems Inc. ("old IDS") and subdividing its existing Class A Common Shares on a 900 for 1 basis.

   On September 19, 1997, old IDS exchanged 7,800 of its Class A Common Shares in CPAD for 26,000 Class B Common Shares.

   In preparation for an initial public offering of IDS Shares which was completed in December 1997, old IDS, CPAD Technologies Inc. ("old CPAD") and 1202733 Ontario Inc. amalgamated on September 30, 1997 under the name of IDS Intelligent Detection Systems Inc. (the "Amalgamation"). Prior to the Amalgamation, old IDS owned 1,502,767 Class A Common Shares and 26,000 Class B Common Shares of old CPAD directly and indirectly through its wholly owned subsidiary, 1202733 Ontario Inc., and other shareholder of old CPAD owned 827,961 of its Class A Common Shares and 104,000 of its Class B Common Shares. Pursuant to the Amalgamation, each of the 10,040,504 outstanding Class A Common Shares of old IDS was exchanged into 0.6817305 Common Shares and 0.0114109 Class B Common Shares of the amalgamated corporation, each of the outstanding Class A Common Shares of old CPAD held by other shareholders was exchanged into
4.4065761 Common Shares of the amalgamated corporation, each of the outstanding Class B Common Share of old CPAD held by other shareholders was exchanged into
4.4065761 Class B Shares of the amalgamated corporation, and each of the shares of old CPAD held by old IDS and 1202733 Ontario Inc. were cancelled.

   In addition, immediately prior to the Amalgamation, pursuant to an agreement made with RCT on October 1, 1996 and amended on September 30, 1997, RCT agreed to convert the $932,330 promissory note payable to RCT under the following terms:

      1. 156,504 IDS Shares were issued to RCT in satisfaction of the principal and accrued unpaid interest totalling $985,971 at an effective conversion ratio of $6.30 per share;

      2. 118,222 IDS Shares were issued to RCT upon the closing of the Offeror's initial public offering as compensation for RCT's premium and supplemental interest payable pursuant to the October 1, 1996 Agreement totalling $744,800 at an effective conversion ratio of $6.30 per share.

   Immediately after the Amalgamation, RCT agreed to convert an obligation of the Offeror aggregating $589,900 (principal, interest and an agreed conversion premium) into 93,635 Common Shares of the Offeror at an effective conversion rate of $6.30 per share.


9. Description of Share Capital

   The authorized capital of IDS presently consists of an unlimited number of Common Shares (the "IDS Shares") and an unlimited number of Class B Shares. As at April 6, 1998, 14,792,904 IDS Shares and 572,850 Class B Shares were issued and outstanding. A further 552,000 IDS Shares are issuable upon the exercise of options granted pursuant to IDS's stock option plan and up to a further 120,316 IDS Shares are issuable pursuant to compensation options granted to the underwriters of the Offeror's initial public offering which was completed on December 31, 1997. Finally, up to a further 3,225,375 IDS Shares are issuable upon the exercise or deemed exercise of 3,507,500 Special Warrants (assuming a receipt for a prospectus qualifying the issuance of the IDS Shares issuable upon the exercise of the Special Warrants is obtained within 90 days of the closing of the Special Warrant offering) and 175,375 Compensation Options issued by the Offeror in connection with the Special Warrant offering. See "Recent Events".

   Each of the classes of shares of the Offeror is identical in all respects except that the Common Shares are entitled to one vote per share at meetings of shareholders and the Class B Shares are non-voting.


10. Dividend Policy

   Prior to the Amalgamation described under "Corporate History and Reorganization", the Offeror paid dividends to its shareholders in the fiscal year ended December 31, 1997 of $0.1564 per share, adjusted for the effect of the Amalgamation. The Offeror does not presently anticipate the payment of any dividends on the IDS Shares or Class B Shares in the foreseeable future.


11. Escrow Arrangements

   Pursuant to an escrow agreement (the "TSE Escrow Agreement") entered into among CIBC Mellon Trust Company (the "Trustee"), the Offeror and Dr. Mariusz Rybak, Andy Rybak, Alan Greene and Research Corporation Technologies, Inc. (the "Escrowed Shareholders") concurrently with the filing of a final prospectus in connection with the Offeror's December 1997 initial public offering, the Escrowed Shareholders agreed to deposit with the Trustee an aggregate of 7,841,684 IDS Shares (the "Escrowed Shares"). The Escrowed Shares, after giving effect to the public offering (assuming neither the Over-Allotment Option nor Compensation Option are exercised), represented 53.76% of the total outstanding IDS Shares. The TSE Escrow Agreement provides that the Escrowed Shares may not be sold, pledged, hypothecated, alienated, transferred within escrow or in any manner dealt with, without the prior written consent, order or direction of The Toronto Stock Exchange (the "TSE").

The Escrowed Shares will be automatically released to the Escrowed Shareholders, as to 25% of the number of Escrowed Shares, on each of the first, second, third and fourth anniversaries of the date the Escrowed Shares are listed on the TSE. In connection with the Offeror's Special Warrant offering completed on March 12, 1998 (see "Recent Events"), the Escrowed Shareholders were permitted to sell an aggregate of 457,500 IDS Shares in order to satisfy the Offeror's delivery obligations in respect of an equivalent number of IDS Share issuable on the exercise of Special Warrants under such offering. Such substituted delivery represented 457,500 of the 3,507,500 Special Warrants issued by the Offeror, with the remaining 3,050,000 Special Warrants to be satisfied by the issuance by the Offeror of an equivalent number of IDS Shares.

   In addition to the TSE Escrow Agreement, the Escrowed Shareholders and certain other executive officers and shareholders of the Offeror have entered into contractual escrow agreements with the Underwriters. Under the contractual escrow agreements with the Escrowed Shareholders, the Escrowed Shareholders have agreed not to sell or otherwise dispose of their Common Shares for a period of three years after closing without the consent of the Underwriters except, subject to the TSE Escrow Agreement and applicable law, up to 20% of such Common Shares after one year and up to an additional 40% of such Common Shares after two years. Under the contractual escrow agreements with certain other executive officers and shareholders of the Offeror, such persons have agreed not to sell or otherwise dispose of their Common Shares for a period of one year after closing without the consent of Marleau, Lemire Securities Inc.


12. Prior Sales

   Except as described below, none of the IDS Shares offered hereunder (or shares of predecessor companies which have been converted into IDS Shares of the Offeror pursuant to the Amalgamation described under "Corporate History and Reorganization") have been issued or sold during the last twelve months:

      1. an aggregate of 471,431 IDS Shares were issued to employees and key persons upon the exercise of stock options granted to such employees and key persons from June 1990 to April 1995 at an exercise price of $0.68 per share;

      2. in connection with the retirement of an employee in June 1997, an option to purchase 23,443 IDS Shares was granted to such employee at an exercise price of $4.27 per share. Such option was exercised in September 1997;

      3. in August 1997, 189,856 IDS Shares were issued to an investor for U.S.$1,000,000, or U.S.$5.28 per share (Cdn.$7.29 at an exchange rate of 1:1.38);

      4. in October 1997, 660,986 IDS Shares were issued to an investor upon the exercise of a warrant issued in April 1995 at an exercise price of $0.11 per share. Such warrant was issued in April 1995 in exchange for the cancellation of preference shares previously held by such investor;

      5. in October 1997, 8,056 IDS Shares were issued to a consultant in consideration of services provided to the Offeror from August 1996 to date. For purposes of such issuance, the IDS Shares were valued at $6.81 per share;

      6. in December 1997, 3,157,895 IDS Shares were issued for cash proceeds of $15,000,001 on the initial public offering of IDS Shares;

      7. in February 1998, 169,205 IDS Shares were issued to the underwriters with respect to their over-allotment option granted with respect to the initial public offering at $4.75 per share.

      8. in March 1998, 3,507,500 Special Warrants were issued to certain purchasers for gross proceeds to the Offeror of $20,587,500 with respect to the Special Warrant offering of the Offeror; and

      9. in March and April 1998, 37,579 IDS Shares were issued to the underwriters with respect to their exercise of compensation options granted with respect to the initial public offering at $4.75 per share.

   The foregoing issuances have been adjusted to reflect the effect of the Amalgamation. Reference is also made to "Corporate History and Reorganization" for a description of other share transactions completed in conjunction with a recent amalgamation of the Offeror.

13. Price Range and Trading Volume of the IDS Shares

   The IDS Shares are listed and posted for trading on the TSE. The following table sets forth the high and low sales prices and volumes of sales of the IDS Shares traded on each of the Exchanges for the periods indicated.


                                            The Toronto Stock Exchange
                                            --------------------------
                                        High         Low          Volume
                                        ----         ---          ------
1997
   December 31....................     $4.85        $4.65          43,100

1998
   January........................      7.25         4.40         564,453
   February.......................      8.90         5.50         728,805
   March..........................      8.35         6.75         787,194
   April (to April 14)............      8.00         7.35          76,379

   The closing price of the IDS Shares on April 2, 1998, the last trading day prior to announcement of the Offer, was $8.00 on the TSE. The closing price of the IDS Shares on April 14, 1998, the last trading day prior to the date of this Offer, was $7.50 on the TSE.


14. Interest of Management and Others in Material Transactions

   Except as disclosed below, none of the directors, senior officers, principal shareholders, or associates or affiliates of such persons or companies, has or has had, directly or indirectly, any material interest in any material transaction with the Offeror within the past three years or in any proposed transaction which will materially affect the Offeror.

   Research Corporation Technologies, Inc., a Principal Shareholder hereunder is the owner of intellectual property which has been licensed to the Offeror. See "Business of the Offeror - Patents and Proprietary Rights", "Principal Shareholders" and "Material Contracts".

   In conjunction with the amalgamation of the Offeror on September 30, 1997, Research Corporation Technologies, Inc. agreed to convert certain indebtedness owing to it by predecessor companies of the Offeror into IDS Shares. See "Corporate History and Reorganization".

   Mr. Sanje Ratnavale, a director of the Offeror, is the Director of Corporate Finance of Research Corporation Technologies, Inc.

   Dr. Mariusz Rybak is a director, officer and principal shareholder of AGISS Corporation and Advanced Environmental Solutions Inc. and will be spending a portion of his time on matters for such companies. The Offeror has entered into an agreement with AGISS Corporation in connection with the sharing of expenses relating to the Offeror's premises located at 66 Slater Street, Ottawa, Ontario. Under the agreement, AGISS Corporation has agreed to pay a proportion of the rental expenses associated with these premises depending on head count and floor space used from time to time by the respective companies. The proportion is adjusted quarterly based on these factors. During the quarter ending December 31, 1997, AGISS Corporation was responsible for 31.75% of the rental expenses.


15.  Material Contracts

   Except for contracts entered into in the ordinary course of business, the only contracts which the Offeror has entered into the last two years which may be regarded as presently material are:

      (1) the Underwriting Agreement dated December 19, 1997 among the Offeror, Marleau, Lemire Securities Inc., CIBC Wood Gundy Securities Inc., Midland Walwyn Capital Inc. and Yorkton Securities Inc., with respect to the Offeror's initial public offering completed in December 1997;

      (2) the TSE Escrow Agreement and the Contractual Escrow Agreements referred to under "Escrow Arrangements";

      (3) the Underwriting Agreement dated March 12, 1998 among the Offeror, Yorkton Securities Inc., CIBC Wood Gundy Securities Inc. and Nesbitt Burns Inc. with respect to the Offeror's special warrant offering (the "Special Warrant Offering") completed in March 1998;

      (4) the Special Warrant Indenture dated March 12, 1998 among the Offeror, Mariusz Rybak, Andy Rybak, Alan Greene,

           Research Corporation Technologies, Inc. and CIBC Mellon Trust Company with respect to the Special Warrant Offering;

      (5)  the RCT License Agreement referred to under "Business of the Offeror
           - Patents and Proprietary Rights"; and

      (6) a purchase order from the Federal Aviation Administration dated August 18, 1997 referred to under "Business of the Offeror - Backlog".

   Copies of the foregoing agreements may be inspected at the head office of the Offeror at 66 Slater Street, 6th Floor, Ottawa, Ontario during normal business hours at any time during the period that Shares may be deposited under the terms of this Offer.


16. Legal Proceedings

   The Offeror is not a party to any legal proceedings material to its operations nor are any such proceedings known by the Offeror to be contemplated.


17. Recent Events

   On March 12, 1998, the Offeror completed an offering of 3,050,000 Special Warrants at $6.75 per Special Warrant, for aggregate gross proceeds of $20,587,500. Each Special Warrant is exercisable, for no additional consideration, into one common share of the Offeror unless a prospectus qualifying the issuance of common shares upon the exercise of the Special Warrants is not filed within 90 days of closing, in which case each Special Warrant is exercisable into 1.1 Common Shares of the Offeror. The offering also included an additional offering of 457,500 Special Warrants, which Special Warrants are exercisable for Common Shares of the Offeror held by certain selling shareholders.


18. Eligibility for Investment

   In the opinion of Fraser & Beatty, counsel to the Offeror, based on legislation in effect at the date hereof and subject to compliance with the prudent investment standards and general investment provisions and restrictions of the statutes referred to below (and, where applicable, the regulations thereunder) and, in certain cases, subject to the satisfaction of additional requirements relating to investment policies, procedures and goals, IDS Shares would not be precluded as investments under or by the following statutes:

   Insurance Companies Act (Canada)
   Trust and Loan Companies Act (Canada)
   Pension Benefits Standards Act, 1985 (Canada)
   Pension Benefits Act (Ontario)
   Loan and Trust Corporations Act (Ontario)
   Pension Benefits Standards Act (British Columbia)
   Financial Institutions Act (British Columbia)
   Loan and Trust Corporations Act (Alberta)
   The Pension Benefits Act, 1992 (Saskatchewan)
   The Pension Benefits Act (Manitoba)
   The Trustee Act (Manitoba)
   The Insurance Act (Manitoba)
   The Pension Benefits Act (Nova Scotia)

   An Act respecting trust companies and savings companies0 (Quebec) (for a trust company or savings company, as defined therein, incorporated under the laws of the Province of Quebec, which invests its own funds).

   An Act respecting insurance (Quebec) (for an insurer, as defined therein, incorporated under the laws of the Province of Quebec, other than a guarantee fund) and the Supplemental Pension Plans Act (Quebec).

   In the opinion of Fraser & Beatty, the IDS Shares are, at the date hereof, qualified investments under the Tax Act for a trust governed by a registered retirement savings plan, a registered retirement income fund or a deferred profit sharing plan (other than a trust governed by a deferred profit sharing plan for which any of the employers is IDS or is an employer which does not deal at arm's length with IDS within the meaning of the Tax Act). It is the opinion of Fraser & Beatty that, the IDS Shares do not, at the date hereof, constitute foreign property under the Tax Act and proposed amendments for a person subject to Part XI of the Tax Act.

19.  Risk Factors

   In considering the Offer, Shareholders should carefully consider the following factors, in addition to the other information contained in this Circular.


   Trading Price of IDS Shares

   As of April 14, 1998, 14,792,904 Shares were outstanding and at least 3,225,375 additional IDS Shares are issuable upon the exercise of Special Warrants and related compensation options recently issued by the Offeror. A further 552,000 IDS Shares are issuable upon the exercise of options granted pursuant to IDS's stock option plan and up to a further 120,316 IDS Shares are issuable pursuant to compensation options granted to the underwriters of the Offeror's initial public offering which was completed on December 31, 1997. Assuming all of the Scintrex Shares are tendered in the Offer, depending on the election by Scintrex Shareholders to elect the All Share Option or the Cash-Share Option, the number of IDS Shares issuable will vary from 4,645,000 to 6,969,000 IDS Shares. See Section 1 of the Offer, "The Offer". Prices for IDS Shares will be determined in the marketplace and may be influenced by many factors including investor perceptions of the Offeror following the completion of the Offer and general industry and economic conditions.


   Integration of IDS and Scintrex

   The anticipated benefits of the Offer may not be fully achieved unless the operations of the Offeror and Scintrex are successfully combined in a timely manner. The combination of the two companies will require, among other things, the integration of certain of the information systems and administrative, sales, distribution and marketing functions. Any material difficulties encountered in the transition process could have an adverse impact on the results of the Offeror and could delay or reduce the anticipated benefits and synergies resulting from the combination of the Offeror and Scintrex. There can be no assurance that the Offeror will fully realize the anticipated benefits from the acquisition of Scintrex.


   Year 2000 Compliance Issues

   Many older computer systems and software products that are still in use today were programmed to accept only two digit entries in the date code field (i.e., "98" for "1998"). Systems and software containing two digit date code fields need to be modified or upgraded to distinguish 21st century dates (e.g., "2002") from 20th century dates (e.g., "1902"), in order to avoid the possibility of erroneous results or system failures.

   Many companies might need to modify or upgrade their information systems to address this "Year 2000" issue. The effects of this issue and of the efforts by companies to address it are unclear. The Offeror believes that the purchasing patterns of customers and prospective customers might be affected by Year 2000 issues. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures might result in reduced funds available to purchase software products such as those offered by the Offeror and Scintrex. Additionally, Year 2000 problems inherent in a customer's other software programs might significantly limit that customer's ability to realize the intended benefits to be derived from the Offeror's and Scintrex's software. These events could result in a material advise effect on the Offeror's and Scintrex's businesses, operating results or financial condition.

   The Offeror and Scintrex utilize other third party vendor equipment, telecommunication products, and software products which may or may not be Year 2000 compliant. Although the Offeror is currently taking steps to address the impact, if any, of the Year 2000 issue surrounding such third party products, failure of any critical technology components to operate properly may have an adverse impact on business operations or require the Offeror to incur unanticipated expenses to remedy any problems.

   Equipment as complex as that offered by the Offeror and Scintrex might contain undetected errors or failures when first introduced or when new versions are released, including products intended to be Year 2000 compliant. There can be no assurance that the Offeror's and Scintrex's products contain or will contain all necessary date code changes or that errors will not be found in new products or product enhancements after commercial release, resulting in loss of or delay in market acceptance. In addition, the Offeror and Scintrex might experience difficulties that could delay or prevent the successful development and release of products that are Year 2000 compliant or that meet the Year 2000 requirements of customers. If the Offeror is unable to or is delayed in its efforts to make the necessary date code changes, there could be a material adverse effect upon the Offeror's and Scintrex's business, operating results and financial condition. Dependence on and Effects of Government Regulation and Procurement Policies. For the foreseeable future, the Offeror's business will be primarily dependent upon purchases of the Offeror's products and IEC services by government agencies.

Budgetary allocations for detection equipment are dependent, in part, upon government policies that fluctuate from time to time in response to political and other factors, including the public's perception of the threat of airline bombings and other terrorist acts. Growth in the Offeror's business is substantially dependent upon the adoption and implementation of regulations or requirements in the aviation security market, particularly in the United States, resulting in the use of advanced explosives detection systems, including trace particle detection equipment. The Offeror expects that a substantial portion of current and anticipated purchases of advanced detection equipment in the aviation security market will be made by the FAA with appropriated funds. In addition, growth in the Offeror's business will also be dependent on government purchases of its drug detection equipment for drug interdiction applications. A reduction of funding for security efforts or drug interdiction could materially and adversely affect the Offeror's business, financial condition and results of operations. There can be no assurance that funding for the purchase of such equipment will be continued or as to the level of such funding. A substantial amount of the funds appropriated to date have been and amounts appropriated in the future will continue to be used to purchase equipment utilizing other technologies, such as enhanced x-ray, CATSCAN and other bulk imaging technologies. Accordingly, there can be no assurance as to the amount that will ultimately be spent on the purchase of trace particle detection equipment or as to the number of The Offeror's products that will actually be purchased.

Dependence on FAA Order. To date, the Offeror has generated limited sales of its products. While the Offeror has now received a purchase order from the Federal Aviation Administration to purchase up to 200 of each of its ORION and ORION PLUS products, the FAA has only issued to date a firm order to purchase 35 of its ORION products and 15 of its ORION PLUS products and there is no obligation on the FAA to issue further firm orders. In the event that the FAA does not issue further substantial firm orders the Offeror's anticipated revenues will be materially adversely affected.

Dependence on Company's IEC Revenue, Product Line and Market Acceptance. Since April 13, 1995, the Offeror has derived its revenues primarily from its IEC division and the Offeror expects that such IEC revenues will continue to constitute a significant portion of its revenues over the short term. The failure by the Offeror to maintain revenues from IEC over the next year may have a material adverse effect on quarterly and annual results of operations. The Offeror expects that over time, it will derive substantially all of its revenues from the sale of its chemical detection product line, which is based on GC/IMS technology, and its future profitability is substantially dependent on the Offeror's ability to market its product line successfully. There can be no assurance that markets for GC/IMS technology will develop as the Offeror expects or that the Offeror will be able to capitalize on such market development. Similarly, there can be no assurance that any markets that do develop will be sustained. Se "Business of the Offeror - Sales and Marketing".

Dependence on New Product Development; Technological Advancement. The Offeror's and Scintrex's success is dependent upon their ability to continue to enhance its products and to develop and introduce in a timely manner new products that incorporate technological advances, keep pace with evolving industry standards and respond to changing customer requirements. If the Offeror and Scintrex are unable to develop and introduce new products or enhancements in a timely manner in response to changing market conditions or customer requirements, the Offeror's business, financial condition and results of operations would be materially and adversely affected. In addition, from time to time the Offeror or Scintrex or their present or potential competitors may announce new products, capabilities or technologies that have the potential to replace, shorten the life spans of, or render obsolete the Offeror's existing products. There can be no assurance that the Offeror will be successful in convincing potential customers that its products are superior to such other systems or products, that new systems with comparable or greater performance, lower prices and faster or equivalent throughput will not be introduced, or that, if such products are introduced, customers will not delay or cancel existing or future orders for the Offeror's products.

Ownership and Protection of Proprietary Technology. The Offeror relies on patent, trademark, copyright and trade secret laws, employee and third party non-disclosure agreements and other methods to protects its proprietary rights. The Offeror owns one patent, has one patent pending and has filed three provisional patents covering its technology. Also, certain of the technology used in the Offeror's product, which was developed by the Offeror, is owned by Research Corporation Technologies, Inc. and has been licensed back to the Offeror on an exclusive royalty-bearing basis. The patents related to this agreement expire between 2009 and 2013. See "Business of the Offeror - Patents and Proprietary Rights". There can be no assurance that any patents owned or licensed or pending or future patent applications will not be challenged, invalidated or circumvented or that rights granted under such patents will provide competitive advantages to the Offeror. Further, any inability of the Offeror to access license technologies could have a material adverse effect on the Offeror's business, financial condition and results of operations. In addition, there can be no assurances that the Offeror's trade secrets or non-disclosure agreements will provide meaningful protection of the Offeror's proprietary technology or that others will not independently develop similar technologies or duplicate any technology developed by the Offeror or that the Offeror's technology will not infringe patents or other proprietary rights of others.

Fluctuations in Operating Results. The Offeror's past operating results have been, and its future operating results will be, subject to fluctuations resulting from a number of factors, including: the timing and size of orders from, and shipments to, major customers; budgeting and purchasing cycles of its customers; delays in product shipments caused by customer requirements or the inability of customers to accept shipments; the timing of enhancements to the products by the Offeror or new products introduced by the Offeror or its competitors; changes in pricing policies by the Offeror, its competitors or suppliers, including possible decreases in average selling prices of the products in response to competitive pressures; the proportion of revenues derived from competitive bid processes; the mix between sales to domestic and international customers; market acceptance of enhanced versions of the products; the availability and cost of key components; the availability of manufacturing capacity; and fluctuations in general economic conditions. The Offeror also may choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities, all of which may have a material adverse effect on the Offeror's business, financial condition and results of operations. The Offeror's revenues in any period are derived from sales of its product lines to a limited number of customers and are generally recognized upon shipment. As a result, variations in the number of orders or the timing of shipments may cause the Offeror's quarterly and annual operating results to vary substantially.

   Moreover, although the Offeror's sales are not seasonal in nature, government agencies and certain other customers expend unused budgeted funds at the end of their respective fiscal years, causing the Offeror's sales to be higher during such periods. Because the Offeror generally recognizes substantially all of the revenue from a sale upon shipment, and because the recognition of revenue from the sale of relatively few products may substantially impact the Offeror's profitability during any period, the impact of these budgetary considerations on the delivery date of a relatively few units could significantly affect the Offeror's quarterly results and the predictability of such quarterly results.

Competition. The Offeror competes with other entities, including Barringer Technologies Inc. and Thermedics Detection Inc., both of which presently have significantly greater financial, marketing and other resources than the Offeror. Principal competitive factors include selectivity (the ability of an instrument to identify the presence of a particular substance), sensitivity (the ability of an instrument to detect small amounts of a particular substance), false alarm rate, speed of analysis, price, marketing and ease of use. There can be no assurance that the Offeror will be able to continue to compete successfully with its competitors or be able to compete with new market entrants or in new markets that may develop. The Offeror also competes for government expenditures with equipment manufacturers utilizing other types of detection technologies, such as InVision Technologies, Inc. and Vivid Technologies, Inc., including enhanced x-ray, CATSCAN and other bulk imaging technologies, as well as with manufacturers of other IMS equipment and manufacturers using other trace particle detection technologies. The Offeror also competes with the use of canines to locate the presence of explosives and drugs.

Lengthy Sales Cycle. The Offeror's sales process is often protracted due to the lengthy approval processes that typically accompany government expenditures. Typically, six to 12 months may elapse between a new customer's initial evaluation of the Offeror's products and the execution of a contract. As a result, significant resources may be directed by the Offeror to certain sales opportunities without ultimately obtaining an order from such customer. In addition, a delay or failure in obtaining large orders may have a material adverse effect on quarterly and annual results of operations. With respect to the forecast contained in this prospectus, the Offeror has made certain assumptions as to when orders will be produced and shipped, but from time to time customers of the Offeror have requested delaying delivery of orders because of changes to customer deployment schedules or for other reasons beyond the Offeror's control.

International Business; Risk of Change in Foreign Regulations; Fluctuations in Exchange Rates. The Offeror markets its products to customers outside of Canada and, accordingly, is exposed to the risks of international business operations, including unexpected changes in foreign and domestic regulatory requirements, possible foreign currency controls, uncertain ability to protect and utilize its intellectual property in foreign jurisdictions, currency exchange rate fluctuations or devaluations, tariffs o other barriers, difficulties in staffing and managing foreign operations, difficulties in obtaining and managing vendors and distributors and potentially negative tax consequences. International sales are subject to certain inherent risks including embargoes and other trade barriers, staffing and operating foreign sales and service operations and collecting accounts receivable. The Offeror is also subject to risks associated with regulations relating to the import and export of high technology products. The Offeror cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of the Offeror's products in the future will be implemented by the U.S. or any other country. There can be no assurance that any of these factors will not have a material adverse effect on the Offeror's business, financial condition and results of operations.

   A portion of the Offeror's revenues and expenses are denominated in foreign currencies. Fluctuations in currency exchange rates could adversely affect the Offeror's profitability and could cause the Offeror's products to become relatively more expensive to customers in a particular country, leading to fewer sales or reduced selling prices in that country. As a result, the Offeror is exposed to a certain degree of exchange rate risk. The Offeror generally does not hedge its foreign exchange exposure. There can be no assurance that the Offeror will not experience material losses in the future as a result of currency fluctuations or that any such losses will not have a material adverse effect on the Offeror's business, financial condition and results of operations.

   Finally, certain of the Offeror's products contain nuclear source materials and may require export permits and/or specific permits for entering into certain countries. Dependence on Limited Number of Suppliers. Certain key components used in the Offeror's products have been designed by the Offeror to its specifications and are currently purchased only from one or a limited number of suppliers. The Offeror currently does not have long-term agreements with these suppliers. Moreover, in view of the high cost of many of these components, the Offeror does not maintain significant inventories of some necessary components. If the Offeror's suppliers were to experience financial, operational, production or quality assurance difficulties, the supply of components to the Offeror would be reduced or interrupted. In the event that a supplier were to cease operations, discontinue a product or withhold supply for any reason, the Offeror might be unable to acquire certain components from alternative sources, to find alternative third-party manufacturers or sub-assemblers, or to obtain sufficient quantities of these components, which could result in delays or interruptions in product shipments, and could have a material adverse effect on the Offeror's business, financial condition and results of operations.

Ability to Manage Rapid Growth. The Offeror has rapidly expanded its business operations as a result of increased demand for its products, which has placed significant demands on the Offeror's manufacturing, management and working capital resources and operating, management and financial control systems. Failure to maintain needed resources or to enhance the Offeror's operating, management and financial control systems as and when necessary, or difficulties encountered during such enhancements, could have a material adverse effect on the Offeror's business, financial condition and results of operations. The Offeror's future growth also will depend on its ability to continue to improve and expand its engineering and technical resources and to attract, retain and motivate key personnel. The failure of the Offeror to increase its revenues sufficiently to compensate for increased expenses resulting from current or future expansion, or the Offeror's failure to otherwise adequately manage the growth of its business, would have a material adverse effect on the Offeror's business, financial condition and results of operations.

Limited Manufacturing Experience. To date, the Offeror has limited manufacturing experience as it has manufactured only on a prototype basis in limited quantities. The failure by the Offeror to cost-effectively manufacture or subcontract the manufacture of its product on a larger scale would have a material adverse effect on the Offeror's business, financial condition and results of operations.

History of Operating Losses; Cash Constraints. The Offeror sustained losses before other items and income taxes of $1.4 million and $0.2 million for the year ended December 31, 1996 and the year ended December 31, 1997, respectively. The Offeror used $3.4 million of cash in operations during the year ended December 31, 1997, as a result of the need for working capital to support operations. The Offeror's failure to generate positive operating cash flow or to maintain other sources of working capital could result in significant cash shortages that could have a material adverse effect on the Offeror's business, financial condition and results of operations.

Retention of and Dependence on Key Personnel. The Offeror's success will depend, in part, on its ability to retain the services of its key personnel, including management and scientific employees, who are and will continue to be instrumental in the development and management of the Offeror's business. The loss of the services of one or more of the Offeror's key employees could have a material adverse effect on the Offeror.

Warranty Claims. The Offeror generally provides a one-year parts and labor warranty on each of its products, although from time to time the Offeror has provided extended warranties. Although the Offeror has not experienced significant warranty claims, there can be no assurance that such claims will not increase as the Offeror's sales increase. Increased warranty claims could have a material adverse effect on the Offeror's business, financial condition and results of operations.

Product Liability. The Offeror currently does not maintain product liability insurance. The Offeror believes that, as it distributes more products into the marketplace and expands its product lines, its exposure to potential product liability claims and litigation may increase. In particular, the failure of a Offeror product to detect an explosive could result in a significant claim against the Offeror. The cost of defending and the negative publicity surrounding such a claim and any adverse determination could have a material adverse effect on the Offeror's business, financial condition and results of operations.

Dependence on Resellers and Distributors. The Offeror expects that sales of its chemical detection products will depend significantly on its relationships with certain resellers and distributors, some of whom have exclusive distribution rights in respect of the Offeror's products within certain territories. The success of the Offeror will therefore be dependent in large part on its ability to maintain its relationships with its existing resellers and distributors as well as its ability to develop additional relationships. In addition, success is also dependent on the performance of such resellers and distributors which is not within the Offeror's control. The granting by the Offeror of exclusive distribution rights in respect of its products within certain territories may preclude the Offeror from selling, either directly or through any other reseller or distributor, to customers in such territory, which could result in lost sales opportunities where the customer is unable or unwilling to purchase from the exclusive reseller or distributor in such territory. The loss of any existing distributor or the inability to develop additional relationships with other resellers and distributors could have a material adverse effect on the Offeror's business, financial condition and results of operation. The majority of the agreements with resellers and distributors are terminable on short notice.

20.  Auditors, Transfer Agent and Registrar

   The auditors of the Offeror are KPMG, Chartered Accountants, 45 O'Connor Street, Ottawa, Ontario. CIBC Mellon Trust Offeror at its principal stock transfer office in the City of Toronto is the transfer agent and registrar of the Offeror.

                        The Depositary for the Offer is:

                            CIBC MELLON TRUST COMPANY

         FOR DELIVERY BY COURIER, HAND, MAIL OR FACSIMILE TRANSMISSION:


                              By Courier or by Hand
                             (prior to May 4, 1998)


                                Special Projects
                              393 University Avenue
                                   Lower Level
                                Toronto, Ontario
                                     M5G 2M7


                              By Courier or by Hand
                            (on or after May 4, 1998)


                                Special Projects
                                 199 Bay Street
                               Commerce Court West
                                Securities Level
                                Toronto, Ontario
                                     M5L 1G9
                            Attention: Courier Window


                                     By Mail
                      (at any time Shares may be deposited
                         under the terms of this Offer)


                                  P.O. Box 1036
                         Adelaide Street Postal Station
                                Toronto, Ontario
                                     M5C 2K4


                               Tel: (416) 643-5500
                                 1-800-387-0825
                               Fax: (416) 813-4646


                      The Dealer Manager for the Offer is:

                             YORKTON SECURITIES INC.

                               Tel: (416) 864-3500
                               Fax: (416) 864-9509

   Any questions and requests for assistance may be directed by holders of Shares to the Depositary or the Dealer Manager at their respective telephone numbers and locations set out above.